Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS ([***]), HAS BEEN OMITTED BECAUSE

THE INFORMATION (I) IS NOT MATERIAL AND

(II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

ASSET PURCHASE AGREEMENT
BY AND AMONG
ELI LILLY AND COMPANY,
AMPHASTAR MEDICATION CO., LLC,
AND
Amphastar Pharmaceuticals, Inc.
DATED AS OF
APRIL 21, 2023

TABLE OF CONTENTS

Page

Article I DEFINITIONS1

Section 1.1 Definitions1

Article II SALE AND PURCHASE OF TRANSFERRED ASSETS18

Section 2.1 Purchase and Sale of Assets18

Section 2.2 Transferred Assets; Excluded Assets18

Section 2.3 Assumption of Certain Liabilities and Obligations22

Section 2.4 Assignment of Certain Transferred Assets24

Section 2.5 Additional Transferred Contracts25

Article III PURCHASE PRICE25

Section 3.1 Purchase Price25

Section 3.2 Earnout Consideration25

Section 3.3 Deferred Payment30

Section 3.4 Allocation of Purchase Price31

Section 3.5 Withholding Taxes32

Article IV THE CLOSING33

Section 4.1 Closing Date33

Section 4.2 Closing Deliveries by Seller33

Section 4.3 Closing Deliveries by Buyer33

Article V REPRESENTATIONS AND WARRANTIES OF SELLER34

Section 5.1 Seller Organization; Good Standing34

Section 5.2 Authority; Enforceability34

Section 5.3 No Conflicts35

Section 5.4 Consents and Approvals35

Section 5.5 Title to Transferred Assets35

Section 5.6 Business Financials36

Section 5.7 Litigation36

Section 5.8 Compliance with Laws36

Section 5.9 Absence of Certain Developments.37

Section 5.10 Regulatory Approvals37

Section 5.11 Compliance with Health Care Laws37

Section 5.12 Product Liability40

Section 5.13 Anti-Corruption Laws41

Section 5.14 Brokers41

Section 5.15 Permits41

Section 5.16 Taxes41

Section 5.17 Intellectual Property42

Section 5.18 Privacy; Data Processing; Security44

Section 5.19 Material Business Contracts44

Section 5.20 Customers and Suppliers46

Section 5.21 Employee Matters47

Section 5.22 Inventory47

Section 5.23 Complete Copies of Materials47

Section 5.24 Transferred Personal Property47

Section 5.25 Restrictions on Business Activities47

Section 5.26 No Other Representations47

Article VI REPRESENTATIONS AND WARRANTIES OF BUYER48

Section 6.1 Buyer’s Organization; Good Standing48

Section 6.2 Authority; Enforceability49

Section 6.3 No Conflicts49

Section 6.4 Consents and Approvals49

Section 6.5 Compliance with Laws49

Section 6.6 Litigation50

Section 6.7 Brokers50

Section 6.8 Solvency50

Section 6.9 Reserved50

Section 6.10 Financing50

Section 6.11 Investigation52

Section 6.12 Disclaimer of Other Representations and Warranties52

Article VII CERTAIN COVENANTS AND AGREEMENTS53

Section 7.1 Conduct of Business Prior to the Closing53

Section 7.2 Access to Information55

Section 7.3 Customers, Payors, Insurers, Distributors, Manufacturers, Licensors and Suppliers56

Section 7.4 Confidentiality56

Section 7.5 Insurance57

Section 7.6 Regulatory and Other Authorizations; Consents58

Section 7.7 Third Party Consents60

Section 7.8 Non-Solicitation; Non-Hire61

Section 7.9 Seller Non-Competition61

Article VIII ADDITIONAL COVENANTS AND AGREEMENTS62

Section 8.1 Access62

Section 8.2 Books and Records63

Section 8.3 Transfer and Assumption of Regulatory Approvals63

Section 8.4 Certain Tax Matters63

Section 8.5 Further Assurances65

Section 8.6 No Setoff65

Section 8.7 Payments65

Section 8.8 Required Business Financials66

Section 8.9 Financing and Financing Cooperation67

Article IX CONDITIONS PRECEDENT71

Section 9.1 Conditions to Each Party’s Obligations71

Section 9.2 Conditions to Obligations of Buyer71

Section 9.3 Conditions to the Obligations of Seller72

Section 9.4 Frustration of Closing Conditions73

Article X TERMINATION, AMENDMENT AND WAIVER73

Section 10.1 Termination73

Section 10.2 Notice of Termination74

Section 10.3 Effect of Termination74

Section 10.4 Event of Termination75

Article XI INDEMNIFICATION75

Section 11.1 Survival75

Section 11.2 Indemnification by Seller76

Section 11.3 Indemnification by Buyer76

Section 11.4 Limitations77

Section 11.5 Procedure79

Section 11.6 Tax Treatment of Indemnification Payments81

Section 11.7 Mitigation81

Section 11.8 Right to Satisfy Indemnification Claims81

Article XII GENERAL PROVISIONS81

Section 12.1 Expenses81

Section 12.2 Notices81

Section 12.3 Public Announcements82

Section 12.4 Severability83

Section 12.5 Counterparts83

Section 12.6 Entire Agreement83

Section 12.7 Assignment84

Section 12.8 No Third-Party Beneficiaries; Financing Source Liability84

Section 12.9 Amendment; Waiver84

Section 12.10 Schedules85

Section 12.11 Governing Law; Submission to Jurisdiction85

Section 12.12 Specific Performance87

Section 12.13 Rules of Construction87

Section 12.14 Privilege88

Section 12.15 Guarantee88

Section 12.16 Non-Recourse to Financing Sources89

EXHIBITS

Exhibit ABill of Sale and Assignment and Assumption Agreement

Exhibit BIntellectual Property License Agreement

Exhibit CIP Assignment Agreement

Exhibit DManufacturing Services Agreement

Exhibit ELocemia Assumption Agreement

Exhibit FTransition Services Agreement

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of April 21, 2023, is made by and among Amphastar Medication Co., LLC, a Delaware limited liability company (“Buyer”), Eli Lilly and Company, an Indiana corporation (“Seller”), and, solely for the purpose of Section 7.6 and Section 12.15 (and any provision of Article I or Article XII to give effect thereto), Amphastar Pharmaceuticals, Inc., a Delaware corporation (“Buyer Guarantor”).

WHEREAS, Seller sells the pharmaceutical product that currently is marketed for sale to consumers under the trademark BAQSIMI®, and in connection therewith, operates the Business; and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller the Transferred Assets and assume the Assumed Liabilities, in each case, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

Article I
DEFINITIONS
Section 1.1Definitions.  As used in this Agreement, the following terms have the meanings set forth below:

“Accounting Firm” has the meaning set forth in Section 3.2(k).

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by or is under common control with such Person (and for this purpose, the term control means the power to direct the management and policies of a Person (directly or indirectly), whether through ownership of voting securities, by Contract or otherwise (and the terms controlling and controlled have meanings correlative to the foregoing)).

“Aggregate Net Sales Earnout” has the meaning set forth in Section 3.2(c).

“Aggregate Net Sales Milestone” has the meaning set forth in Section 3.2(c).

“Agreement” has the meaning set forth in the preamble.

“Allocation” means an allocation of the Purchase Price and the absolute value of the Assumed Liabilities among the Transferred Assets prepared by Seller in accordance with Section 1060 of the Code and the Treasury Regulations thereunder.

“Allocation Statement” has the meaning set forth in Section 3.4(a).

“Ancillary Agreements” means the Bill of Sale and Assignment and Assumption Agreement, the IP Assignment Agreement, the Manufacturing Services Agreement, the Locemia

Assumption Agreement, the Transition Services Agreement, the Confidentiality Agreement, the Intellectual Property License Agreement and the other documents, instruments, exhibits, annexes, schedules or certificates contemplated hereby and thereby.

“Annual Net Sales Earnout” has the meaning set forth in Section 3.2(b).

“Annual Net Sales Milestone” has the meaning set forth in Section 3.2(b).

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act and similar anti-corruption or anti-bribery laws of any other jurisdiction (national, state or local) where Seller operates concerning or relating to public sector or private sector bribery or corruption and applicable to the Historical Business or the Product.

“Assumed Liabilities” has the meaning set forth in Section 2.3(a).

“Audit” has the meaning set forth in Section 8.8(a).

“Audit Firm” has the meaning set forth in Section 8.8(a).

“Bill of Sale and Assignment and Assumption Agreement” means the Bill of Sale and Assignment and Assumption Agreement, in the form attached hereto as Exhibit A.

“Business” means any and all of the following activities as conducted by Seller or any of its Subsidiaries, as of the date hereof or as of the Closing Date, with respect to the Product:  development, manufacturing, researching (including non-clinical and clinical research), testing, and commercialization (including marketing, promotion, pricing, selling, importing and exporting).

“Business Counterparties” has the meaning set forth in Section 7.3.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York City, New York or Indianapolis, Indiana are permitted or required to close by applicable Law.

“Business Financials” has the meaning set forth in Section 5.6.

“Business Sale” has the meaning set forth in Section 12.7.

“Buyer” has the meaning set forth in the preamble.

“Buyer Business” means any and all of the following activities as conducted by or on behalf of Buyer or any of its Affiliates, following the Closing, with respect to the Product:  development, manufacturing, researching (including non-clinical and clinical research), testing, and commercialization (including marketing, promotion, pricing, selling, importing and exporting).

“Buyer Credit Agreement” has the meaning set forth in Section 3.2(l).

“Buyer Fundamental Representations” means the representations and warranties made in Section 6.1 (Buyer’s Organization; Good Standing), Section 6.2 (Authority; Enforceability) and Section 6.7 (Brokers).

“Buyer Guarantor” has the meaning set forth in the preamble.

“Buyer Indemnified Parties” has the meaning set forth in Section 11.2.

“Buyer Officer’s Certificate” has the meaning set forth in Section 9.3(c).

“Closing” and “Closing Date” have the respective meanings set forth in Section 4.1.

“Closing Payment” has the meaning set forth in Section 3.1.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means, with respect to performance by or on behalf of Buyer or any of its Affiliates of any applicable activities hereunder with respect to the Product or any other Milestone Product, the expenditure of efforts and resources consistent with those expended by a similarly situated pharmaceutical company (taken as a whole and after giving effect to the transactions contemplated by this Agreement) to develop, manufacture, commercialize, sell and otherwise exploit pharmaceutical products owned by such company or to which such company has exclusive rights and that are at a similar stage of development or product life and with similar market potential taking into account issues of safety and efficacy, the competitiveness of third-party products in development and in the marketplace, the proprietary position of the product (including with respect to patent or regulatory exclusivity), the regulatory approval status and the profitability of the applicable product, and other relevant legal, medical or commercial factors, in each case, without taking into account the requirement to make any payment under this Agreement with respect to the Earnout Consideration.  Commercially Reasonable Efforts does not require that Buyer or any of its Affiliates develop, manufacture, commercialize, or sell Buyer Guarantor’s injectable glucagon product in an identical manner as the Product, so long as the efforts used and employed to develop, manufacture, commercialize, sell and otherwise exploit the Product is at least comparable in the aggregate to the efforts used with respect to Buyer Guarantor’s injectable glucagon product, taking into account the factors set forth in the preceding sentence.

“Commitment Letter” has the meaning set forth in Section 6.10(a).

“Confidentiality Agreement” has the meaning set forth in Section 7.4.

“Contract” means any legally binding contract, agreement, instrument, license, lease, or understanding of any kind to which a Person is a party to or by which a Person or its assets is bound, whether oral or written, together with amendments, supplements and other modifications thereto.

“Contract Year” means the twelve (12) consecutive calendar months period starting on the first day of the first calendar month following the Closing Date (unless the Closing Date occurs on the first day of a calendar month, in which case the twelve (12) consecutive calendar months period shall start on the Closing Date) and each subsequent twelve (12) consecutive calendar month period commencing on the anniversary of such date.

“Control” means, with respect to any asset or property, including Intellectual Property, a Person’s possession, whether by ownership, license, or otherwise, of the legal right to grant the right to access or use, or to grant a license or a sublicense to, such asset or property, including Intellectual Property, without violating the rights of any Third Party or any terms of any Contract between such Person (or any of its Affiliates) and any Third Party, or any applicable Law.

“Controlling Party” has the meaning set forth in Section 11.5(b).

“Copyright” means rights in works of authorship (including advertisements and publications), copyrights (including in software), and database rights.

“Covered Material Contracts” has the meaning set forth in Section 5.19(b).

“COVID-19” means COVID-19 or SARS-COV-2, including any future resurgence, evolutions, mutations or variants thereof and/or any related or associated disease outbreaks, epidemics and/or pandemics.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, safety or similar Law, binding directive or guidelines promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including any Law passed by any Governmental Authority in response to COVID-19.

“Data Room” means the electronic data room entitled “Brockhouse”, hosted by Datasite and located at https://datasite.com.

“De Minimis Threshold” has the meaning set forth in Section 11.4(e).

“Debt Commitment Letter” has the meaning set forth in Section 6.10(a).

“Debt Financing Parties” has the meaning set forth in Section 8.9(a).

“Deductible” has the meaning set forth in Section 11.4(e).

“Deferred Payment” has the meaning set forth in Section 3.3(a).

“Definitive Financing Agreements” has the meaning set forth in Section 8.9(a).

“Demo Version” means the demonstration version of the device relating to the Product that is provided by Seller or any of its Subsidiaries to Third Parties for training purposes.

“Direct Claim” has the meaning set forth in Section 11.5(d).

“Earnout Consideration” means the Annual Net Sales Earnouts and the Aggregate Net Sales Earnout.

“Earnout Consideration Dispute Notice” has the meaning set forth in Section 3.2(j).

“Earnout Dispute Period” has the meaning set forth in Section 3.2(j).

“Earnout Expiration Date” has the meaning set forth in Section 3.2(a).

“Employee” means any current or former employee, consultant or director of Seller or any of its Subsidiaries.

“Employee Benefit Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is maintained, contributed to, or required to be contributed to, by Seller or any of its Subsidiaries for the benefit of any Employee, or with respect to which Seller or any of its Subsidiaries has any liability or obligation, and, in each case, other than any such plan or arrangement maintained or to which contributions are required by any Governmental Authority.

“Employment Agreement” means each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, contract or understanding between Seller or any of its Subsidiaries and any Employee.

“Employment Liabilities” means any and all Liabilities of any kind relating to any Employee Benefit Plan, Employment Agreement or otherwise relating to an Employee and his or her employment with Seller or any of its Subsidiaries.

“Encumbrance” means any mortgage, charge, lien, license, claim, option, right of first refusal, first offer or first negotiation, security interest, easement, right of way, pledge or encumbrance of any kind or character whatsoever.

“Enforceability Exceptions” has the meaning set forth in Section 5.2.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Actions” has the meaning set forth in Section 2.2(b)(xii).

“Excluded Assets” has the meaning set forth in Section 2.2(b).

“Excluded Liabilities” has the meaning set forth in Section 2.3(b).

“Excluded Taxes” means without duplication, (a) all Taxes of Seller and its Subsidiaries for any Tax period, (b) all Taxes relating to the Historical Business, the Transferred Assets or the Assumed Liabilities for any Pre-Closing Tax Period (determined in the case of a Proration Period in accordance with Section 8.4(b)) and (c) Seller’s allocable share of Transfer Taxes pursuant to Section 8.4(a).

“Exhibits” means, collectively, the Exhibits referred to throughout this Agreement.

“Expiration Date” has the meaning set forth in Section 11.1.

“FDA” means the U.S. Food and Drug Administration.

“Fee Letters” has the meaning set forth in Section 6.10(a).

“Financing” means the debt financing incurred or intended to be incurred pursuant to the Commitment Letter, including the borrowing of loans contemplated by the Commitment Letter.

“Financing Conditions” has the meaning set forth in Section 6.10(a).

“Financing Sources” means the agents, arrangers, lenders and other entities that have committed to provide or arrange the Financing, including the parties to the Commitment Letter or any related engagement letter in respect of the Financing or to any joinder agreements, credit agreements, indentures, notes, purchase agreements or other agreements entered pursuant thereto, together with their Affiliates’ and their and their Affiliates’ current, former or future officers, directors, employees, partners, trustees, shareholders, equityholders, managers, members, limited partners, controlling persons, agents and Representatives of each of them and the successors and assigns of the foregoing Persons (but in each case excluding Buyer and any of its Affiliates), in each case, in their capacities as such.

“Fraud” means an act, committed by a Party in relation to this Agreement or the transactions contemplated by this Agreement, with intent to deceive another Party, or to induce such other Party to enter into this Agreement and requires: (a) a false representation in Article V or Article VI of this Agreement, (b) actual knowledge that such representation is false or the Person making such representation believes it is false, (c) the intention to induce the other Person to whom such representation is made to enter into this Agreement or otherwise act or refrain from acting in reliance upon it, (d) causing that other Person, in reliance upon such false representation to enter into this Agreement or otherwise take or refrain from taking action and (e) causing such other Person to suffer damage by reason of such reliance.  For the avoidance of doubt, “Fraud” does not include, and no claim may be made by any Person in relation to this Agreement or the transactions contemplated by this Agreement for, constructive fraud or other claims based on constructive knowledge, negligence, recklessness, misrepresentation, equitable fraud or similar theories.

“General Cap” has the meaning set forth in Section 11.4(a)(i).

“Governmental Authority” means any supra-national, federal, foreign, national, state, county, local, municipal or other governmental, regulatory or administrative authority, agency, commission or other instrumentality, any court, tribunal or arbitral body with competent jurisdiction.

“Governmental Official” means any (a) officer, agent, or employee of a Governmental Authority, (b) person acting in an official capacity for or on behalf of a Governmental Authority, (c) candidate for government or political office, (d) director, officer, employee or agent of a government-owned or mixed-capital company or (e) member of a royal family.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by any Governmental Authority.

“Guaranteed Obligations” has the meaning set forth in Section 12.15.

“Health Care Laws” means all health care Laws applicable to the Product or the Historical Business, including research (including non-clinical and clinical research), development, testing, production, processing, manufacture, packaging, transfer, storage, distribution, approval, labeling, marketing, promotion, pricing, selling, importing, or exporting of the Product or any drug substance, active ingredient, delivery device or component thereof, including licensing, accreditation, and certification, establishment registration, product listing, good manufacturing practices, record-keeping, adverse event reporting, reporting of corrections, removals, and recalls, reimbursement and sale of Product, including: the Federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); any criminal laws relating to health care fraud and abuse, including to 18 U.S.C. Sections 286 and 287 and the health care fraud criminal provisions under HIPAA; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusion Statute, 42 U.S.C. § 1320a-7; HIPAA; the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §§ 301 et seq. and applicable implementing regulations and final guidance issued by the FDA (collectively, the “FDCA”), including those requirements relating to current good manufacturing practices, good laboratory practices, good clinical practices and investigational use; the Public Health Service Act, 42 U.S.C. §§ 201 et seq.; the Federal Trade Commission Act; the Controlled Substances Act; the Patient Protection and Affordable Care Act, Pub. L. 111-148, as amended by the Health Care and Education Reconciliation Act of 2010, Pub. L. 111-152; Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395lll (Medicare); Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-5 (Medicaid); 10 U.S.C. § 1071 et seq (TRICARE); the Sunshine Act, 42 U.S.C. § 1320a-7h, and similar state and foreign laws related to transparency and reporting of payments and transfers of value to healthcare professionals and teaching hospitals; all implementing rules and regulations promulgated pursuant to the foregoing laws; and similar foreign, federal, state and local laws and regulations.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009), as the same may be amended, modified or supplemented from time to time and any successor statute thereto, and together with any and all Laws promulgated from time to time thereunder.

“Historical Business” means any and all of the following activities as conducted by Seller or any of its Subsidiaries historically, as of the date hereof or as of the Closing (unless the relevant provision of this Agreement expressly refers to the conduct of the Historical Business at some other specific time, in which case “Historical Business” shall refer to such business as conducted by Seller or any of its Subsidiaries at such time), with respect to the Product:  development, manufacturing, researching (including non-clinical and clinical research), testing, and commercialization (including marketing, promotion, pricing, selling, importing and exporting).

“Historical Business Financials” has the meaning set forth in Section 8.8(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“IND” means an investigational new drug application or clinical trial application filed in accordance with 21 C.F.R. Part 312, as amended, with the FDA or any comparable foreign Governmental Authority, including all documents, data and other information concerning the applicable drug that are contained in such application.

“Indemnified Party” has the meaning set forth in Section 11.5(a).

“Indemnifying Party” has the meaning set forth in Section 11.5(a).

“Industry Codes” means all applicable rules of non-governmental bodies such as pharmaceutical industry trade associations and self-regulatory organizations that are generally accepted as “good practice” within the research based pharmaceutical industry, including those relating to good marketing practices and the relationship of pharmaceutical companies with health care providers and patients.

“Intellectual Property” means (a) Patents; (b) Know-How; (c) Trademarks and Domain Names and (d) Copyrights.

“Intellectual Property License Agreement” means the Intellectual Property License Agreement, in the form attached hereto as Exhibit B.

“Internal Compliance Codes” means Seller’s internal policies and procedures intended to ensure that the Seller complies with applicable Laws, Industry Codes, and Seller’s internal ethical, medical and similar standards.

“IP Assignment Agreement” means the IP assignment agreement, in the form attached hereto as Exhibit C.

“Know-How” means all technical information, know-how and data, including inventions (whether patentable or not), patent disclosures, discoveries, trade secrets, specifications, instructions, processes and formulae, including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical, safety, quality control, preclinical and clinical data.

“Knowledge” of Seller means all such facts, circumstances or other information of which the applicable Person set forth on Section 1.1(a) of the Seller Schedules is actually aware after having performed a reasonable inquiry of such Person’s direct reports.

“Law” means any applicable law, judgment, order, decree, statute, ordinance, rule, code, regulation, directive or other requirement or rule of law enacted, issued or promulgated by any Governmental Authority.

“Liability” means any debt, liability, claim, expense, commitment, duty, cost, fee, loss, damage, guarantee, endorsement or obligation of whatever kind, whether direct or indirect, accrued or fixed, absolute or contingent, matured or not, known or unknown, asserted or unasserted, liquidated or unliquidated, incurred or consequential, due or to become due, on or off balance sheet or determined or determinable (including liabilities as guarantor or otherwise with respect to obligations of others, and contingent liabilities, regardless of whether claims in respect thereof have been asserted), including those arising under any Contract, applicable Law or Proceeding, accounts payable and royalties payable.

“Locemia Assumption Agreement” means the Locemia Assumption Agreement, in the form attached hereto as Exhibit E.

“Locemia Purchase Agreement” means that certain Asset Purchase Agreement, dated as of October 9, 2015, by and between Locemia Solutions ULC and Seller, including any amendments, supplements and other modifications thereto.

“Losses” means any and all damages, losses, liabilities, judgments, Taxes, penalties, costs and expenses (including reasonable out-of-pocket legal fees and expenses incurred in investigating, defending against, settling and/or prosecuting any of the foregoing); provided, that “Losses” shall not include (i) any diminution in value, punitive or exemplary damages, in each case except to the extent such damages are determined to be payable to a Third Party in a final non-appealable judgment by a Governmental Authority made with respect to such Third Party’s claim, or (ii) damages calculated on multiples of earnings or other similar metric approaches.

“Manufacturing Services Agreement” means that Manufacturing Services Agreement to be entered into at the Closing, substantially in the form attached hereto as Exhibit D, with such changes as may be mutually agreed upon between the parties hereto.

“Material Adverse Effect” means any event, development, occurrence, change or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the Transferred Assets or the financial condition, assets, liabilities or results of operations of the Business, taken as a whole; provided, however, that any event, development, change or effect arising out of, resulting from or attributable to (a) any event, development, occurrence or change or series of events, developments, occurrences or changes affecting (i) the U.S. (or any other country or jurisdiction in which the Business operates or in which products or services of the Business are used or distributed) economy or the global economy generally or capital, financial, banking, credit or securities markets generally, including changes in interest or exchange rates, (ii) political conditions generally of the U.S. or any other country or jurisdiction in which the Business operates or in which products or services of the Business are used or distributed or (iii) any industry generally in which the Business operates or in which products or services of the Business are used or distributed, (b) the negotiation, pendency, announcement or consummation of the transactions contemplated by, or the performance of obligations under, this Agreement or any other Transaction Agreement, including adverse effects related to (i) the identity of Buyer or its Affiliates, (ii) threatened or actual loss of, or disruption in, any customer, employee or landlord relationships or (iii) loss of any personnel, (c) any changes in applicable Law or U.S. GAAP, or accounting principles, practices or policies that Seller required to adopt, or the enforcement or interpretation thereof, (d) actions taken or omitted following the date hereof at the written request or with the written consent of Buyer, or taken by Buyer or its Affiliates with respect to the transactions contemplated hereby, (e) the occurrence of any act of God or other calamity or force majeure events (whether or not declared as such), including any strike, labor dispute, civil disturbance, embargo, pandemic (including the COVID-19 pandemic, and any future resurgence, or evolutions or mutations, of COVID-19 or related disease outbreaks, epidemics or pandemics), natural disaster, fire, flood, hurricane, tornado, or other similar weather event, (f) any hostilities, acts of war (whether or not declared), sabotage, terrorism, military actions, cyber-attacks or malware attacks or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism, military actions, or cyber-attacks or malware attacks, (g) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (provided, that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded) or (h) Excluded Assets or Excluded Liabilities shall not, in any such case, either alone or in combination constitute or be deemed to contribute to a Material Adverse Effect, and otherwise shall not be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur; provided, further, that, in the case of clauses (a), (c), (e) or (f), the event, development, occurrence, change or effect referred to therein does not disproportionately adversely affect the Transferred Assets or the Business, taken as a whole, as compared to other comparable companies in the industries in which the Business operates (in which case only the incremental disproportionate adverse effect may be taken into account in determining whether a Material Adverse Effect has occurred).

“Material Business Contracts” has the meaning set forth in Section 5.19(a).

“Milestone Event” means an Annual Net Sales Milestone or the Aggregate Net Sales Milestone.

“Milestone Payment Date” has the meaning set forth in Section 3.2(d).

“Milestone Product” means (a) any product consisting of a formulation containing glucagon for nasal administration (including the Product), (b) any reformulation, improvement, enhancement, combination, refinement, supplement, or modification of or to any of the foregoing products in (a) (including any change, modification, or improvement to or replacement of the delivery device) ((a) and (b), collectively, the “Nasal Glucagon Products”), in each case of this clause (b) containing glucagon for nasal administration, and (c), solely for determining Net Sales with respect to the Earnout Consideration, any Other Milestone Product.

“NDA” means a new drug application for a drug submitted in accordance with 505(b) of the FDCA and 21 C.F.R. Part 314, and all amendments and supplements, including all documents, non-clinical and clinical data, chemistry, manufacturing and control information, reports, submissions, communications with any Regulatory Authority, and other information concerning the applicable drug and contained within or referenced by the new drug application in the U.S., and any comparable marketing application submitted to any comparable foreign Governmental Authority, and all amendments and supplements thereto.

“Net Sales” means the gross amount invoiced by a Product Party to any other Person for a Milestone Product (or a combination product containing a Milestone Product) in the Territory less the following items (but only to the extent attributable to a Milestone Product and to the extent actually incurred, given, accrued or specifically allocated for): (a) trade, quantity and cash discounts allowed; (b) discounts, refunds, rebates, chargebacks, retroactive price adjustments (including adjustments arising from consumer discount programs or other similar programs), and any other similar allowances or adjustments which effectively reduce the net selling price of a Milestone Product, (c) Milestone Product returns and allowances, (d) wholesaler distribution fees, and (e) any other customary adjustments in accordance with U.S. GAAP as generally and consistently applied by Buyer Guarantor in the preparation of its financial statements filed with the SEC to determine “net sales.”

With respect to a particular country and reporting period, if any Milestone Product is sold as part of a combination product with any other active ingredient(s), then the Parties will determine in good faith the appropriate allocation percentage of Net Sales of the combination product to the applicable Milestone Product (by determining the relative value of the Milestone Product to the combination product) for the purposes of calculating any Earnout Consideration (and agreement to such determination will not be unreasonably withheld by either Party).  For greater certainty, (x) the combination of the Product with any device(s) or other functional component(s) shall not be deemed a sale of a combination product and (y) the Product is not a combination product.

Such amounts shall be determined from the books and records of the Product Parties maintained in accordance with U.S. GAAP consistently applied.  Buyer further agrees in determining such amounts, it will use Buyer’s then-current standard procedures and methodology, including Buyer’s then-current standard exchange rate methodology for the translation of foreign currency sales into U.S. Dollars.  Notwithstanding the foregoing, for any Product Party that is not Buyer or its Affiliates, such books and records may be maintained in accordance with the accounting standards, consistently applied, of such Product Party, and Buyer’s determinations of such amounts may be made based on reports provided by such Product Party to Buyer.

Sales or commercial dispositions of Milestone Products between or among Product Parties and their Affiliates shall be excluded from the computation of Net Sales (except where such Product Parties or Affiliates are end users of a Milestone Product), but Net Sales shall include the subsequent final sales to Third Parties by Product Parties or their Affiliates.  Notwithstanding the foregoing, if a Milestone Product is sold or otherwise commercially disposed of for consideration other than cash or in a transaction that is not at arm’s length between buyer and seller, then the gross amount to be included in the calculation of Net Sales shall be the amount that would have been invoiced had the transaction been conducted at arm’s length and for cash.  Such amount that would have been invoiced shall be determined, wherever possible, by reference to the average selling price of a Milestone Product in arm’s length transactions in the relevant country.  For the avoidance of doubt, (i) any royalties owed by the Product Parties to Third Parties resulting from sales of Milestone Products shall not be a deduction from the gross amount invoiced in the calculation of Net Sales as described in the first sentence of this definition (and for the further avoidance of doubt, Seller shall not be required to share with or reimburse Buyer for any royalties or other payments payable by the Product Parties to Third Parties, which shall be borne entirely by Buyer) and (ii) costs and Liabilities associated with any claim that a Milestone Product does not comply with all applicable Laws with respect to all Milestone Products sold after the Closing Date shall not be a deduction from the gross amount invoiced in the calculation of Net Sales as described in the first sentence of this definition.  In no event shall any particular amount of deduction identified above be deducted more than once in calculating Net Sales (i.e., no “double counting” of deductions).

Without limiting the foregoing, the definition of “Net Sales” shall also include, for purposes of this Agreement, the “Net Sales” (as defined in Exhibit B (Net Economic Benefit) to the Transition Services Agreement) of Seller or any of its Affiliates or any contractor or agent acting on behalf of Seller or any of its Affiliates.

“Non-Controlling Party” has the meaning set forth in Section 11.5(b).

“Non-Transferable Asset” has the meaning set forth in Section 2.4(a).

“Other Milestone Product” means any product (other than a Nasal Glucagon Product) that (a) infringes a valid claim of a Patent included in the definition of Seller Product Intellectual Property or (b) is manufactured using any Restricted Manufacturing Know-How. The Parties agree that none of Buyer’s products as of the Closing Date, whether in clinical development or commercialization stage, are Other Milestone Products until and unless such product infringes a valid claim of a Buyer Licensed Patent (as defined in the Intellectual Property License Agreement) or is manufactured using the Restricted Manufacturing Know-How.

“Outside Date” has the meaning set forth in Section 10.1(d).

“Party” or “Parties” means Buyer and Seller, and solely for the purpose of Section 7.6 and Section 12.15 (and any provision of Article I or Article XII to give effect thereto), Buyer Guarantor.

“Patents” means patents and patent applications, including any utility models and design patents, and any continuations, continuations-in-part, divisionals, substitutions, reexaminations, reissues, registrations, corrections, additions, confirmation patents, revivals, or any similar modifications of any such patents, and any extensions or restorations of such patents, and any equivalent rights, whether domestic, international, or foreign.

“Permits” means all consents, approvals, authorizations, certificates, filings, notices, permits, concessions, registrations, franchises, licenses or rights of or issued by any Regulatory Authority or other Governmental Authority, including Regulatory Approvals.

“Permitted Business Transfer” has the meaning set forth in Section 3.2(m).

“Permitted Encumbrances” means: (a) Encumbrances for Taxes, assessments and charges or levies of any Governmental Authority not yet due and payable or that may thereafter be paid without penalty or that are being contested in good faith; (b) Encumbrances imposed by statutory or common law materialmen’s, mechanics’, carriers’, workmens’ and repairmen’s liens and transfer restrictions imposed by national, federal or state securities laws; (c) Encumbrances imposed in the ordinary course of business that are not yet due and payable or that may thereafter be paid without penalty or that are being contested in good faith; (d) pledges or deposits to secure obligations under applicable Law to secure public or statutory obligations; (e) liens, title retention arrangements or deposits to secure the performance of bids, trade contracts (other than for borrowed money), conditional sales contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (f) non-exclusive licenses of Intellectual Property granted by Seller or its Subsidiaries to a service provider or supplier in the ordinary course of business and (g) other Encumbrances that do not impair, and are not reasonably expected to impair, the continued use and operation of the assets to which they relate in the conduct of the Business or the Buyer Business in any material respect.

“Permitted License” has the meaning set forth in Section 3.2(m).

“Permitted Licensee” has the meaning set forth in Section 3.2(m).

“Permitted Transferee” has the meaning set forth in Section 3.2(m).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, business association, organization, Governmental Authority or other entity.

“Personal Information” means, in addition to any definition for any similar term (e.g., “personal data” or “personally identifiable information”) provided by applicable Laws, all information that identifies, could be used to identify or is otherwise associated with an individual person (including employees), whether or not such information is directly associated with an identified individual person.  For the avoidance of doubt, the definition of “Personal Information” does not include “protected health information,” as defined in HIPAA (as defined herein).

“Post-Closing Audit” has the meaning set forth in Section 8.8(b).

“Post-Closing Business Financials” has the meaning set forth in Section 8.8(b).

“Pre-Closing Tax Period” means (a) any taxable period ending on or before the Closing Date and (b) with respect to any Straddle Period, the portion of such taxable period ending on and including the Closing Date.

“Pricing and Tender Agreements” means the Contracts listed on Section 1.1(e) of the Seller Schedules.

“Proceeding” means any civil, criminal, judicial, administrative or arbitral action, suit, hearing, litigation, proceeding (public or private), claim, cause of action, complaint, audit, mediation, arbitration, investigation or other similar dispute, in each case, by or before any Governmental Authority.

“Product” means any powdered formulation containing glucagon for nasal administration and the related unit dose system for powder marketed for sale (a) by or under the authority of Seller or any of its Subsidiaries to consumers, or (b) for which an application for Regulatory Approval has been submitted to a Regulatory Authority by or under the authority of Seller or any of its Subsidiaries, including the formulation and dose system marketed for sale by or under the authority of Seller of any of its Subsidiaries to consumers as of the date hereof as BAQSIMI®.

“Product Copyrights” means Copyrights Controlled by Seller or its Affiliates as of the date hereof and primarily related to the Product or the Demo Version.

“Product Intellectual Property” means (a) Product Patents, (b) Product Trademark and Domain Names, (c) Product Copyrights and (d) Product Know-How; provided, that Intellectual

Property owned by the Persons listed in Section 1.1(b) of the Seller Schedules will not be deemed to be Controlled by Seller or any of its Subsidiaries for the purposes of this definition.

“Product Know-How” means Know-How Controlled by Seller or its Affiliates as of the date hereof or the Closing and primarily related to the Product or the Demo Version.

“Product Liabilities” means all claims, Liabilities and Proceedings related to or arising from actual or alleged harm, injury, damage or death to Persons, or damage to property or businesses, including the Historical Business, irrespective of the legal theory asserted, and resulting from or alleged to result from the use, sale or manufacture of any of the Product.

“Product Parties” means collectively, Buyer, its Affiliates or its or their respective assignees or successors-in-interest with respect to a Milestone Product or Product Intellectual Property or any Third Party to whom any of the foregoing has granted a license or sublicense or other rights to commercialize, market or sell any Milestone Product, including any Permitted Transferee or Permitted Licensee, and each, a “Product Party.”

“Product Patents” means (a) the Patents listed in Section 1.1(c) of the Seller Schedules; (b) any continuations, continuations-in-part, divisionals, or other patent applications that claim priority to any of the patent applications or patents referenced in clause (a) or that share a common claim of priority therewith and any foreign counterparts of the foregoing; (c) any patents issuing on any such patent applications (of either clause (a) or clause (b)); (d) any substitutions, reexaminations, reissues, registrations, corrections, additions, confirmation patents, revivals, and/or any similar modifications of any such patents referenced in clauses (a)-(c); and (e) any extensions (including pediatric exclusivity, patent term extension, and supplementary patent certificate extensions), or restorations of such patents (referenced in clauses (a)-(d)), in each case, whether domestic or foreign, including all rights of priority, rights to file and prosecute, and the like.

“Product Trademark and Domain Names” means Trademark and Domain Names on Section 1.1(c) of the Seller Schedules.

“Promotional Materials” has the meaning set forth in Section 2.2(a)(vi).

“Proration Period” has the meaning set forth in Section 8.4(b).

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchaser Termination Fee” has the meaning set forth in Section 10.3(b).

“Records” has the meaning set forth in Section 2.2(a)(i).

“Registered Intellectual Property” has the meaning set forth in Section 5.17(a).

“Regulatory Actions” has the meaning set forth in Section 7.6(d).

“Regulatory Approvals” means with respect to the Product in the applicable regulatory jurisdiction, all permits, licenses, certificates, approvals, clearances, or other authorizations of or recognized by the applicable Regulatory Authority necessary to conduct clinical trials of, manufacture, distribute, market, sell or use such Product in such regulatory jurisdiction in accordance with applicable Law (including NDAs or other equivalent applications in the United States or any other jurisdiction, INDs or their foreign equivalents, and pricing and reimbursement approvals, and all supplements and amendments to any of the foregoing).

“Regulatory Authority” means any applicable supranational, federal, foreign, national, regional, state, provincial, local or municipal regulatory agencies, departments, bureaus, commissions, councils, notified body, competent authority, institutional review board or ethics committee, or other Governmental Authority (including the FDA, Federal Trade Commission, Office of Inspector General, Centers for Medicare & Medicaid Services, and similar authorities in any state or foreign jurisdiction) regulating or otherwise exercising authority with respect to the Product.

“Regulatory Laws” shall mean, collectively, any Laws that are designed or intended to prohibit, restrict or regulate actions with respect to a Product or having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade or that affect foreign investment, national security or national interest of any jurisdiction.

“Related Party” means any officer or director of Seller or any of its Subsidiaries (or any immediate family member of any of such Person, or any trust, partnership or corporation in which any such Person has or has had an interest).

“Representatives” means the directors, officers, employees, agents, Subsidiaries or advisors (including attorneys, accountants, investment bankers, financial advisers and other consultants and advisors) of the specified Party and such specified Party’s Affiliates.

“Required Business Financials” has the meaning set forth in Section 8.8(a).

“Restricted Business” means the initiation or conduct of a phase 3 clinical trial for, the submission of an NDA for, or the commercialization of a nasal glucagon product for the treatment of hypoglycemia.

“Restricted Business Acquisition” means the ownership, license or obtaining by Seller or any of its Subsidiaries of an interest or right otherwise prohibited by Section 7.9 if (a) no more than 20% of such Person’s revenues were derived from a Restricted Business (measured by the most current annual financial statements published or prepared by the acquired Person in the ordinary course of business) or (b) more than 20% of such Person’s revenues were derived from a Restricted Business (measured by the most current annual financial statements published or prepared by the acquired Person in the ordinary course of business) and within eighteen months after the closing of such acquisition Seller or its Subsidiaries discontinues or enters into a definitive agreement to divest a portion of such Restricted Business such that Seller would otherwise be in compliance with clause (a) of this definition.

“Restricted Manufacturing Know-How” has the meaning set forth in the Intellectual Property License Agreement.

“Right of Reference or Use” means a “Right of Reference or Use” as such term is defined in 21 C.F.R. §314.3(b), and any non-United States equivalents.

“Schedules” means the Seller Schedules.

“SEC” means the United States Securities and Exchange Commission.

“Seller” has the meaning set forth in the preamble.

“Seller Fundamental Representations” means the representations and warranties of Seller set forth in Section 5.1 (Seller Organization; Good Standing), Section 5.2 (Authority; Enforceability), Section 5.5(a) (Title to Transferred Assets) and Section 5.14 (Brokers).

“Seller Indemnified Parties” has the meaning set forth in Section 11.3.

“Seller IP Sufficiency Representations” means the representations and warranties of Seller set forth in Section 5.17(b).

“Seller Licensed Intellectual Property” has the meaning set forth in the Intellectual Property License Agreement.

“Seller Officer’s Certificate” has the meaning set forth in Section 9.2(d).

“Seller Product Intellectual Property” means all Product Intellectual Property that is owned by Seller or any of its Affiliates as of the date hereof.

“Seller Schedules” means, collectively, the disclosure schedules, dated as of the date hereof, delivered by Seller to Buyer, as amended in accordance with this Agreement, which forms a part of this Agreement.

“Seller SEC Document” means each report, schedule, form, statement, prospectus, registration or other document filed with or furnished to the SEC by Seller during the period beginning on January 1, 2022 and ending as of the date hereof.

“Significant Customer” has the meaning set forth in Section 5.20(a).

“Significant Supplier” has the meaning set forth in Section 5.20(b).

“Specified Letter” means a pre-consummation letter from the Federal Trade Commission in similar form to that set forth in its blog post dated August 3, 2021 and posted at this link: https://www.ftc.gov/system/files/attachments/blog_posts/Adjusting%20merger%20review%20to%20deal%20with%20the%20surge%20in%20merger%20filings/sample_pre-consummation_warning_letter.pdf.

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, partnership, association, trust or other entity or organization, of which (a) such first

Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) such first Person is the general partner or managing member.

“Substitute Debt Financing” has the meaning set forth in Section 8.9(b).

“Tax Contest” means any audit, examination, voluntary disclosure or other administrative or judicial proceeding, contest, assessment, notice of deficiency, or other adjustment or proposed adjustment with respect to Taxes of Seller, or its operation of the Historical Business or the Transferred Assets.

“Tax Return” means any report, return, information statement, election, and other forms and documents (including all amendments thereof) relating to and filed or required to be filed with a taxing authority in connection with any Taxes.

“Tax(es)” means (a) all U.S. federal, state, local and non-U.S. taxes, including income, gross receipts, license, excise, sales, use, transfer, registration, value added, severance, stamp, environmental, customs duties, franchise, profits, withholding, escheat, unclaimed property, real property, personal property or other taxes of any kind whatsoever that may be imposed by any Governmental Authority together with all interest, penalties, fines, additions to tax or additional amounts or charges imposed by any Governmental Authority in connection therewith, (b) any Liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being or having been a member of an affiliated, consolidated, combined, unitary or similar group for any period (including any arrangement for group or consortium relief or similar arrangement), and (c) any Liability for the payment of any amounts of the type described in clauses (a) or (b) of this definition as a transferee or successor or as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any Liability for taxes of a predecessor or transferor or otherwise by operation of Law.

“Third Party” means any Person, other than the Parties and their respective Affiliates.

“Third Party Claim” has the meaning set forth in Section 11.5(a).

“Third Party Consents” has the meaning set forth in Section 7.7.

“Trademarks and Domain Names” means all trademarks, service marks, trade names, certification marks, service names, industrial designs, brand marks, trade dress rights, identifying symbols, logos, emblems, signs, insignia and domain names and other indicia of origin, all applications and registrations for any of the foregoing, and all goodwill associated therewith.

“Transaction Agreements” means this Agreement and the Ancillary Agreements.

“Transaction Amounts” has the meaning set forth in Section 6.10(d).

“Transaction Dispute” has the meaning set forth in Section 12.11(a).

“Transfer Taxes” has the meaning set forth in Section 8.4(a).

“Transferred Actions” has the meaning set forth in Section 2.2(a)(viii).

“Transferred Assets” has the meaning set forth in Section 2.2(a).

“Transferred Contracts” has the meaning set forth in Section 2.2(a)(ix).

“Transferred Personal Property” has the meaning set forth in Section 2.2(a)(v).

“Transferred Records” has the meaning set forth in Section 2.2(a)(i).

“Transferred Regulatory Documentation” has the meaning set forth in Section 2.2(a)(ii).

“Transition Services Agreement” means the Transition Services Agreement, in the form attached hereto as Exhibit F.

“U.S.” means the United States of America.

“U.S. GAAP” means U. S. Generally Accepted Accounting Principles.

“Update Report” has the meaning set forth in Section 3.2(j).

“Willful Breach” means, with respect to any breaches or failures by a Party to perform any of the covenants or other agreements contained in this Agreement, a deliberate and intentional act or a deliberate and intentional failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement inasmuch as the resulting material breach was the conscious object of the act or failure to act.

Article II
SALE AND PURCHASE OF TRANSFERRED ASSETS
Section 2.1Purchase and Sale of Assets.  Upon the terms and subject to the conditions of this Agreement, including Section 2.4, at the Closing (or such alternate date as provided for in Section 2.4), Seller shall (and shall cause its applicable Subsidiaries to) sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller (or any such applicable Subsidiary), all right, title and interest of Seller and such applicable Subsidiary in, to and under the Transferred Assets, free and clear of all Encumbrances, other than Permitted Encumbrances.
Section 2.2Transferred Assets; Excluded Assets.
(a)The term “Transferred Assets” means the following assets, rights or interests of Seller or any of its Subsidiaries:
(i)to the extent in the possession and Control of Seller or its Subsidiaries, copies of (and a right to use) all books and records, including customer, payor, insurer, distributor, supplier and consultant lists, account lists, distribution lists, sales history, development plans (except for brand plans) and life cycle management data, non-clinical, research and/or development-related notes, studies, records, reports and other documents or data  (collectively, “Records”), primarily related to the Product, any Demo Version, or the Historical Business (including such Records primarily related to Seller’s or any of its Affiliate’s formulation containing glucagon for nasal administration or the related unit dose system for powder, in each case to the extent comprising a component of the Product or a development program for such component of the Product) (collectively, the “Transferred Records”), along with copies of the Transferred Contracts and contact information for each customer, payor, insurer, distributor, supplier and consultant primarily related to the Product or used in the Business, in each case excluding such items to the extent not related to the Product, the Demo Version, the Business or the Historical Business;
(ii)all (A) applications, submissions, registrations, or notifications submitted to a Regulatory Authority with a view to the obtaining, updating or maintaining of any Regulatory Approval (collectively, the “Transferred Regulatory Approvals”), in each case including any investigational medicinal product dossier primarily relating to the Product, the Demo Version, or the Historical Business, (B) records or other documents related to the regulatory documentation in foregoing clause (A) to the extent such records or other documents have not been submitted to a Regulatory Authority, (C) records contained in the pharmacovigilance and study databases, all adverse drug experience or reaction reports and associated documents, investigations of adverse drug experience or reaction reports, and any other information relevant to the assessment of safety or benefit-risk ratios primarily relating to the Product or Demo Version and on an as-is basis without any further update, modification, reformatting or translation, (D) non-clinical, clinical and other files, writings, notes, studies, study protocols and amendments, chemistry, manufacturing and control information, reports, inspections and audit reports with respect to the Product or Demo Version, meeting minutes, and other documents or data contained or referenced in or supporting any of the foregoing, in each case, that were acquired, developed, compiled, collected or generated by Seller or any of its Subsidiaries or by any Third Party on behalf of Seller or any of its Subsidiaries, and in each case, primarily related to the Product or Demo Version and on an as-is basis without any further update, modification, reformatting or translation, (E) retained samples, stability samples and stability program primarily relating to the Product or collected in connection with the development, manufacture, or commercialization of the Product, and (F) Regulatory Approvals for the Product, in each of the foregoing clauses (A) through (F), to the extent in the possession and Control of Seller or its Subsidiaries (the “Transferred Regulatory Documentation”);
(iii)all Permits other than Regulatory Approvals exclusively used or held for use in the conduct of the Business or the Product, to the extent transferable in compliance with applicable Law;
(iv)the Seller Product Intellectual Property;

(v)manufacturing equipment (including any and all molds and assembly equipment), instruments, leasehold improvements and other personal property as provided on Section 2.2(a)(v) of the Seller Schedules (the “Transferred Personal Property”);
(vi)to the extent owned by and in the possession and Control of Seller or its Subsidiaries and approved for use or used by the Business as of the date hereof or as of the Closing, (A) all final labeling, advertising, marketing, sales and promotional materials (including television, radio and print content and materials), point of sale materials and web-based content, (B) all consumer and end-user information, (C) all final materials used for medical education activities and medical informational services in use or intended for use by the Business’ sales force for healthcare providers and pharmacists, (D) all final training materials for the Business’ sales force and (E) all healthcare provider, payor and consumer market research materials (collectively, “Promotional Materials”), in each of the foregoing clauses (A) through (E), (x) primarily related to the Product or Demo Version and (y) transferable in compliance with applicable Law;
(vii)Demo Version inventory;
(viii)all causes of action and enforcement rights available to or being pursued by Seller or any of its Subsidiaries to the extent arising after the Closing and exclusively related to any of the Transferred Assets, including all such rights to pursue damages, injunctive relief and other remedies for infringement, misappropriation or violation of any of the foregoing (except to the extent otherwise set forth in the Intellectual Property License Agreement, in which case the terms of the Intellectual Property License Agreement controls) (the “Transferred Actions”);
(ix)all Contracts listed on Section 2.2(a)(ix) of the Seller Schedules related to the Product, as such schedule may be updated from time to time pursuant to Section 2.5 (the “Transferred Contracts”); and
(x)assets set forth on Section 2.2(a)(x) of the Seller Schedules.
(b)Seller and Buyer expressly agree and acknowledge that the Transferred Assets will not include any assets of any kind, nature, character or description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise, and wherever situated) that is not expressly included in the definition of “Transferred Assets” in Section 2.2(a).  For clarity, the “Transferred Assets” do not include the following assets, rights or interests of Seller (collectively, the “Excluded Assets”):
(i)all personal property or personal productivity equipment (including laptops, personal computers, tablets, printers and mobile devices) used by any employees of Seller in the conduct of the Business, except the Transferred Personal Property;

(ii)the following Records: (A) personnel records; (B) all Records (other than the Transferred Records or Transferred Regulatory Documentation); (C) Records to the extent relating to any Excluded Asset or Excluded Liability; (D) Records (including accounting Records and Tax Returns) relating to (1) Taxes paid or payable by Seller and all financial and Tax Records relating to the conduct of the Business that form part of Seller’s general ledger or otherwise constitute accounting Records or (2) any Tax refund, deposit, prepayment, credit, attribute, or other Tax asset of or with respect to Seller; (E) file copies of the Records retained by Seller; (F) sales representative call notes, (G) headquarter personnel notes; (H) all privileged materials; (I) reports and financial statements prepared or received by Seller or its Subsidiaries relating to the financial condition or results of operations of the Business, including disaggregated unit-level cost of product sold information (other than copies of (and a right to use) the Required Business Financials); and (J) customer relationship management data.
(iii)all accounts receivable of Seller relating to sales of the Product made prior to the Closing;
(iv)all cash and cash equivalents;
(v)any Contracts or other arrangements related to employees or employment matters, including any and all proprietary materials used for Seller’s human resource program and supporting documentation thereto, and all cash and other assets of or relating to any employee benefit plan, program or arrangement or related trust (including any pension and savings plan assets) in which any employees of Seller participate;
(vi)all rights of Seller under this Agreement and the other Transaction Agreements;
(vii)all insurance policies and binders and all claims, refunds and credits from insurance policies or binders due or to become due with respect to such policies or binders;
(viii)all electronic mail;
(ix)all Contracts (except the Transferred Contracts);
(x)all claims, rights or interests of Seller in or to any Tax refund, deposit, prepayment, credit, attribute or other Tax asset attributable to Excluded Taxes or otherwise attributable to a Pre-Closing Tax Period;
(xi)(A) all records and reports prepared or received by Seller in connection with the sale of the Business and the transactions contemplated hereby, including all analyses, financial statements, including balance sheets and projections relating to the Business or Buyer so prepared or received (other than the Transferred Records or Transferred Regulatory Documentation), (B) all confidentiality agreements with prospective purchasers of the Business or any portion thereof and (C) all bids and expressions of interest received from Third Parties with respect to the Business;
(xii)any claims, causes of action, lawsuits, judgments, privileges, counterclaims, defenses, demands, right of recovery, rights of set-off, rights of subrogation and all other rights of any kind, in each case to the extent relating to the Excluded Assets or the Excluded Liabilities, other than the Transferred Actions (the “Excluded Actions”);
(xiii)all Intellectual Property Controlled by Seller or its Subsidiaries other than the Seller Product Intellectual Property, including Intellectual Property set forth on Section 2.2(b)(xiii) of the Seller Schedules; and
(xiv)all information technology systems, computer hardware (including all desktops, smartphones, tablets, laptops, printers, fax/scan machines) and software (whether in source code or object code) of Seller and all related license, maintenance and service Contracts and related documentation, and all related technology, data, databases, database rights, designs, processes, methods, networks, and other Know-How (other than to the extent expressly included in the Seller Product Intellectual Property or the Transferred Records) Controlled by Seller or its Subsidiaries.
Section 2.3Assumption of Certain Liabilities and Obligations.
(a)On the terms and subject to the conditions set forth in this Agreement and subject to Section 2.3(b)(v), effective as of the Closing, Buyer shall assume, become responsible for, and thereafter timely pay, perform and otherwise discharge, in accordance with their respective terms, the following Liabilities of Seller and its Subsidiaries in clauses (i) through (viii) of this Section 2.3(a) (collectively, the “Assumed Liabilities”):
(i)all Liabilities of Seller (including, for the avoidance of doubt, any withholding Taxes arising in connection with the payment of such Liabilities) under the Locemia Purchase Agreement that arise at or following the Closing on the terms set forth in the Locemia Assumption Agreement;
(ii)all Liabilities arising from any patent infringement claim or Proceeding brought by any Third Party, including any Governmental Authority, at or after the Closing solely to the extent arising out of the Buyer Business or any activities of Buyer or any of its Affiliates with respect to the Buyer Business, Product or any Transferred Asset;
(iii)all Liabilities arising from any Governmental Authority action or notification filed by a Governmental Authority, in each case, at or after the Closing solely to the extent arising out of the Buyer Business, or any activities of Buyer or any of its Affiliates with respect to the Buyer Business, the Product or any Transferred Asset;

(iv)all Liabilities arising out of the Product made or sold at or after the Closing, including all Liabilities for product warranty claims or Product Liabilities arising after the Closing relating to such Products;
(v)all Liabilities for Taxes to the extent arising out of Buyer’s or any of its Affiliates’ conduct of the Buyer Business for all taxable periods (or portions thereof) beginning on or after the Closing Date (determined in the case of a Proration Period in accordance with Section 8.4(b));
(vi)any Liability relating to the Transferred Regulatory Documentation solely to the extent arising out of the Buyer Business or any activities of Buyer or any of its Affiliates with respect to the Buyer Business, the Product or any Transferred Asset;
(vii)any Liability of Buyer under the Manufacturing Services Agreement or Transition Services Agreement (including in the event such Liability falls within one or more of the categories of Excluded Liabilities set forth in Section 2.3(b)); and
(viii)any other Liability occurring at or after the Closing solely to the extent arising out of the Buyer Business or any activities of Buyer or any of its Affiliates with respect to the Buyer Business, the Product or any Transferred Asset.

For the avoidance of doubt and notwithstanding anything to the contrary in this Section 2.3(a), in no event shall any Liability of Seller under the Manufacturing Services Agreement or Transition Services Agreement be considered an Assumed Liability.

(b)Except to the extent expressly included in the Assumed Liabilities, Buyer will not assume or be responsible or liable for any Liabilities of Seller or any of its Affiliates (collectively, the “Excluded Liabilities”), including the following:
(i)all Liabilities for Excluded Taxes;
(ii)any Liabilities to the extent related to any Excluded Asset;
(iii)any Employment Liabilities;
(iv)any obligations of Seller under this Agreement and the Transaction Agreements (other than the Manufacturing Services Agreement or Transition Services Agreement, which is addressed by (viii) below);
(v)any Liability occurring prior to the Closing solely to the extent relating to the Business, the Product or any Transferred Asset or any activities of Seller or any of its Affiliates with respect to the Business, the Product or any Transferred Asset;
(vi)any deferred revenue of Seller and its Affiliates;

(vii)any excise taxes, duties, other government taxes or charges on the sales and any other allowances or adjustments for Product sold by Seller or any of its Subsidiaries prior to Closing; and
(viii)any Liability of Seller under the Manufacturing Services Agreement or Transition Services Agreement (including in the event such Liability falls within one or more of the categories of Assumed Liabilities set forth in Section 2.3(a)).
Section 2.4Assignment of Certain Transferred Assets.
(a)Notwithstanding any other provision of this Agreement to the contrary, but without limiting Section 2.4(d), Section 7.7 and Section 8.3, Seller shall not be required to sell, convey, assign, transfer or deliver to Buyer at Closing any Transferred Asset, and Buyer shall not be required to purchase, acquire, or receive any such Transferred Asset, to the extent an attempted sale, conveyance, assignment, transfer or delivery thereof, without the consent, authorization or approval of a Third Party (including any Governmental Authority), would constitute a breach or other contravention of the Contract governing such Transferred Asset.  Subject to Section 7.7 and Section 8.3, Seller shall use its commercially reasonable efforts, without additional consideration, to obtain any such consent, authorization or approval as promptly as practicable after the date hereof, and Buyer shall, and shall cause each of its applicable Affiliates to, use its commercially reasonable efforts to cooperate with Seller to obtain any such consent, authorization or approval necessary for the sale, conveyance, assignment, transfer or delivery of any such Transferred Asset, claim, right or benefit to Buyer and its Affiliates.  For clarity, any asset that would otherwise constitute a Transferred Asset, that is not assignable or transferable as contemplated in this Section 2.4(a) (each, a “Non-Transferable Asset”) shall not be sold, assigned, transferred, conveyed and delivered at Closing by Seller to Buyer; provided however, following Seller’s receipt of the relevant consent, authorization or approval, as applicable, the Non-Transferable Asset shall automatically be deemed sold, assigned, transferred, conveyed and delivered, for purposes of this Agreement (and Seller shall promptly take commercially reasonable actions necessary to document such assignment and transfer to Buyer).
(b)If, on the Closing Date, any such consent, authorization or approval is not obtained, or if an attempted sale, conveyance, assignment, transfer or delivery thereof would constitute a breach or other contravention or a violation of applicable Law, subject to Section 2.4(d), Section 7.7 and Section 8.3, Seller will, on and after the Closing, use commercially reasonable efforts to sell, assign, transfer, convey and deliver such Non-Transferable Asset to Buyer; provided, neither Party, nor any of its Subsidiaries, will be obligated to pay any amounts, provide other consideration or otherwise grant any accommodations in connection with obtaining or seeking to obtain any consent, authorization or approval to sell, assign, transfer, convey and deliver any such Non-Transferable Asset to Buyer, unless Buyer agrees to be responsible for any such amounts, consideration, or other accommodation.
(c)The obligations of Seller under Section 2.4(a) and Section 2.4(b) with respect to a Non-Transferable Asset shall terminate upon the earliest of (i) receipt of the requisite consent, authorization or approval (in which event the applicable Transferred Asset shall be sold, conveyed, assigned, transferred and delivered to Buyer (and/or its Affiliates)), (ii) such time as Buyer enters into its own arrangement with respect to such Non-Transferable Asset that provide rights to Buyer that are at least commensurate in scope as the rights held by Seller as of the date hereof and (iii) the date that is nine months after the Closing Date for all other Non-Transferable Assets.  For each Non-Transferable Asset, during the period beginning on the Closing Date and continuing until the earlier of foregoing clauses (i), (ii) or (iii), Section 2.4(b) shall apply.
(d)Notwithstanding anything to the contrary herein, the date of the sale, assignment, transfer, conveyance and delivery to Buyer of the following Transferred Assets shall occur in the timing set forth in and in accordance with: (i) with respect to any CMO Supply Agreement (as defined in the Manufacturing Services Agreement), Section 4.1(e) of the Manufacturing Services Agreement; (ii) with respect to any Marketing Authorization or Pending Application (each as defined in the Manufacturing Services Agreement), Section 4.3 of the Manufacturing Services Agreement; and (iii) with respect to any Pricing and Tender Agreement, Exhibit A of the Transition Services Agreement.  For clarity, any CMO Supply Agreement, Marketing Authorization, Pending Application or Pricing and Tender Agreement shall not be sold, assigned, transferred, conveyed or delivered to Buyer at Closing.
Section 2.5Additional Transferred Contracts.  Prior to the Closing, Seller shall be entitled to update Section 2.2(a)(ix) of the Seller Schedules from time to time upon written notice to Buyer to include any customer or payor Contract that primarily relates to the Product or the Business entered into by Seller or any of its Subsidiaries after the date hereof in the ordinary course of business and consistent with past practice.
Article III
PURCHASE PRICE
Section 3.1Purchase Price.  The consideration for the Transferred Assets shall be (a) an aggregate cash amount equal to the sum of (i) $500,000,000 (the “Closing Payment”) in accordance with Section 4.3(a), plus (ii) the Deferred Payment in accordance with Section 3.3, plus (iii) any Earnout Consideration payable upon the achievement of the Milestone Event corresponding such Earnout Consideration in accordance with Section 3.2 (such sum, the “Purchase Price”) and (b) Buyer’s assumption of the Assumed Liabilities.
Section 3.2Earnout Consideration.
(a)As additional consideration for the Transferred Assets, Buyer shall pay the Earnout Consideration to Seller on the terms and conditions set forth in this Section 3.2.  Following the Closing Date and until the last day of the fifth Contract Year after the Closing (the “Earnout Expiration Date”), Buyer shall, and shall cause each Product Party to, use Commercially Reasonable Efforts to (i) commercialize, manufacture, market and sell Milestone Products and (ii) achieve all of the Milestone Events by the Earnout Expiration Date.  Without limiting the generality of the foregoing, Buyer shall not, and shall cause each Product Party not to, (A) take or authorize any action designed to avoid or circumvent the achievement of any Milestone Event, including engaging in any program, activity or other action (which would include, for the avoidance of doubt, the diversion of sales of a Milestone Product to a different glucagon product that is not a Milestone Product) with the intent of reducing or delaying the amount of Net Sales in any Contract Year to avoid payment of any Earnout Consideration in any manner inconsistent with Commercially Reasonable Efforts or (B) provide customers or payors with price reductions on a Milestone Product in exchange for price increases or price stability or other benefits with respect to any product that is not a Milestone Product.  Buyer’s obligation to use Commercially Reasonable Efforts does not require that Buyer or any Product Party (1) develop any Milestone Product other than the Product or (2) solely during the term of the Manufacturing Services Agreement, develop, manufacture, market, or sell any Milestone Product outside of the Supply Territory (as defined in the Manufacturing Services Agreement).  Buyer will not be in breach of this Section 3.2(a) if and solely to the extent that (x) Seller’s material breach of the Manufacturing Services Agreement or Transition Services Agreement directly causes such breach and (y) Buyer is not then in material breach of the Manufacturing Services Agreement or Transition Services Agreement.
(b)If, in any Contract Year prior to and including the Earnout Expiration Date, Net Sales are equal to or exceed an amount set forth in the table below under the heading Annual Net Sales Milestone (each, an “Annual Net Sales Milestone”) then, for each such Contract Year, Buyer shall pay Seller $100,000,000 (each, an “Annual Net Sales Earnout”) in accordance with Section 3.2(d) and Section 3.2(e).  For purposes of calculating Net Sales, the Net Sales of all Milestone Products sold in such Contract Year will be aggregated.  Annual Net Sales Milestones may be met only once, are not sequential, and need not be met in consecutive Contract Years.  Only one Annual Net Sales Earnout may become due for a given Contract Year.  In any Contract Year prior to the Earnout Expiration Date where Net Sales are equal to or exceed any Annual Net Sales Milestone, the highest Annual Net Sales Milestone remaining to be met will be deemed to be met in such Contract Year.  For example (and without limitation), (x) if Net Sales are $205,000,000 in the first Contract Year following the Closing, then only one (1) of the two (2) $200,000,000 Annual Net Sales Milestones will be deemed to have been met and the corresponding Annual Net Sales Earnout payable for such Contract Year and neither the $175,000,000 Annual Net Sales Milestone nor the second $200,000,000 Annual Net Sales Milestone will be deemed to have been met for such Contract Year; (y) if Net Sales are $200,000,000 in each of the first two (2) Contract Years following the Closing and Net Sales are $175,000,000 in the third Contract Year, then all three (3) Annual Net Sale Milestones will be deemed to have been met over such three (3) Contract Year period; and (z) if Net Sales are $200,000,000 in the first Contract Year following the Closing Date and Net Sales are $175,000,000 in the second Contract Year, then two (2) of the three (3) Annual Net Sale Milestones will be deemed to have been met over such two (2) Contract Year period.

Annual Net Sales Milestone
$175,000,000
$200,000,000
$200,000,000

(c)If at any time on or prior to the Earnout Expiration Date, Net Sales are equal to or exceed, in the aggregate from and after the Closing Date, $950,000,000 (the “Aggregate Net Sales Milestone”), then Buyer shall pay Seller $150,000,000 (the “Aggregate Net Sales Earnout”) in accordance with Section 3.2(d) and Section 3.2(e).  For the avoidance of doubt, for purposes of calculating Net Sales, the Net Sales of all Milestone Products sold in such period shall be aggregated.  The Aggregate Net Sales Earnout is payable when met, regardless of whether or not an Annual Net Sales Earnout is also payable at the same time or during the same Contract Year.
(d)Buyer shall, no later than twenty (20) days after the end of any calendar quarter during which a Milestone Event occurs, notify Seller in writing that such Milestone Event has been achieved and, no later than fifty (50) days after the end of the applicable period, pay, or cause to be paid the corresponding Earnout Consideration in accordance with this Section 3.2 (a “Milestone Payment Date”).
(e)All payments to be made by Buyer under this Section 3.2 shall be made in U.S. dollars by wire transfer of immediately available funds into an account (or accounts) designated in advance by Seller.  The maximum total Earnout Consideration that may, if applicable, be payable under this Section 3.2 is $450,000,000.  Notwithstanding anything to the contrary in the foregoing, if Buyer, based on preliminary estimates of Net Sales for a calendar quarter, believes it will achieve a Milestone Event prior to the end of such calendar quarter, then Buyer shall notify Seller in writing of that preliminary estimation that it believes that such Milestone Event will or has been achieved prior to the end of such calendar quarter no later than five (5) Business Days following the end of such calendar quarter; provided, payment for any such achievement shall be made in accordance with Section 3.2(d) and this Section 3.2(e) only if it is finally determined that such Milestone Event has been achieved.
(f)If Buyer fails to pay any Earnout Consideration on the applicable Milestone Payment Date, then such payment shall accrue interest for the period commencing on the Milestone Payment Date at a rate equal to the lesser of: (i) five (5) percentage points above the 1 Month Secured Overnight Financing Rate (SOFR), as published by the Wall Street Journal (U.S. Internet edition), at 12:01 a.m. on the first day in which such payments are overdue or (ii) the maximum rate permitted by applicable Law, in each case calculated on the number of days such payment is delinquent, compounded monthly.  In addition, if Buyer fails to pay the Earnout Consideration when due, then Buyer shall pay to Seller all of Seller’s reasonable out-of-pocket costs and expenses (including attorneys’ fees) in connection with efforts to collect such Earnout Consideration.
(g)Notwithstanding anything set forth in this Agreement to the contrary, Seller’s right to receive the Earnout Consideration shall be subject to the set-off rights provided for in Section 11.8.  If Buyer is entitled to and elects to exercise its set-off rights in accordance with Section 11.8, the cash amount payable by Buyer under this Section 3.2 shall be reduced by the amount Buyer is entitled to set-off pursuant to Section 11.8.
(h)Seller acknowledges and agrees that after the Closing, nothing contained in this Agreement shall in any way limit Buyer’s and any of its Affiliates’ right to operate Buyer’s or its Affiliates’ businesses, including the Buyer Business, in any way that Buyer or such Affiliate deems appropriate in its good faith discretion; provided, that Buyer shall comply with its obligations under Section 3.2(a).  Seller further acknowledges and agrees that: (i) the amounts of the Earnout Consideration payable are speculative and subject to numerous factors outside the control of Buyer and its Affiliates; (ii) there is no assurance that Seller will receive any Earnout Consideration and Buyer and its Affiliates have not promised or projected any Earnout Consideration; (iii) without limiting Buyer’s obligations under this Article III (including Section 3.2), Buyer and its Affiliates owe no express or implied fiduciary duty to Seller with respect to the achievement of the Earnout Consideration; and (iv) the Parties intend the express provisions of this Section 3.2 to govern their contractual relationship with respect to the Earnout Consideration.
(i)For each Contract Year prior to and including the Earnout Expiration Date, Buyer shall, and shall cause each Product Party, if any, and its or their Affiliates to, keep complete and accurate books and records with respect to the Net Sales of any Milestone Product by Buyer, its Affiliates or such other Product Party in sufficient detail to calculate the amounts payable under Section 3.2(b) and Section 3.2(c).  Such books and records shall be retained by Buyer and its Affiliates for no less than three (3) years after the Earnout Expiration Date.
(j)Buyer shall provide Seller with quarterly reports, no later than sixty (60) days after the end of each consecutive three (3) month period during each Contract Year prior to the Earnout Expiration Date (each such report, an “Update Report”).  Each Update Report shall (i) describe in reasonable detail the Product Parties’ progress towards achievement of the Milestone Events and (ii) include Net Sales for the Milestone Products in such three (3) month period made by any Product Party, with reasonable explanation and documentation in support of such calculations.  If Seller disagrees with or has questions regarding any Update Report or any content therein, then Seller may, no later than thirty (30) days after delivery of an Update Report (the “Earnout Dispute Period”), deliver a written notice (an “Earnout Consideration Dispute Notice”) to Buyer and request a meeting with Buyer to discuss such Update Report with a view to resolving their disagreement over any disputed items.  Upon receipt of any Earnout Consideration Dispute Notice, Buyer shall make available in person or by phone for such a meeting appropriate representative(s) involved (including employees of Buyer or its Affiliates who are responsible for managing the business related to the Product) with representatives of Seller.  Unless otherwise agreed by Seller, any such meeting shall occur with fifteen (15) days of receipt of the Earnout Consideration Dispute Notice.  If Seller and Buyer fail to resolve their differences over any disputed items in the Update Report within thirty (30) days, then Seller may exercise its rights under Section 3.2(k) and (A) the determination of the Accounting Firm will be final and binding upon the parties hereto with respect to any disputed items and (B) the Earnout Dispute Period will be extended until the Accounting Firm completes the audit described in Section 3.2(k).
(k)At the reasonable request of Seller, Buyer shall permit an independent public accounting firm of nationally recognized standing designated by Seller and reasonably acceptable to Buyer (the “Accounting Firm”), at reasonable times during normal business hours and upon reasonable notice, to audit the books and records maintained pursuant to Section 3.2(i) to ensure the accuracy of all payments owed under this Section 3.2.  Such audit may not (i) be conducted for any Contract Year more than two (2) years after the end of such Contract Year, (ii) be conducted more than once in any Contract Year or (iii) be repeated for any Contract Year that has already been the subject of an audit hereunder.  The Accounting Firm shall disclose to Seller whether the applicable payments are correct and any discrepancies (with a level of detail sufficient for Seller to understand any such discrepancies).  Except as provided below, the cost of the audit shall be borne by Seller, unless the audit reveals a variance of greater than five percent (5%) of Net Sales reported by Buyer for the applicable Contract Year(s), in which case Buyer shall bear the cost of the audit.  If such audit concludes that an Earnout Consideration was owed by Buyer but not paid or there was an underpayment of the Earnout Consideration for the applicable Contract Year, Buyer shall pay such Earnout Consideration or the amount of such underpayment of the Earnout Consideration for such Contract Year within thirty (30) days after the date on which such audit is completed, plus the interest set forth in Section 3.2(f).  Seller will treat all information disclosed by the Accounting Firm pursuant to this Section 3.2(k) as “Confidential Information” of Buyer (as defined in the Confidentiality Agreement), and will cause the Accounting Firm to do the same.
(l)Buyer represents and warrants that, as of the Closing, the payment of the Earnout Consideration and the timing of any such payment will not be restricted or limited (in whole or in part) by the terms of any agreement or contractual restriction to which Buyer or any of its Affiliates is subject as of the Closing (collectively, a “Buyer Credit Agreement”).  In order that Buyer be able to pay, when due, all Earnout Consideration that may become due to Seller, Buyer covenants to Seller that Buyer shall not (and shall cause its Affiliates not to) enter into any new (or amend or modify any existing) agreement or contractual restriction that would, pursuant to its express terms, restrict, limit or delay Buyer from timely paying any Earnout Consideration.
(m)Prior to the Earnout Expiration Date, without the prior written consent of Seller, neither Buyer nor any of its Affiliates shall, directly or indirectly, transfer, sell, license or assign (excluding, in each case, for the avoidance of doubt, the granting of a security interest or other similar Encumbrance and any exercise of remedies in connection therewith) to any Person (which shall include any merger, consolidation or other business combination involving Buyer in which Buyer Guarantor and its Affiliates own less than 50% of Buyer’s voting power immediately after the transaction, but for the avoidance of doubt shall not include any other merger, consolidation or other business combination involving Buyer Guarantor) a majority or a material portion of the assets, equity or rights pertaining to the Business, the Product or the Product Intellectual Property, other than to a Person: (A) who (i) together with its Subsidiaries has capabilities and experience related to the pharmaceutical products; (ii) (x) has market capitalization (or whose ultimate parent has market capitalization) or fair market value, together with its Affiliates, exceeding five billion dollars ($5,000,000,000); or (y) has net worth of $500,000,000 or more and annual sales of pharmaceutical products, together with its Affiliates, exceeding one billion dollars $1,000,000,000), each of (x) and (y), at the end of the fiscal year prior to the effective date of the proposed transaction with said Person; and (iii) is reasonably acceptable to Seller (a “Permitted Business Transfer” and such Person, a “Permitted Transferee”) or (B) in a license, collaboration or other similar arrangement (excluding distribution arrangements) for the marketing or sale of a Milestone Product in any jurisdiction outside of the United States, Canada or the European Union (the party to such arrangement, a “Permitted License” and the Person granted such rights, a “Permitted Licensee”).  Buyer shall promptly notify Seller upon the execution of any definitive agreement relating to a Permitted Business Transfer or Permitted License, including the identity of any such Permitted Transferee or Permitted Licensee, as applicable.  In the case of a Permitted Business Transfer, Buyer shall require the Permitted Transferee to assume, by written agreement (a copy of which Buyer shall provide to Seller), all of Buyer’s obligations under this Agreement.  In the case of a Permitted Licensee, Buyer shall remain fully responsible and liable to Seller for all obligations under this Agreement, including with respect to causing the Permitted Licensee to comply with all applicable obligations under this Agreement.
(n)Seller and Buyer agree to treat any payment made pursuant to this Section 3.2 as an adjustment to the Purchase Price for U.S. federal, state, local and non-U.S. income Tax purposes to the extent permitted by applicable Law.
Section 3.3Deferred Payment.
(a)As additional consideration for the Transferred Assets, Buyer shall, prior to five (5) Business Days after the date that is the one (1) year anniversary of the Closing Date, make a one-time payment to Seller in the amount of $125,000,000 (the “Deferred Payment”).
(b)The Deferred Payment shall be made by Buyer in U.S. dollars by wire transfer of immediately available funds into an account (or accounts) designated in advance by Seller.
(c)If Buyer fails to pay the Deferred Payment by the date required by Section 3.3(a), then such payment shall accrue interest for the period commencing on the one (1) year anniversary of the Closing Date at a rate equal to the lesser of: (i) five (5) percentage points above the 1 Month Secured Overnight Financing Rate (SOFR), as published by the Wall Street Journal (U.S. Internet edition), at 12:01 a.m. on the first day in which such payments are overdue or (ii) the maximum rate permitted by applicable Law, in each case calculated on the number of days such payment is delinquent, compounded monthly.  In addition, if Buyer fails to pay the Deferred Payment when due, Buyer shall pay to Seller all of Seller’s reasonable out-of-pocket costs and expenses (including attorneys’ fees) in connection with efforts to collect such Deferred Payment.

(d)Buyer represents and warrants that, as of the Closing, the payment of the Deferred Payment and the timing of any such payment is not restricted or limited (in whole or in part) by the terms of a Buyer Credit Agreement.  In order that Buyer be able to pay to Seller, when due, the Deferred Payment, Buyer covenants to Seller that Buyer shall not (and shall cause its Affiliates not to) enter into any agreement or contractual restriction that, pursuant to its express terms, would restrict, limit or delay Buyer from timely paying the Deferred Payment.
(e)Seller’s right to receive the Deferred Payment shall be subject to the set-off rights provided for in Section 11.8.  If Buyer is entitled to, and elects to exercise its set-off rights in accordance with Section 11.8, the cash amount payable by Buyer under this Section 3.3 shall be reduced by the amount Buyer is entitled to set-off pursuant to Section 11.8.
(f)Notwithstanding anything to the contrary herein, if any of the following events occur prior to Buyer’s payment of the Deferred Payment, the Deferred Payment will become immediately due and payable: (i) Buyer or any of its Affiliates commences any proceeding in bankruptcy or for dissolution, liquidation, winding-up, or other relief under state or federal bankruptcy Laws; (ii) any such proceeding is commenced against Buyer or any of its Affiliates or a receiver or trustee is appointed for Buyer or any of its Affiliates or a substantial part of its respective property, and such proceeding or appointment is not dismissed or discharged within thirty (30) days after its commencement; or (iii) Buyer or any of its Affiliates (A) makes an assignment for the benefit of creditors, (B) petitions or applies to any tribunal for the appointment of a custodian, receiver or trustee for all or substantially all of its assets, (C) has a receiver, custodian or trustee appointed for all or substantially all of its assets and such receiver, custodian or trustee is not discharged within thirty (30) days thereafter or (D) becomes unable to, or admits its inability to, pay its debts when they become due.
(g)Seller and Buyer agree to treat any payment made pursuant to this Section 3.3 as an adjustment to the Purchase Price for U.S. federal, state, local and non-U.S. income Tax purposes to the extent permitted by applicable Law.
Section 3.4Allocation of Purchase Price.
(a)Seller shall prepare, and deliver to Buyer within one hundred and twenty (120) days following the Closing Date, a schedule setting forth the Allocation of the Purchase Price (along with any other relevant amounts for U.S. federal income Tax purposes, including the Assumed Liabilities) among the classes of the Transferred Assets in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (the “Allocation Statement”).  From time to time, Seller shall send to Buyer an updated Allocation Statement to reflect any adjustments to the Purchase Price (including as a result of the payment of the Deferred Payment and any payment of Earnout Consideration pursuant to this Agreement).  Buyer shall have a period of sixty (60) days to submit comments on such Allocation Statement (or updated Allocation Statement) and to the extent that Buyer and Seller are unable to agree with respect to the Allocation Statement

(or updated Allocation Statement), the Parties shall endeavor in good faith to resolve such disagreement for a period of twenty (20) days.
(b)If Seller and Buyer resolve such differences, such Allocation Statement shall become agreed upon and final.  In the event the Parties agree upon the Allocation Statement, the Parties shall (i) allocate the Purchase Price (along with any other relevant amounts for U.S. federal income tax purposes, including the Assumed Liabilities) in accordance with the Allocation Statement, (ii) unless otherwise required a final “determination” as defined under Section 1313(a) of the Code (or similar provision of applicable Law), prepare and file, or cause to be prepared and filed, all Tax Returns (including IRS Form 8594 and any amendments thereto) and reports in a manner consistent with the Allocation Statement and (iii) not take any position (whether in audits, Tax Returns, or otherwise) that is inconsistent with such allocation, unless required by a final “determination” as defined under Section 1313(a) of the Code (or similar provision of applicable Law).  If the values set forth on the Allocation Statement are disputed by any tax authority, the Party receiving notice of such dispute shall make reasonable efforts to notify the other Party concerning the existence of such dispute and the Parties shall, where and when practicable, consult with each other with respect to all issues related to the Allocation Statement in connection with such dispute.  Any adjustments to the consideration payable pursuant to this Agreement shall be allocated in a manner consistent with the Allocation Statement.
(c)If the Parties are unable to resolve any dispute with respect to the Allocation Statement each Party may adopt its own Allocation Statement and shall have no further obligation pursuant to this Section 3.4.
Section 3.5Withholding Taxes.
(a)Buyer and its Affiliates shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under any applicable Law.  To the extent such amounts are so deducted or withheld and paid over to the applicable Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.  Buyer shall provide Seller a notice of its intention to make such deduction or withholding at least ten (10) Business Days prior to making such deduction or withholding and shall (i) cooperate in good faith with Seller to reduce or eliminate the deduction or withholding of such amount and (ii) provide Seller a reasonable opportunity to deliver forms or other documentation that would exempt such amounts from withholding.
(b)In the event that Buyer assigns its rights under this Agreement and, solely by reason of such assignment, Buyer is required to deduct or withhold in respect of payments made hereunder to Seller under applicable Law, then Section 3.5(a) shall not apply and all payments to Seller shall be made in full, without any set-off, counterclaim, deduction or withholding, regardless of any requirement under applicable Law or otherwise.

Article IV
THE CLOSING
Section 4.1Closing Date.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the electronic exchange of documents and signature pages (or such other location as shall be mutually agreed upon by Seller and Buyer) commencing at 10:00 am Los Angeles time on a date (the “Closing Date”) that is the third (3rd) Business Day following the date on which all of the conditions to the obligations of Seller and Buyer to consummate the transactions contemplated hereby set forth in Article IX (other than conditions that by their nature are to be satisfied at the Closing itself, but subject to the satisfaction or waiver of those conditions) have been satisfied or waived, or on such other date as shall be mutually agreed upon by Seller and Buyer prior thereto; provided, however, that unless otherwise agreed to in writing by Seller and Buyer, in no event shall the Closing Date be earlier than forty-five (45) days following the date hereof. For purposes of this Agreement and the transactions contemplated hereby, the Closing shall be deemed to occur and be effective as of 11:59 p.m. New York time on the calendar day immediately preceding the Closing Date.
Section 4.2Closing Deliveries by Seller.  At the Closing, Seller shall deliver or cause to be delivered to Buyer:
(a)a counterpart of the Bill of Sale and Assignment and Assumption Agreement, duly executed by Seller;
(b)a counterpart of the IP Assignment Agreement, duly executed by Seller;
(c)a counterpart of the Manufacturing Services Agreement, duly executed by Seller;
(d)a counterpart of the Transition Services Agreement, duly executed by Seller;
(e)a counterpart of the Intellectual Property License Agreement, duly executed by Seller;
(f)a duly executed IRS Form W-9 by Seller; and
(g)a counterpart of the Locemia Assumption Agreement, duly executed by Seller.
Section 4.3Closing Deliveries by Buyer.  At the Closing, Buyer shall deliver to Seller:
(a)the Closing Payment, in U.S. dollars by wire transfer of immediately available funds into an account (or accounts) designated in advance by Seller;
(b)a counterpart of the Bill of Sale and Assignment and Assumption Agreement, duly executed by Buyer;

(c)a counterpart of the IP Assignment Agreement, duly executed by Buyer;
(d)a counterpart of the Manufacturing Services Agreement, duly executed by Buyer;
(e)a counterpart of the Transition Services Agreement, duly executed by Buyer;
(f)a counterpart of the Intellectual Property License Agreement, duly executed by Buyer; and
(g)a counterpart of the Locemia Assumption Agreement, duly executed by Buyer.
Article V
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date (other than any representations and warranties made as of a specific date, which representations and warranties shall be as of such date) that, except as set forth in the Seller Schedules or as expressly disclosed in any Seller SEC Document (other than any cautionary or forward-looking information contained in the “Risk Factors” or “Forward-Looking Statements” of any such Seller SEC Documents) to the extent that such disclosure references BAQSIMI or the relevance of such disclosure would be apparent on its face to a reader of such Seller SEC Document:

Section 5.1Seller Organization; Good Standing.
(a)Seller is duly incorporated and validly existing under the laws of Indiana.
(b)Seller has the requisite power and authority to operate its business as now conducted, is duly qualified to conduct business as a foreign corporation and, to the extent legally applicable, is in good standing in each jurisdiction where the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify or be in good standing would not, individually or in the aggregate, have a Material Adverse Effect or reasonably be expected to materially delay the ability of Seller to consummate the transactions contemplated hereby, or to perform its obligations under, any of the Transaction Agreements.
Section 5.2Authority; Enforceability.  Seller has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the other Transaction Agreements by Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized.  This Agreement has been duly executed and delivered by Seller, and upon execution and delivery thereof, the other Transaction Agreements will have been duly executed and delivered by Seller, and assuming the due authorization, execution and delivery of this Agreement by Buyer, this Agreement constitutes, and upon the due authorization, execution and delivery thereof by Buyer, the other Transaction Agreements will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with the terms hereof, subject to the effect of any applicable Laws relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar applicable Laws relating to or affecting creditors’ rights generally from time to time in effect and to general principles of equity, regardless of whether considered in a Proceeding in equity or at law (the “Enforceability Exceptions”).

Section 5.3No Conflicts.  Provided that all consents, approvals, authorizations and other actions described in Section 5.4 have been obtained or taken, except as may result from any facts or circumstances relating to Buyer or its Subsidiaries, the execution, delivery and performance by Seller of the Transaction Agreements and the consummation by Seller of the transactions contemplated hereby and thereby do not, and will not (a) conflict with or violate any Law or Governmental Order applicable to Seller or the Business, (b) conflict with or violate, in any material respect, any provision of the articles of incorporation or by-laws (or similar organizational document) of Seller, (c) result in any breach of, or constitute a default under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any of the Transferred Assets pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which Seller is a party (with respect to the Transferred Assets, the Product or the Business) or by which any Transferred Asset is bound, except, with respect to the foregoing clauses (a) and (c), for such breaches, violations, conflicts, defaults, terminations, amendments, accelerations, cancellations or creations of Encumbrances which would not, individually or in the aggregate, (i)  have a Material Adverse Effect or (ii) prevent or materially delay the ability of Seller to consummate the transactions contemplated by, or perform its obligations under, any of the Transaction Agreements.
Section 5.4Consents and Approvals.  The execution, delivery and performance by Seller of the Transaction Agreements and the consummation by Seller of the transactions contemplated hereby and thereby do not and will not require any material consent, approval, authorization or other action by, or any material filing with or notification to, any Governmental Authority by Seller, except (a) in connection, or in compliance, with the notification and waiting period requirements of the HSR Act and applicable filings or approvals under non-U.S. antitrust and competition Laws, (b) where the failure to obtain such consent, approval, authorization, or action or to make such filing or notification would not, individually or in the aggregate, (i) have a Material Adverse Effect or (ii) prevent or materially delay the ability of Seller to consummate the transactions contemplated by, or perform its obligations under, any of the Transaction Agreements or (c) filings required for the transfer of any Regulatory Approvals to Buyer or its Affiliates.
Section 5.5Title to Transferred Assets.
(a)Seller and its Subsidiaries, as applicable, are the sole and exclusive owner of, and have good, exclusive and, subject to Section 2.4(a), Section 2.4(d) and the terms of the Manufacturing Services Agreement regarding the transfer of the CMO Supply Agreements, transferable title to, all of the material tangible Transferred Assets and have the power to sell, assign, transfer, convey and deliver such material tangible Transferred

Assets pursuant to this Agreement and the Ancillary Agreements, in each case, free and clear of all Encumbrances (other than Permitted Encumbrances).
(b)The Transferred Assets (other than the Seller Product Intellectual Property) to be transferred to Buyer at the Closing (subject to Section 2.4(a), Section 2.4(d) and the terms of the Manufacturing Services Agreement regarding the transfer of the CMO Supply Agreements), together with the rights and services to be provided under the Transition Services Agreement and the Manufacturing Services Agreement, will constitute, at Closing, all of the material rights (other than Intellectual Property), and all of the equipment owned by Seller necessary for Buyer to have the Product manufactured for it in the same manner, in all material respects, as the Product is manufactured for Seller as of the date hereof, except for the Withdrawal Territories (as defined in the Manufacturing Services Agreement).
(c)This Section 5.5 does not relate to Intellectual Property matters, such items being addressed solely by Section 5.17.
Section 5.6Business Financials.  Section 5.6 of the Seller Schedules sets forth Seller’s unaudited estimates of revenue, unit cost of goods sold, gross profits, selling general and administrative expenses, research and development costs, operating expenses, and earnings before interest and taxes, for the twelve (12) month period ended December 31, 2021, the six (6) month period ended June 30, 2022, the nine (9) month period ended September 30, 2022 and the twelve (12) month period ended December 31, 2022, in each case, with respect to the Business (collectively, the “Business Financials”).  The Business Financials (a) have been derived from the accounting books and records of Seller, which books and records have been prepared in all material respects in accordance with applicable legal and accounting requirements (including U.S. GAAP) and (b) are based on Seller’s management’s reasonable assumptions as of and for the periods indicated therein; provided, that the Business Financials and the foregoing representations and warranties are qualified by the fact that, among other things, (i) the Business has not operated on a separate stand-alone basis, (ii) the Business Financials are not stand-alone financial statements prepared in accordance with U.S. GAAP, (iii) the Business Financials are not indicative of what the results of operations, financial position and cash flows of the Business will be in the future and (iv) the Business Financials are subject to, among other things, (A) the absence of normal and reoccurring year-end adjustments and (B) the absence of notes.
Section 5.7Litigation.  There is, and for the past three (3) years there has been, no Proceeding pending or, to the Knowledge of Seller, threatened, against Seller or any of its Subsidiaries (with respect to the Historical Business, any Transferred Asset or the Product) that has resulted in or would reasonably be expected to result in (a) damages to the Historical Business in excess of $1,000,000 or (b) any injunctive, declaratory, or other equitable relief or remedy affecting the ownership right of or in any Transferred Asset or that involves an investigation or suit by any Governmental Authority relating to the Product, any Transferred Asset or the Historical Business, except in the case of this clause (b) as would not, individually or in the aggregate, be material to the Business as a whole.
Section 5.8Compliance with Laws.  Seller or any of its Subsidiaries (with respect to the Historical Business, any Transferred Asset or the Product) is not, and has not been in the past three

(3) years, in violation in any material respect of any Laws or Governmental Orders applicable to the conduct of the Historical Business, any Transferred Asset or the Product except, in each case, as would not, individually or in the aggregate, be material to the Business as a whole.

Section 5.9Absence of Certain Developments. Except as expressly contemplated by this Agreement or any Ancillary Agreement or as set forth on Section 5.9 of the Seller Schedule, since September 30, 2022 until the date hereof (a) Seller has conducted the Historical Business in the ordinary course of business consistent with past practice in all material respects, (b) there has not been any Material Adverse Effect that is continuing and (c) neither Seller nor its Subsidiaries has sold, transferred, licensed, sublicensed or otherwise disposed of any material assets or rights that would constitute Transferred Assets outside of the sale of inventory of the Product in the ordinary course of business or non-exclusive licensing of Intellectual Property in the ordinary course of business.  Since January 1, 2023, neither Seller nor any of its Subsidiaries has, with respect to the Historical Business, any Transferred Asset or the Product, engaged in the practice of “channel stuff” in any material respects.
Section 5.10Regulatory Approvals.
(a)Seller and its Subsidiaries are the registered or beneficial holders of each of the NDAs and any other material Regulatory Approvals, including all of the Transferred Regulatory Documentation.  All Regulatory Approvals held by Seller and its Subsidiaries are in full force and effect except where the failure to so be in full force and effect would not, individually or in the aggregate, be material to the Business, taken as a whole.  The Transferred Regulatory Documentation includes in all material respects all of the applications, submissions, registrations, and notifications in the possession and Control of Seller that have been submitted to a Regulatory Authority for the purpose of obtaining, updating, or maintaining any IND, NDA or foreign equivalent for the Product (for clarity, other than those relating solely to countries in which an NDA is being withdrawn by Seller or any of its Subsidiaries).
(b)Neither Seller nor its Subsidiaries have received any written or, to the Knowledge of Seller, oral notice that any Governmental Authority with jurisdiction over the Historical Business has commenced or will commence any action to enjoin or limit production, marketing or sale of the Product or require a material change in the label or labeling of the Product, except, in each case, where such action would not, individually or in the aggregate, be material to the Historical Business, taken as a whole.
Section 5.11Compliance with Health Care Laws.
(a)With respect to the Product, Seller and each its Subsidiaries is, and for the past three (3) years has been, in compliance with all Health Care Laws, except, in each case, where such noncompliance would not, individually or in the aggregate, be material to the Historical Business, taken as a whole.  During the past three (3) years, neither Seller nor any of its Subsidiaries nor any of its or their directors, officers or employees, nor to the Knowledge of Seller, any agents acting on behalf of Seller or any of its Subsidiaries has received any written or, to the Knowledge of Seller, oral notification from a Governmental Authority or other third party asserting that Seller or any of its

Subsidiaries is, or is suspected of, alleged to be or under investigation for being, not in compliance with any Health Care Laws, Regulatory Approvals or Permits, with respect to the Historical Business, any of the Transferred Assets or the Product, except, in each case, where such noncompliance would not, individually or in the aggregate, be material to the Historical Business, taken as a whole.
(b)During the past three (3) years, and except as would not, individually or in the aggregate, be material to the Historical Business, taken as a whole: (i) no Product distributed or sold by or on behalf of Seller or any of its Subsidiaries has been seized, withdrawn, recalled, detained or subject to a suspension of manufacturing or marketing, (ii) no proceedings in the U.S. or any other jurisdiction seeking the withdrawal, recall, correction, removal, suspension, import detention, seizure or similar action of any such product are, to the Knowledge of Seller, pending or threatened in writing against Seller or any of its Subsidiaries and (iii) neither Seller nor any of its Subsidiaries has received any written (or to the Knowledge of Seller, oral) notice from the FDA or any Governmental Authority that any Product distributed or sold by or on behalf of Seller or any of its Subsidiaries is adulterated, misbranded, or cannot be developed, tested, investigated, produced, manufactured, labeled, distributed, marketed, stored, sold, imported or exported substantially in the manner presently performed or contemplated by or on behalf of Seller or any of its Subsidiaries.
(c)During the past three (3) years, and except as would not, individually or in the aggregate, be material to the Historical Business, taken as a whole: (i) Seller has timely filed with the applicable Governmental Authority all documents, declarations, listings, registrations, reports, statements, amendments, supplements or submissions for the Product, including adverse event reports, as required to be filed and maintained under the applicable Health Care Laws for the Product, (ii) to the Knowledge of Seller and all such filings were true and correct (or timely corrected), did not contain any material omission or false information, and were in material compliance with applicable Health Care Laws when filed, and no material deficiencies have been asserted by any applicable Governmental Authority with respect to any such filings and (iii) all such filings have been maintained in material compliance with all applicable Health Care Laws.
(d)During the past three (3) years, and except as would not, individually or in the aggregate, be material to the Historical Business, taken as a whole: (i) all preclinical and clinical studies, trials and investigations sponsored or conducted by or on behalf of Seller or any of its Subsidiaries with respect to the Product have been and are being conducted in compliance with all Health Care Laws, (ii) no clinical trial sponsored or conducted by or on behalf of Seller or any of its Subsidiaries with respect to the Product has been terminated, materially delayed, limited, suspended or placed on clinical hold prior to completion by the FDA, any other applicable Governmental Authority, or any institutional review board or other ethics committee that has or has had jurisdiction over such clinical trial, and neither the FDA nor any other applicable Governmental Authority, nor any institutional review board or other ethics committee that has or has had jurisdiction over a clinical trial conducted or sponsored by or on behalf of Seller or any of its Subsidiaries with respect to the Product, has ordered or commenced, or threatened in writing to initiate, any action to place a clinical hold order on, or otherwise terminate, materially delay, limit, modify or suspend, any proposed or ongoing clinical trial conducted or proposed to be conducted by or on behalf of Seller or any of its Subsidiaries with respect to the Product or, to the Knowledge of Seller, alleged any violation of the FDCA in connection with any such clinical trial and (iii) to the Knowledge of Seller, no clinical investigator or clinical site director who has conducted or, if still pending, is conducting any clinical trial sponsored by or on behalf of Seller or any of its Subsidiaries with respect to the Product has been disqualified by the FDA or any other foreign, federal, state or local Governmental Authority or received any written notice from the FDA or any other foreign, federal, state or local Governmental Authority of an intent to initiate such disqualification or any other disciplinary action or proceeding.
(e)During the past three (3) years, and except as would not, individually or in the aggregate, be material to the Historical Business, taken as a whole, with respect to Product: (i) there are no Proceedings pending or threatened in writing by or on behalf of the FDA or any Governmental Authority that has jurisdiction over the operations and marketing of Seller or any of its Subsidiaries, (ii) neither Seller nor any of its Affiliates has received any Form FDA-483, notice of adverse finding, FDA warning letter, notice of violation or “untitled letter”, notice of FDA action for import detention or refusal, or any other written notice from the FDA or other Governmental Authority alleging or asserting noncompliance with any Health Care Law or Regulatory Approvals, (iii) neither Seller nor any of its Subsidiaries is or has been subject to any obligation arising under an enforcement action, FDA inspection, FDA warning letter, notice of violation letter from the FDA or any comparable Governmental Authority and (iv) Seller has made all material notifications, submissions, responses and reports required by the FDCA or any other Laws, including any such obligation arising under any administrative, enforcement or regulatory action, FDA inspection, FDA warning letter, FDA notice of violation letter, or other notice, response, or commitment made to or with the FDA or any comparable Governmental Authority and all such notifications, submissions and reports were materially correct and complete as of the date of submission to the FDA or any comparable Governmental Authority.
(f)During the past three (3) years, and except as would not, individually or in the aggregate, be material to the Historical Business, taken as a whole, with respect to the Product, neither Seller nor any of its Subsidiaries nor any of its or their employees, directors, officers, nor to Knowledge of Seller, any of its contractors or agents acting on behalf of Seller or any of its Subsidiaries, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” or any such similar policies set forth in any applicable Laws.
(g)During the past three (3) years, and except as would not, individually or in the aggregate, be material to the Historical Business, taken as a whole, with respect to the Product, neither Seller nor any of its Subsidiaries nor any of its directors, officers, managing employees (as such term is defined in 42 U.S.C. § 1320a-5(b)), nor to Knowledge of Seller, any contractors or agents acting on behalf of Seller or any of its Subsidiaries, has been or is currently suspended, excluded or debarred from, or threatened with or currently subject to an investigation or proceeding that could result in suspension, exclusion or debarment under federal or state law or regulations, or assessed or threatened with assessment of civil monetary penalties regarding any federal health care program, or convicted of any crime regarding health care products or services, or, engaged in any conduct that would reasonably be expected to result in any such debarment, exclusion, suspension, or ineligibility, including: (i) debarment under 21 U.S.C. Section 335a or any similar law; (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar law or regulation or (iii) exclusion under 48 CFR Subpart Section 9.4, the System for Award Management Nonprocurement Common Rule.  With respect to the Product, neither Seller any of its Subsidiaries nor any of its or their current or former directors, officers, or managing employees (as such term is defined in 42 U.S.C. § 1320a-5(b)) has, during the past three (3) years, been subject to any consent decree of, or criminal or civil fine or penalty imposed by, any governmental authority related to Fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, or obstruction of an investigation of controlled substances.
(h)During the past three (3) years, and except as would not, individually or in the aggregate, be material to the Historical Business, taken as a whole, with respect to the Product, neither Seller nor any of its Subsidiaries: (i) is a party to, or subject to the terms of, any corporate integrity agreement or similar agreement or consent order of any governmental authority; (ii) has reporting obligations pursuant to any settlement agreement entered into with any governmental authority; (iii) has been the subject of any investigation conducted by any federal or state enforcement agency; (iv) has been a defendant in any qui tam or False Claims Act litigation; (v) has been served with or received any search warrant, subpoena, civil investigation demand or by or from any federal or state enforcement agency regarding a violation of Health Care Law or (vi) has received any written complaints or other legal claim from any employees, contractors, vendors, providers, patients, study participants that could reasonably be considered to indicate that Seller or any of its applicable Subsidiaries has violated, or is currently in violation of, any Health Care Law.
(i)Except as would not, individually or in the aggregate, be material to the Business, taken as a whole, with respect to the Product and all data relating to the Product, Seller and each of its Subsidiaries is in compliance with applicable provisions of HIPAA and applicable clinical trial protocols or contractual obligations relating to the use of “protected health information” as defined by 45 CFR § 160.103.
Section 5.12Product Liability.  There are not presently pending or, to the Knowledge of Seller, threatened any material civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters relating to any alleged material hazard or alleged material defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to the Product or the Historical Business, except for any actions, suits, demands, claims, hearings, notices, investigations, proceedings or demand letters as would not, individually or in the aggregate, be material to the Historical Business, taken as a whole.

Section 5.13Anti-Corruption Laws.  With respect to the Transferred Assets and the operations or conduct of the Business and except as would not, individually or in the aggregate, be material to the Historical Business, taken as a whole, in the past three (3) years:
(a)neither Seller nor its Subsidiaries nor, to Seller’s Knowledge, any of its or their directors, officers, employees, agents or other Persons acting on behalf of Seller or its Subsidiaries, in each case in its capacity as such, has provided, offered, promised or authorized the provision of anything of value, directly or indirectly, to any Governmental Official or any other Person, in either case, for the purpose of securing any improper advantage in material violation of the Anti-Corruption Laws;
(b)Seller has not (i) received any written (or to Seller’s Knowledge, oral) allegation, (ii) conducted any internal or government-initiated investigation or (iii) made a voluntary, directed or involuntary disclosure to any Governmental Authority or similar agency, in each case, with respect to the Anti-Corruption Laws.
Section 5.14Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission for which Buyer would be responsible in connection with the transactions contemplated by this Agreement or any other Transaction Agreement based on arrangements made between Seller or any of its Subsidiaries.
Section 5.15Permits.  Seller holds or has the right to use all Permits required for the conduct of the Business and ownership of the Transferred Assets.  Each Permit material to and exclusively for use in the conduct of the Business, including each Regulatory Approval exclusively relating to the development, manufacture or commercialization of the Product, is listed on Section 5.15 of the Seller Schedules.  Seller is not in default under, or violating, any of the Permits, except for such defaults or violations as would not, individually or in the aggregate, have a Material Adverse Effect, prevent or materially impact or delay the ability of Seller to consummate the transactions contemplated by, or perform any of its obligations under, the Transaction Agreements.
Section 5.16Taxes.
(a)Seller has timely filed or caused to be timely filed all material Tax Returns relating to the Historical Business or the Transferred Assets that are required to be filed and all such Tax Returns were true, correct and complete in all material respects and prepared in compliance with applicable Laws.  Seller has timely paid or caused to be timely paid all material amounts of Taxes that relate to the Historical Business or the Transferred Assets.
(b)No deficiency has been assessed by a Governmental Authority in writing against Seller with respect to a material amount of Taxes exclusively relating to the Historical Business or the Transferred Assets, nor is there any material Tax deficiency outstanding, assessed or proposed against Seller that relate to the Historical Business or the Transferred Assets, nor has Seller executed any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any material Tax that relates to the Historical Business or the Transferred Assets.

(c)There are no Encumbrances for Taxes upon any of the Transferred Assets, other than Encumbrances for Taxes that are Permitted Encumbrances.
(d)No written claim has been made by a Governmental Authority in a jurisdiction where Seller does not file Tax Returns that, with respect to the Historical Business or Transferred Assets, it is, or may be, required to file a Tax Return in, or that it is or may be subject to taxation by, that jurisdiction.
(e)There is (i) no audit or other examination of any material Tax Return of Seller with respect to the Historical Business or Transferred Assets presently in progress, nor has the Seller been notified of any request for such an audit or other examination and (ii) no adjustment relating to any material Tax Return filed by Seller with respect to the Historical Business or Transferred Assets has been proposed by any Governmental Authority to Seller or any representative thereof.
Section 5.17Intellectual Property.
(a)Section 5.17(a) of the Seller Schedules sets forth, as of the date hereof, a list of all Seller Product Intellectual Property, and to the Knowledge of Seller, all material Seller Licensed Intellectual Property that is owned by a Third Party, in each case, that is registered or for which an application for registration has been filed under the authority of any Governmental Authority (collectively, the “Registered Intellectual Property”), including (i) the jurisdiction in which such item of Registered Intellectual Property has been registered or filed and the applicable registration, issuance, application, or serial number, and the expiration date thereof and (ii) the current owner thereof.
(b)Subject to Section 2.4(a) and Section 2.4(d), the Seller Product Intellectual Property and the Seller Licensed Intellectual Property together include all material Intellectual Property (other than the Seller’s or its Affiliates’ names and related trademarks and logos) that is necessary for, or actually used by, Seller in the manufacture and sale (which, for clarity, does not include distribution, promotion or other commercialization activities) of the Product as of the date hereof.  The foregoing representation will not be deemed a representation of non-infringement of Intellectual Property, which is addressed solely by Section 5.17(f).
(c)(i) Seller or its Subsidiaries solely and exclusively own all right, title and interest in the Seller Product Intellectual Property, free and clear of Encumbrances other than Permitted Encumbrances, (ii) as of the date hereof, to the Knowledge of Seller, the Seller Product Intellectual Property is valid and enforceable, (iii) neither Seller nor any of its Subsidiaries has, other than in the ordinary course of business, abandoned, canceled or forfeited any Seller Product Intellectual Property (including by failing to pay any filing or renewals fees) and (iv) Seller and its Subsidiaries have not, to the Knowledge of Seller, taken any actions that would render a Product Patent owned by Seller or its Subsidiaries invalid or unenforceable.
(d)To the Knowledge of Seller, and except as would not, individually or in the aggregate, be material to the Business, taken as a whole, Seller and its Subsidiaries have accurately and completely disclosed to the U.S. Patent and Trademark Office all references or other evidence that Seller or its Subsidiaries is obligated to disclose to comply with the duty of candor with respect to the Product Patents owned by Seller or its Subsidiaries.
(e)No Third Party, except a patent examiner or patent authority in the ordinary course of patent prosecution of an application for a Patent, has notified Seller in writing, or to the Knowledge of Seller, otherwise alleged, that any claim of a Product Patent owned by Seller or its Subsidiaries is invalid, unpatentable, or unenforceable.  Seller has not received any written notice (or, to the Knowledge of Seller, oral notice) from any Third Party challenging the validity, enforceability or ownership of any material Product Intellectual Property that has not been resolved.
(f)For the past three (3) years, there has been no material judicial, administrative or arbitral action, suit, hearing, inquiry, investigation or other Proceeding (public or private) before any Governmental Authority alleging that the development, use, sale, offer for sale, import, making, having made or commercialization of the Product or any Demo Version constitutes infringement, misappropriation or other violation of any Intellectual Property of any Third Party in any material respect, and Seller has not received any written notice (or, to the Knowledge of Seller, oral notice) from any Third Party making any such allegation.  To the Knowledge of Seller and except as would not, individually or in the aggregate, be material to the Business, taken as a whole, (i) no Third Party is infringing, misappropriating or otherwise violating any of the Product Intellectual Property and (ii) no Third Party has, in the past three (3) years, infringed, misappropriated or otherwise violated any of the Product Intellectual Property.  This Section 5.17(f) constitutes the sole representation and warranty of Seller under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation of Intellectual Property.
(g)None of Seller or any of its Subsidiaries has granted any material outbound licenses under the Seller Product Intellectual Property or Seller Licensed Intellectual Property, other than non-exclusive licenses granted in the ordinary course of business where such license is not the primary purpose of the Contract.
(h)All Persons named as inventors on any Product Patents included in the Seller Product Intellectual Property and invented by or on behalf of Seller or its Subsidiaries or, to the Knowledge of Seller, who should have been listed as such in accordance with applicable Law, have executed and delivered to Seller or its Subsidiary, as applicable, a Contract providing for the present assignment by such Person to Seller or its Subsidiary, as applicable, of all rights in such Product Patents.
(i)Neither the execution, delivery, or performance of this Agreement by Seller, nor the consummation by Buyer of this Agreement, will contravene, violate, conflict with, or result in any material limitation in or modification to Seller’s right, title, or interest in, to or under any Seller Product Intellectual Property.

(j)To the Knowledge of Seller, Seller has not manufactured or commercialized any nasally administered glucagon product other than the Product or manufactured or commercialized any demonstration version of the device relating to the Product other than the Demo Version.
(k)Notwithstanding anything to the contrary set forth in this Agreement, this Section 5.17 contains all of the representations and warranties provided by the Seller with respect to matters related to Intellectual Property and no other representations or warranties contained in this Agreement shall be construed to cover any matter involving Intellectual Property.
Section 5.18Privacy; Data Processing; Security.  There has been no material complaint or Proceeding against or to the Historical Business or Seller or any of its Subsidiaries with respect to the Historical Business in the past three (3) years relating to the privacy, data protection, security, or the confidentiality, availability, or integrity of any Personal Information contained in the Transferred Assets.
Section 5.19Material Business Contracts.
(a)Section 5.19(a) of the Seller Schedules lists, as of the date hereof, the following Contracts to which Seller or any of its Subsidiaries is a party or any of the Transferred Assets is bound and which primarily relate to the Historical Business, Demo Version, or Product (collectively, the “Material Business Contracts”) as of the date hereof:
(i)the Locemia Purchase Agreement and any Contract for the acquisition or disposition of any material assets used in the Historical Business in the prior three (3) years, other than acquisitions or dispositions of inventory of the Product, components thereof or equipment, in each case, in the ordinary course of business;
(ii)any Contract providing for the creation of any Encumbrance on any Transferred Asset, Product or Demo Version;
(iii)any Contract with any Significant Supplier;
(iv)any Contract with any Significant Customer;
(v)any Contract not covered by Section 5.19(a) relating to the manufacturing of the Product or Demo Version or the procurement of any raw materials or components of the Product or Demo Version, other than purchase orders or work orders entered in the ordinary course of business;
(vi)any Transferred Contract imposing any material restriction on the right or ability of Seller or any of its Subsidiaries: (A) to compete with any other Person or to engage in any line of business or geographic area or to sell, license, manufacture or otherwise distribute the Product in any geographic area or during any period of time or (B) to acquire any product, property or other asset (tangible or intangible), or any services, from any other Person or to sell any product or other asset to or perform any services for any other Person, in each case, with respect to the Business, any Transferred Asset, Demo Version, or the Product;
(vii)any Transferred Contract that provides any Person a right of first notice, negotiation, offer or refusal, or last matching right, with respect to any of the Transferred Assets, Demo Version or the Products;
(viii)any Contract providing for the grant of a license under any Product Intellectual Property, excluding any Contract that includes only a non-exclusive license to Intellectual Property where such license is not the primary purpose of the Contract;
(ix)any Transferred Contract related to the Business, any Transferred Asset, Demo Version, or the Product that requires Seller or its Subsidiaries to purchase or sell a minimum quantity of goods, supplies or services for the operation of the Business or the manufacturing of the Demo Version or Product;
(x)any Transferred Contract that requires Seller or its Subsidiaries to provide favored or preferential pricing or supply terms with respect to the Business, Demo Version or the Product;
(xi)any Transferred Contract that provides for exclusivity in favor of Seller or any of its Subsidiaries, on the one hand, or the counterparty to such Contract, on the other hand;
(xii)any Contract relating to the settlement of any Proceeding involving the Historical Business, any Transferred Asset, Demo Version, or the Product entered into in the prior three (3) years;
(xiii)any Contract for services provided to Seller in connection with any ongoing clinical trials for the Product;
(xiv)any Contract involving the purchase or sale of any Product or other asset used in the Business by or to, or the performance of any services by or for, any Related Party;
(xv)any Contract related to the Business, any Transferred Asset, Demo Versions, or the Product involving the purchase, lease, or sale of any equipment or capital asset that is material to the Business; and
(xvi)any Contract providing for license or reservation fees, royalty, contingent, milestone or earnout payments or creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities.
(b)Except as would not, individually or in the aggregate, be material to the Business, taken as a whole, each Material Business Contract that is a Transferred Asset

(the “Covered Material Contracts”) is, as of the date hereof, valid and in full force and effect and is enforceable by Seller in accordance with its terms, subject to the Enforceability Exceptions.  Except as would not, individually or in the aggregate, be material to the Business, taken as a whole, neither Seller nor any of its Subsidiaries is in violation or breach in any material respect, or is in material default under, any Covered Material Contract and, to the Knowledge of Seller, no other Person that is party to a Covered Material Contract is in violation or breach in any material respect, or is in material default under, such Covered Material Contract.  To Seller’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will or could reasonably be expected to: (i) result in a material violation or breach of any of the provisions of any Covered Material Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Covered Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any Covered Material Contract; or (iv) give any Person the right to cancel, terminate or modify any Covered Material Contract.  Except as would not, individually or in the aggregate, be material to the Business, taken as a whole, Seller has not received any notice (in writing or, to Seller’s Knowledge, orally) regarding any actual or alleged material violation or material breach of, or material default under, any Covered Material Contract.  No Person has threatened in writing to terminate or refuse to perform its obligations under any Covered Material Contract.  Except as would not, individually or in the aggregate, be material to the Business, taken as a whole, to Seller’s Knowledge, no Person is renegotiating any amount paid or payable to Seller under any Covered Material Contract or any other material term or provision of any Covered Material Contract. Neither Seller nor any of its Subsidiaries are bound by any Contract providing for royalty, milestone or earnout payments based on sales of the Product other than the Locemia Purchase Agreement.
Section 5.20Customers and Suppliers.
(a)Section 5.20(a) of the Seller Schedules sets forth true and complete lists of each of the top five (5) customers (including wholesalers and distributors) of each of the Product and Demo Version (each such Person, a “Significant Customer”), based on (and sorted by) rebates generated for the twelve (12) month period ended on December 31, 2022.  As of the date hereof, to Seller’s Knowledge, Seller has not received written notice that any Significant Customer (x) has, or intends to, substantially reduce or will substantially reduce the purchase of the Products, or (y) intends to cancel, terminate, or otherwise materially and adversely modify its relationship or Contract with Seller as it relates to the Product (whether related to payment, price or otherwise) for any reason, except in the ordinary course of business or as would not, individually or in the aggregate, be material to the Business, taken as a whole.
(b)Section 5.20(b) of the Seller Schedules sets forth a true and complete list of (i) the single source suppliers that are material to the Business with respect to the Product and Demo Version as of the date hereof and (ii) the top five (5) suppliers of products or service to the Business (including for each of the Products and Demo Version) for the twelve (12) month period ended on December 31, 2022 (each such Person, a “Significant Supplier”).  As of the date hereof, to Seller’s Knowledge, no Significant Supplier has ceased or materially and adversely reduced, or has provided written notice that such Significant Supplier intends to cease or materially and adversely reduce the distribution of raw materials, supplies, services, merchandise and other goods to Seller whether before or after the Closing, except as would not, individually or in the aggregate, be material to the Business, taken as a whole.
Section 5.21Employee Matters.  Except, in each case, as would not individually or in the aggregate, have a Material Adverse Effect, with respect to any employee who works or has worked on the Transferred Assets or in the conduct of the Historical Business, Seller and its Subsidiaries are in compliance with applicable Laws with respect to employment (including any applicable Laws, rules and regulations regarding wage and hour requirements, immigration status, discrimination or harassment in employment, employee health and safety, terms and conditions of employment, termination of employment, employment practices, labor laws and collective bargaining).
Section 5.22Inventory.  Except in the ordinary course of business, in connection with changes in demand for the Product or as would not, individually or in the aggregate, be material to the Business, taken as a whole, since June 30, 2022, Seller has not made changes or adjustments to its management of the levels of inventory of the Product and Demo Versions maintained for the Historical Business.
Section 5.23Complete Copies of Materials.  True and complete copies of each Covered Material Contract in effect as of the date hereof have been made available to Buyer in Data Room, except that such Contracts may be redacted to exclude information not related to the Historical Business.
Section 5.24Transferred Personal Property.  The Transferred Personal Property is, in all material respects, in good working condition, reasonable wear and tear excepted, except as would not, individually or in the aggregate, be material to the Business, taken as a whole.
Section 5.25Restrictions on Business Activities.  There is no Covered Material Contract (non-competition or otherwise) to which Seller or any of its Affiliates is a party or otherwise bound which by its terms (a) prohibits or materially impairs the conduct of any activities with respect to the operation of the Business (including developing, manufacturing or commercializing the Product or Demo Version) or any acquisition of property and assets (including tangible and intangible property and assets) by Seller or any such Affiliate with respect to the Business or the Product or Demo Version, (b) otherwise limits the freedom of Seller or any of its Affiliates to engage in any line of business or to compete with any Person with respect to the Business or the Product (or that would reasonably be expected to limit the freedom of the Buyer or its Affiliates following the Closing), or (c) provides any exclusive right to any Person with respect to the development, manufacturing or commercialization of the Product or Demo Version (including the procurement of any raw materials or components incorporated in, or used in the manufacturing of, the Product, any other glucagon product for nasal administration or Demo Version) except, in each case, as would not, individually or in the aggregate, be material to the Business, taken as a whole.
Section 5.26No Other Representations.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS Article V (AS MODIFIED BY THE SELLER SCHEDULES, IF APPLICABLE) AND THE ANCILLARY AGREEMENTS,

NEITHER SELLER NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SELLER OR ITS AFFILIATES, THE BUSINESS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE ANCILLARY AGREEMENTS AND ANY RIGHTS OR OBLIGATIONS (INCLUDING THE ASSUMED LIABILITIES) TO BE TRANSFERRED HEREUNDER AND THEREUNDER OR PURSUANT HERETO OR THERETO, AND SELLER DISCLAIMS (ON BEHALF OF ITSELF AND ITS AFFILIATES) ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SELLER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS Article V (AS MODIFIED BY THE SELLER SCHEDULES) AND THE ANCILLARY AGREEMENTS, SELLER HEREBY DISCLAIMS (ON BEHALF OF ITSELF AND ITS AFFILIATES) ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO BUYER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER BY ANY REPRESENTATIVE OF SELLER OR ANY OF ITS AFFILIATES).  WITHOUT LIMITING THE FOREGOING, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES TO BUYER REGARDING THE PROBABLE SUCCESS, VALUE OR PROFITABILITY OF THE PRODUCT.  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 5.26 OR ANY OTHER TERM HEREIN OR IN ANY ANCILLARY AGREEMENT, NOTHING IN THIS SECTION 5.26 OR IN ANY SUCH TERM SHALL LIMIT ANY RECOURSE SELLER OR ANY OF ITS AFFILIATES WOULD HAVE IN THE CASE OF FRAUD.

Article VI
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows as of the date hereof and as of the Closing Date (other than any representations and warranties made as of a specific date, which representations and warranties shall be as of such date):

Section 6.1Buyer’s Organization; Good Standing.
(a)Buyer is duly incorporated, validly existing and, to the extent legally applicable, in good standing under the laws of Delaware and has the requisite power and authority to operate its business as now conducted.
(b)Buyer is duly qualified to conduct business as a foreign corporation and is in good standing in every jurisdiction where the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify or be in good standing would not, individually or in the aggregate, reasonably be expected to prevent or materially delay its ability to consummate the transactions contemplated by, or to perform its obligations under, the Transaction Agreements.

Section 6.2Authority; Enforceability.  Buyer has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the other Transaction Agreements by Buyer and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized.  This Agreement has been duly executed and delivered by Buyer, and upon execution and delivery thereof, the other Transaction Agreements will have been duly executed and delivered by Buyer, and assuming the due authorization, execution and delivery of this Agreement by Seller, this Agreement constitutes, and upon the due authorization, execution and delivery thereof by Seller, the other Transaction Agreements will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with the terms hereof, subject to the Enforceability Exceptions.
Section 6.3No Conflicts.  Provided that all consents, approvals, authorizations and other actions described in Section 6.4 have been obtained or taken, except as may result from any facts or circumstances relating to Seller or its Subsidiaries, the execution, delivery and performance by Buyer of the Transaction Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby do not, and will not (a) conflict with or violate any Law or Governmental Order applicable to Buyer, (b) conflict with or violate, in any material respect, any provision of the articles of incorporation or by-laws (or similar organizational document) of Buyer or (c) result in any breach of, or constitute a default under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other material instrument to which Buyer is a party, except, with respect to the foregoing clauses (a) and (c), for such violations or conflicts which would not, individually or in the aggregate, reasonably be expected to prevent or materially delay its ability to consummate the transactions contemplated by, or to perform its obligations under, any of the Transaction Agreements.
Section 6.4Consents and Approvals.  The execution, delivery and performance by Buyer of the Transaction Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby do not and will not require any material consent, approval, authorization or other action by, or any material filing with or notification to, any Governmental Authority by Buyer or any of its Affiliates, except (a) in connection, or in compliance, with the notification and waiting period requirements of the HSR Act and applicable filings or approvals under non-U.S. antitrust and competition Laws or (b) where the failure to obtain such consent, approval, authorization, or action or to make such filing or notification would not, individually or in the aggregate, reasonably be expected to prevent or materially delay its ability to consummate the transactions contemplated by, or to perform its obligations under, any of the Transaction Agreements.
Section 6.5Compliance with Laws.  Neither Buyer nor any of its Affiliates that are or will be party to any Transaction Agreements are in violation of any Laws or Governmental Orders applicable to them or by which any of their respective material assets is bound or affected, except for violations the existence of which would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impact their ability to consummate the transactions contemplated by, or to perform their respective obligations under, any of the Transaction Agreements.

Section 6.6Litigation.  There is no Proceeding pending or, to the Knowledge of Buyer, threatened against Buyer or any of its Affiliates which, if adversely determined, would reasonably be expected to prevent or materially delay or impact their ability to consummate the transactions contemplated by, or to perform their respective obligations under, any of the Transaction Agreements.
Section 6.7Brokers.  Buyer will be solely responsible for any commission, finder’s fee or other fees and expenses for services rendered by any broker, finder, financial advisor or investment bank in connection with the transactions contemplated hereby or any other Transaction Agreement based on arrangements made by Buyer or any of its Affiliates.
Section 6.8Solvency.  Immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including the Financing and any other financings being entered into in connection therewith):
(a)the fair saleable value (determined on a going concern basis) of the assets of Buyer Guarantor will be greater than the total amount of its Liabilities (including all Liabilities, whether or not reflected in a balance sheet prepared in accordance with U.S. GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed);
(b)Buyer Guarantor will be able to pay its debts and obligations in the ordinary course of business as they become due; and
(c)Buyer Guarantor will have adequate capital to carry on the Buyer Business.
Section 6.9Reserved.
Section 6.10Financing.
(a)As of the date hereof, Buyer has delivered to Seller a true, complete and correct copy of the fully executed debt commitment letter dated as of the date of this Agreement by and among Buyer Guarantor and the Financing Sources party thereto (together with all exhibits, schedules, annexes and joinders thereto, as the same may be amended, modified, supplemented, extended or replaced from time to time in compliance with the terms of this Agreement, the “Debt Commitment Letter”) and any related fee letters entered into in connection therewith (together with all exhibits, schedules, annexes and joinders thereto, as the same may be amended, modified, supplemented, extended or replaced from time to time in compliance with the terms of this Agreement, the “Fee Letters”, and together with the Debt Commitment Letter, the “Commitment Letter”) (except that fee amounts, economic flex, and other economic terms may be redacted in a customary manner (none of which could reasonably be expected to adversely affect the conditionality, enforceability or termination provisions of the Debt Commitment Letter or reduce the aggregate principal amount of the Financing)), pursuant to which, upon the terms and subject to the conditions set forth therein, the Financing Sources party thereto have agreed, severally but not jointly, subject to the terms of the Commitment Letter, to provide or cause to be provided the amounts set forth therein in connection with the transactions contemplated by this Agreement.  The Commitment Letter is, as of the date hereof, in full force and effect and constitutes the valid, binding and enforceable obligation of Buyer Guarantor and, to the Knowledge of Buyer, the other parties thereto, enforceable in accordance with their terms, in each case, subject to the Enforceability Exceptions.  As of the date hereof, there are no conditions precedent related to the funding of the full amount of the Financing contemplated by the Commitment Letter, other than the conditions precedent set forth in the Commitment Letter (such conditions precedent, the “Financing Conditions”) and there are no other written agreements that permit the imposition of new or additional conditions precedent to the funding of the Financing or the expansion of any existing conditions precedent to the funding of the Financing.
(b)As of the date hereof, the Commitment Letter has not been amended or modified in any manner, and the respective commitments contained therein have not been terminated, reduced, withdrawn or rescinded in any respect, and, as of the date hereof, no such termination, reduction, withdrawal or rescission is contemplated other than for any amendment, modification or supplementation to the Commitment Letter solely to add lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Commitment Letter as of the date hereof to the extent permitted under Section 8.9.  As of the date hereof, assuming the conditions set forth in Section 9.1, Section 9.2 and Section 9.3 hereof will be satisfied, Buyer has no reason to believe that (i) any of the Financing Conditions will not be satisfied on or prior to the Closing Date or (ii) the Financing contemplated by the Commitment Letter will not be available to Buyer Guarantor on the Closing Date.
(c)As of the date hereof, neither Buyer Guarantor nor any of its Affiliates is in default or breach under the terms and conditions of the Commitment Letter.  There are no side letters, understandings or other agreements or arrangements relating to funding of the full amount of the Financing to which Buyer Guarantor (or an Affiliate thereof) is a party, other than those set forth in the Commitment Letter.  Buyer Guarantor (or an Affiliate thereof) has fully paid any and all commitment or other fees and amounts required by the Commitment Letter to be paid on or prior to the date hereof.
(d)Assuming that (i) the parties to the Commitment Letter (other than Buyer Guarantor or any of its Affiliates) perform their obligations in accordance with the terms of the Commitment Letter and (ii) the satisfaction or waiver of the conditions set forth in Section 9.2(a), Buyer will have at the Closing sufficient available funds to satisfy all of Buyer’s obligations under this Agreement and under the Commitment Letter to be satisfied at the Closing, including the payment in full of the Closing Payment and all other amounts to be paid pursuant to this Agreement on the Closing Date (such amounts, collectively, the “Transaction Amounts”).  As of the date hereof, Buyer has no reason to believe that the representation contained in the immediately preceding sentence will not be true at and as of the Closing.  In no event shall the receipt or availability of any funds or financing (including the Financing contemplated by the Commitment Letter) by or to Buyer or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Buyer hereunder.

Section 6.11Investigation.  BUYER ACKNOWLEDGES AND AGREES THAT IT HAS MADE ITS OWN INQUIRY AND INVESTIGATION INTO, AND, BASED THEREON, HAS FORMED AN INDEPENDENT JUDGMENT CONCERNING THE BUSINESS AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE ANCILLARY AGREEMENTS AND ANY OTHER ASSETS, RIGHTS OR OBLIGATIONS (INCLUDING THE ASSUMED LIABILITIES) TO BE TRANSFERRED HEREUNDER OR THEREUNDER OR PURSUANT HERETO OR THERETO.  EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLER IN ARTICLE V AND THE ANCILLARY AGREEMENTS, (a) BUYER ACKNOWLEDGES AND AGREES THAT (i) SELLER IS NOT MAKING AND HAS NOT MADE ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE BUSINESS OR THE TRANSFERRED ASSETS, OR SELLER’S OR ITS AFFILIATES’ RESPECTIVE BUSINESSES, ASSETS, LIABILITIES, OPERATIONS, PROSPECTS, OR CONDITION (FINANCIAL OR OTHERWISE), INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY TRANSFERRED ASSETS, THE NATURE OR EXTENT OF ANY ASSUMED LIABILITIES, THE PROSPECTS OF THE BUSINESS, THE EFFECTIVENESS OR THE SUCCESS OF ANY OPERATIONS, OR THE ACCURACY OR COMPLETENESS OF ANY CONFIDENTIAL INFORMATION MEMORANDA, MANAGEMENT PRESENTATION, DOCUMENTS, PROJECTIONS, MATERIAL OR OTHER INFORMATION (FINANCIAL OR OTHERWISE) REGARDING THE BUSINESS, THE TRANSFERRED ASSETS OR ASSUMED LIABILITIES, OR SELLER OR ITS AFFILIATES FURNISHED TO BUYER OR ITS REPRESENTATIVES OR MADE AVAILABLE TO BUYER AND ITS REPRESENTATIVES IN ANY “DATA ROOMS,” “VIRTUAL DATA ROOMS,” MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED HEREBY, OR IN RESPECT OF ANY OTHER MATTER WHATSOEVER AND (ii) NO OFFICER, AGENT, REPRESENTATIVE OR EMPLOYEE OF THE BUSINESS HAS ANY AUTHORITY, EXPRESS OR IMPLIED, TO MAKE ANY REPRESENTATIONS, WARRANTIES OR AGREEMENTS NOT SPECIFICALLY SET FORTH IN THIS AGREEMENT AND SUBJECT TO THE LIMITED REMEDIES HEREIN PROVIDED; (b) BUYER SPECIFICALLY DISCLAIMS THAT IT IS RELYING UPON OR HAS RELIED UPON ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES THAT MAY HAVE BEEN MADE BY ANY PERSON, AND ACKNOWLEDGES AND AGREES THAT SELLER HAS SPECIFICALLY DISCLAIMED AND DO HEREBY SPECIFICALLY DISCLAIM ANY SUCH OTHER REPRESENTATION OR WARRANTY MADE BY ANY PERSON AND (c) BUYER IS ACQUIRING THE TRANSFERRED ASSETS AND THE ASSUMED LIABILITIES IN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, SUBJECT ONLY TO THE SPECIFIC REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE V (AS MODIFIED BY THE SELLER SCHEDULES) AND THE ANCILLARY AGREEMENTS.  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 6.11 OR ANY OTHER TERM HEREIN OR IN ANY ANCILLARY AGREEMENT, NOTHING IN THIS SECTION 6.11 OR IN ANY SUCH TERM SHALL LIMIT ANY RECOURSE BUYER OR ANY OF ITS AFFILIATES WOULD HAVE IN THE CASE OF FRAUD.
Section 6.12Disclaimer of Other Representations and Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS

Article VI, Section 3.2(l), Section 3.3(d) and Section 12.15  hereof AND THE ANCILLARY AGREEMENTS, NEITHER BUYER NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO BUYER OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE ANCILLARY AGREEMENTS AND BUYER DISCLAIMS (ON BEHALF OF ITSELF AND ITS AFFILIATES) ANY OTHER REPRESENTATIONS AND WARRANTIES, WHETHER MADE BY BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES.

Article VII
CERTAIN COVENANTS AND AGREEMENTS
Section 7.1Conduct of Business Prior to the Closing.
(a)Except as (i) required by applicable Law or a Governmental Authority, (ii) expressly contemplated by any of the Transaction Agreements, (iii) set forth in Section 7.1 of the Seller Schedules or (iv) consented to in writing by Buyer in advance (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement through the Closing (or until earlier termination of this Agreement in accordance with its terms) Seller will, and will cause its Subsidiaries to, solely with respect to the Business and the Transferred Assets, use commercially reasonable efforts to comply with all applicable Laws, preserve intact the Business and the Transferred Assets and conduct the Business in the ordinary course of business consistent with past practice; provided, that no action by Seller or any of its Subsidiaries to the extent expressly permitted by Section 7.1(b) will be a breach of this Section 7.1(a).
(b)Except as (i) required by applicable Law or a Governmental Authority, (ii) expressly contemplated by any of the Transaction Agreements, (iii) set forth in Section 7.1 of the Seller Schedules or (iv) consented to in writing by Buyer in advance (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement through the Closing (or until earlier termination of this Agreement in accordance with its terms) Seller shall not, and shall cause its Subsidiaries not to, solely with respect to the Business or any Transferred Assets, take any of the following actions:
(i)sell, transfer, lease, sublease, license, sublicense, or otherwise dispose of any Transferred Assets or any Seller Licensed Intellectual Property other than (A) the sale of inventory or granting of non-exclusive licenses to Intellectual Property, each in the ordinary course of business consistent with past practices; (B) as necessary to comply with any Contract in effect as of the date hereof to which Seller or an Affiliate thereof is a party and has been disclosed on the Seller Schedules; or (C) the expiration of Product Intellectual Property in accordance with its statutory term;
(ii)acquire any material properties or material tangible assets primarily related to the Business outside of the ordinary course of business consistent with past practices;

(iii)fail to satisfy when due any material Assumed Liability related to the Historical Business or any Transferred Asset if it would reasonably be expected to materially impair Buyer’s ability to conduct the Buyer Business following the Closing in substantially the same manner as the Business was conducted by Seller immediately prior to the date hereof and the Closing;
(iv)enter into any settlement or release with respect to any Proceeding relating to the Historical Business or any Transferred Asset that would reasonably be expected to materially impair Buyer’s ability to conduct the Buyer Business following the Closing in substantially the same manner as the Business was conducted by Seller immediately prior to the date hereof and the Closing or impose any material non-monetary restrictions, liabilities or obligations on the Business or the Buyer Business or will be an Assumed Liability, or otherwise compromise, settle or waive any material claims or rights of the Historical Business or any of the Transferred Assets, other than with respect to such rights or claims which would have constituted Excluded Assets;
(v)other than in the ordinary course of business consistent with past practice, knowingly defer payment of any accounts payable relating to the Historical Business or any Transferred Asset in any material respect;
(vi)knowingly subject to any Encumbrance any of the Transferred Assets (whether tangible or intangible), except for (A) Permitted Encumbrances or (B) Encumbrances that will be extinguished, released and terminated in full at or in connection with the Closing;
(vii)terminate, enter into or materially modify the terms of any Contract primarily relating to the Business or any Transferred Asset that would (A) result in any Transferred Asset being a Non-Transferable Asset at Closing, (B) prevent or materially delay or impair the ability of Seller to consummate the transactions contemplated by, or perform its obligations under, any of the Transaction Agreements or (C) materially impair Buyer’s ability to conduct the Buyer Business following the Closing in substantially the same manner as the Business was conducted by Seller immediately prior to the date hereof and the Closing; or
(viii)agree to or enter into any commitment with respect to any of the foregoing.
(c)Notwithstanding anything to the contrary herein, including the provisions of Section 7.1(a), (i) nothing shall prohibit or otherwise restrict in any way the operation of the business of Seller or any of its Subsidiaries, except solely with respect to the conduct of the Business, any Transferred Assets or any Assumed Liability as expressly set forth herein, (ii) nothing contained herein shall give Buyer any right to manage, control, direct or be involved in the management of Seller or any of its Affiliates at any time or the Business prior to the Closing and (iii) Seller may take reasonable actions in compliance with applicable Law with respect to any operational emergencies (including any restoration measures in response to any hurricane, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural disaster or severe weather-related event, circumstance or development), equipment failures, outages or an immediate and material threat to the health or safety of natural Persons (including any reasonable good faith action taken to address an event stemming from or arising out of the COVID-19 pandemic, including any action by Seller reasonably necessary to comply with any binding guidelines, advice or decree of any Governmental Authority in connection with or related to COVID-19 (including COVID-19 Measures) and any action taken by Seller in the operation of the Business in its reasonable discretion in connection with or related to COVID-19 or similar pandemic); provided, that Seller shall provide Buyer with written notice of any such action that would have a material impact with respect to the Business, the Transferred Assets, the Assumed Liabilities or the Transaction Agreements as soon as reasonable practicable thereafter (and in no event more than five (5) Business Days after such action is taken).
Section 7.2Access to Information.
(a)From the date of this Agreement until the Closing Date (or until earlier termination of this Agreement in accordance with its terms), upon reasonable prior notice and subject to applicable restrictions or limitations as a result of COVID-19 or any COVID-19 Measures, and except as determined in good faith by Seller to be appropriate to ensure compliance with any applicable Laws and subject to any applicable privileges (including the attorney-client privilege) and contractual confidentiality obligations, Seller shall (i) afford the Representatives of Buyer reasonable access, during normal business hours, to the books and records that will be Transferred Records and Transferred Regulatory Documentation and (ii) furnish to the Representatives of Buyer such additional information primarily related to the Business, the Transferred Assets, the Assumed Liabilities or the Product as reasonably requested from Buyer from time to time for purposes of consummating the transactions contemplated by this Agreement and preparing to operate the Buyer Business following Closing or the expiration of the Manufacturing Services Agreement or the Transition Services Agreement; provided, however, that the provision of such access and such data and information shall be conducted in a manner as to not (i) jeopardize the health and safety of any employee of Seller, including in light of COVID-19 (taking into account any COVID-19 Measures) or (ii) unreasonably interfere with any of the businesses, personnel or operations of Seller, including Internal Compliance Codes; provided, further, however, subject to Section 8.8, that the auditors and accountants of Seller or its Subsidiaries, as applicable, shall not be obliged to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants.  From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, except as provided in Section 7.3, in the ordinary course of business consistent with past practice or for such parties for whom Seller provides prior written consent (not to be unreasonably withheld, conditioned or delayed), neither Buyer, its Affiliates nor any of their respective Representatives shall contact any employees of, suppliers to, or customers of, Seller or any of its Affiliates in connection with or with respect to this Agreement, any other Transaction Agreement or the transactions contemplated hereby and thereby, or to otherwise discuss the business or operations of the Business; provided, however, that neither Buyer, its Affiliates nor any of their respective Representatives shall have any contact or discussion with any party with respect to the Business (including any such party for whom Seller has otherwise provided prior written consent) during the referenced period without first consulting Seller and its Subsidiaries, and the applicable Representatives of Seller and its Subsidiaries shall be copied on all written correspondence and, if requested by Seller in writing, present for all oral communications and meetings.
(b)Notwithstanding anything in this Agreement to the contrary, Seller shall not be required, prior to the Closing, to disclose, or cause or seek to cause the disclosure, to Buyer or its Affiliates or Representatives (or provide access to any properties, books or records of Seller that would reasonably be expected to result in the disclosure to such Persons or others) of (i) any competitively sensitive information (including disaggregated unit-level cost of product sold information) or any confidential information relating to Intellectual Property applications or product development, or pricing and marketing plans, nor shall Seller be required to permit or cause or seek to cause others to permit Buyer or its Affiliates or Representatives to have access to or to copy or remove from the properties of Seller any documents, drawings or other materials that might reveal any such confidential information, in each case, other than to members of the “Recipient Clean Team” (as defined in the Initial Clean Team Confidentiality Agreement, dated as of August 25, 2022, between Seller and Buyer Guarantor), (ii) any Personal Information of any data subjects for which any necessary notices and/or consents have not been received or (iii) any information, the disclosure of which would, in Seller’s reasonable judgment, (A) violate any applicable Laws, (B) jeopardize attorney/client privilege or other established legal privilege or (C) disclose any trade secrets of Seller (to the extent not included in the Transferred Assets).
Section 7.3Customers, Payors, Insurers, Distributors, Manufacturers, Licensors and Suppliers.  Prior to the Closing (or until earlier termination of this Agreement in accordance with its terms), at the request of Buyer, Seller shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to make introductions to customers, payors, insurers, distributors, manufacturers, licensors, suppliers, and other commercial counterparties of the Business (the “Business Counterparties”) to the extent that existing Contracts with such counterparties relating to the operation of the Business are not Transferred Assets.  Without limiting the foregoing, if requested by Buyer prior to the Closing, Seller shall provide a letter to any Business Counterparty with whom Seller has an exclusive arrangement or other rights, in each case, primarily relating to the Product that would continue following the Closing with respect to the Business, the Buyer Business or the Product that authorizes Buyer (or any of its Affiliates) and such Business Counterparty to negotiate an arrangement that, subject to the occurrence of the Closing, would provide Buyer or one of its Affiliates with rights that would otherwise be subject to such exclusive or any other arrangement with Seller or any of its Affiliates that would restrict Buyer or any of its Affiliates from doing so; provided, that Seller will be provided an opportunity to participate in any discussions or negotiations.
Section 7.4Confidentiality.  The terms of that certain confidential disclosure agreement dated May 17, 2022 (as amended, the “Confidentiality Agreement”) between Seller and Buyer Guarantor are incorporated into this Agreement by reference and shall continue in full force and effect (and the confidentiality obligations thereunder shall be binding upon Buyer and Seller and their respective Affiliates and their respective Representatives) until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate; provided, however, that Buyer’s confidentiality obligations shall terminate only in respect of that portion of the “Confidential Information” (as defined in the Confidentiality Agreement) exclusively relating to the Historical Business or otherwise constituting a Transferred Asset, and for all other “Confidential Information”, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.  If, for any reason, the Closing does not occur, then the Confidentiality Agreement shall continue in full force and effect following the termination of this Agreement in accordance with its terms.  Upon Closing, all Confidential Information to the extent it constitutes Transferred Assets shall solely and exclusively vest with Buyer and notwithstanding any conflicting provision of the Confidentiality Agreement, except in connection with the performance of Seller’s obligations under any of the Transaction Agreements, Seller and its Subsidiaries and their respective Representatives will be obligated to maintain the confidentiality of such Confidential Information and to not use such Confidential Information after the Closing without the express written consent of Buyer for a period of seven (7) years after the Closing; provided, that, with respect to any such Confidential Information that constitutes a trade secret under applicable Law such confidentiality obligations shall continue so long as the Confidential Information maintains its status as a trade secret.  Notwithstanding anything to the contrary in the Confidentiality Agreement, the terms of this Agreement shall be deemed the “Confidential Information” of both Parties, and each Party shall maintain the confidentiality of such information in accordance with the terms of the Confidentiality Agreement and this Section 7.4.  Notwithstanding anything in this Section 7.4 to the contrary, each Party shall have the right to disclose Confidential Information or the terms of this Agreement or any other Transaction Agreement (a) as may be required by Law (including any disclosure obligations under the federal securities Laws or applicable accounting principles), the rules and regulations of any national securities exchange upon which the securities of Seller, Buyer or their respective Affiliates are listed or to any Governmental Authority (including federal, state, or foreign taxing authorities) with jurisdiction over such Party upon request by such Governmental Authority or (b) to any bona fide potential or actual investor, acquiror, merger partner, or other financial or commercial partner for the sole purpose of evaluating or carrying out an actual or potential investment, acquisition or other business relationship, in each case, involving the Product, the Transferred Assets or the Assumed Liabilities; provided, that in connection with such disclosure, such Party shall inform each disclosee of the confidential nature of such information and require each disclosee to execute a customary non-disclosure agreement pursuant to which such disclosee agrees to treat such information as confidential.

Section 7.5Insurance.  Buyer acknowledges and agrees that, upon Closing, all insurance coverage provided under Seller’s insurance policies or otherwise in relation to the Transferred Assets pursuant to policies, risk funding programs or arrangements maintained by Seller or by any Affiliate of Seller (whether such policies are maintained in whole or in part with Third Party insurers or with Seller or its Subsidiaries and including any captive policies or fronting arrangements, and including any “occurrence” based insurance policies provided in relation to Seller and its Affiliates with respect to any occurrences prior to Closing) shall cease, and no further coverage shall be available in respect of any Transferred Asset or Assumed Liability under any such policies, programs or arrangements; provided, that, if a material Transferred Asset suffers a casualty loss prior to the Closing Date that is covered by insurance maintained by Seller or its Subsidiaries, Seller shall cause any insurance proceeds actually received in respect of such casualty loss, net of any expenses (including any deductibles retained by Seller) incurred in connection with the receipt of such proceeds, to be applied to restore or replace such Transferred Asset.

Section 7.6Regulatory and Other Authorizations; Consents.
(a)Prior to the Closing, each of Buyer Guarantor, Buyer and Seller shall use reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under any Regulatory Laws to consummate the Closing in an expeditious manner, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the sale of the Transferred Assets and the other transactions contemplated by this Agreement and (ii) obtaining (and cooperating with each other in obtaining) any approval under any Regulatory Laws (which actions shall include furnishing all information required under any Regulatory Laws) required to be obtained or made by Buyer or Seller or any of their respective Affiliates in connection with the Closing.  Additionally, Buyer Guarantor and Buyer shall take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to fulfill all conditions precedent to this Agreement and shall not (and shall cause each of their respective Affiliates and Representatives not to) take any action after the date of this Agreement that would reasonably be expected to (A) prevent, delay or impede the obtaining of, or result in not obtaining, any approval under any Regulatory Laws required to be obtained or made by Buyer or Seller or any of their respective Affiliates in connection with the sale of the Transferred Assets and the other transactions contemplated by this Agreement or (B) otherwise cause any of the conditions set forth in Article IX of this Agreement to fail to be satisfied or prevent, delay or impede the consummation of the sale of the Transferred Assets or any other transaction contemplated by this Agreement.  Buyer Guarantor and Buyer shall not directly or indirectly extend any waiting period under the HSR Act or enter into any agreement with a Governmental Authority not to consummate, or to delay consummation of, the transactions contemplated by this Agreement except with the prior written consent of Seller (which consent shall not be unreasonably withheld, delayed or conditioned).
(b)Prior to the Closing, to the extent not prohibited by applicable Law, Buyer Guarantor and Buyer, on the one hand, and Seller, on the other hand, shall each keep the other apprised of the status of matters relating to the completion of the sale of the Transferred Assets and the other transactions contemplated by this Agreement and work cooperatively in connection with obtaining all required approvals under any Regulatory Laws.  In that regard, prior to the Closing, subject to the Confidentiality Agreement and Section 7.4, to the extent not prohibited by applicable Law, each of Seller, on the one hand, and Buyer and Buyer Guarantor, on the other hand, shall cooperate in all respects and promptly consult with the other Party to provide any necessary information with respect to all filings made by such Party with any Governmental Authority or any other information supplied by such Party to, or correspondence with, a Governmental Authority in connection with this Agreement, the sale of the Transferred Assets and the other transactions contemplated by this Agreement.  Subject to the Confidentiality Agreement and Section 7.4, to the extent not prohibited by applicable Law, each Party shall promptly inform the other Party, and if in writing, furnish the other Party with copies of (or, in the case of oral communications, advise the other Party of) any communication from any

Governmental Authority in connection with this Agreement or sale of the Transferred Assets, or with any other Person in connection with any Proceeding by a private Party relating to any Regulatory Laws in connection with this Agreement or sale of the Transferred Assets or the other transactions contemplated by this Agreement, and permit the other Party to review and discuss reasonably in advance, and consider in good faith the views of the other Party in connection with, any proposed written or oral communication, correspondence or submission with or to any such Governmental Authority or other such Person.  Buyer Guarantor, Buyer or their respective Representatives, on one hand, and Seller or its Representatives, on the other hand, shall not participate in any meeting (including telephone conversation, video conference, or other discussion) with any Governmental Authority in connection with this Agreement or sale of the Transferred Assets, or with any other Person in connection with any Proceeding by a private party relating to any Regulatory Laws in connection with this Agreement or sale of the Transferred Assets, or make oral submissions at meetings or in telephone or other conversations, unless it consults with the other Party reasonably in advance and, to the extent not prohibited by such Governmental Authority, gives the other Party the opportunity to attend and participate thereat.  For the avoidance of doubt, Buyer Guarantor, Buyer and Seller shall jointly develop, and each Party shall consult and cooperate in all respects with one another, and consider in good faith the views of one another, in connection with the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party, hereto in connection with obtaining all required approvals under Regulatory Laws.  Buyer Guarantor, Buyer and Seller may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Party under this Agreement as “outside counsel/in-house counsel only.”  Such designated materials and any materials provided by Buyer Guarantor and Buyer to Seller or by Seller to Buyer and Buyer Guarantor pursuant to this Section 7.6, and the information contained therein, shall be given only to the outside legal counsel and in-house counsel of the recipient and shall not be disclosed by such outside counsel and in-house counsel to employees (other than in-house counsel), officers or directors of the recipient, unless express permission is obtained in advance from the source of the materials (Buyer Guarantor, Buyer or Seller, as the case may be) or its legal counsel; it being understood that materials provided pursuant to this Agreement may be redacted (i) to remove references concerning the valuation of the Business, (ii) as necessary to comply with contractual obligations and (iii) as necessary to protect privileged attorney-client communications or attorney work product.
(c)Buyer Guarantor, Buyer and Seller shall file or cause to be filed (i) all notifications under the HSR Act as promptly as practicable, but in any event no later than ten (10) Business Days after the date of this Agreement and (ii) any other required filings and/or notifications under applicable Regulatory Laws as soon as reasonably practicable after the date of this Agreement.  Each of Buyer Guarantor, Buyer and Seller will (and will cause each of its respective representatives to) use its reasonable best efforts to (A) supply (or cause to be supplied) any additional information or documentary material that may be requested by a Governmental Authority in connection the sale of the Transferred Assets (or the other transactions contemplated by this Agreement or any Ancillary Agreement) or with obtaining any approval under Regulatory Laws, (B) take actions that are necessary to, as promptly as practicable (and in any event prior to the

Outside Date), cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other Regulatory Laws applicable to the acquisition of the Transferred Assets and other transactions contemplated by this Agreement and (C) obtain any required approvals, consents, and clearances pursuant to any Regulatory Laws as may be necessary, proper, or advisable to effectuate the transactions contemplated by this Agreement.  Buyer Guarantor, Buyer and Seller further agree that, subject to advance consent from Seller (which consent shall not be unreasonably withheld, conditioned or delayed), Buyer Guarantor will withdraw and refile its HSR Act notification form pursuant to 16 C.F.R. § 803.12 if necessary to avoid the issuance of a request for additional information or documentary material pursuant to 18 U.S.C. § 18a(e)(1) and 16 C.F.R. § 803.20.
(d)Notwithstanding anything to contrary contained herein, in no event shall Buyer or Buyer Guarantor be obligated to, and Seller shall not without prior written consent of Buyer Guarantor, (A) propose, negotiate, commit to, effect and agree to, by consent decree, hold separate order, or otherwise, the sale, divestiture, license, hold separate, and other disposition of the Transferred Assets or any entities, operations, assets, divisions, businesses, product lines, customers or facilities of Buyer, Buyer Guarantor or their respective Subsidiaries, (B) create, terminate, amend or assign existing relationships, ventures, contractual rights, or obligations of the Transferred Assets, the Business, the Buyer Business, Buyer, Buyer Guarantor or their respective Subsidiaries, (C) amend, assign, or terminate existing licenses or other agreements (and enter into such new licenses or other agreements), (D) otherwise take or commit to any action that would limit Buyer’s, Buyer Guarantor’s or their respective Subsidiaries’ freedom of action with respect to, or its ability to retain or hold, directly or indirectly, the Transferred Assets, the Business or the Buyer Business, or any businesses, assets, products, or equity interests of Buyer, Buyer Guarantor or their respective Subsidiaries, and (E) enter into any order, consent decree or other agreement with any Governmental Authority to effectuate any of the foregoing (the “Regulatory Actions”).  Nothing herein shall require Buyer, Buyer Guarantor, or Seller, to litigate with any Governmental Authority.
(e)Notwithstanding any other provision of this Agreement, nothing in this Section 7.6 shall require Seller or its Affiliates to take or agree to take any action with respect to its businesses other than the Transferred Assets.
(f)Whether or not the Closing is consummated, Buyer shall be responsible for (i) the filing fees for filings made under the HSR Act and (ii) the filing fees made in connection with any other approval under Regulatory Laws.  Each Party will otherwise bear its own costs of preparing its own filings and related fees and expenses incurred to obtain any required any approval under Regulatory Laws, including the HSR Act.
Section 7.7Third Party Consents.  Each of Buyer and Seller agrees to cooperate and use commercially reasonable efforts to obtain any consents and approvals from any third Person other than a Governmental Authority that may be required in connection with the transactions contemplated by the Transaction Agreements (collectively, the “Third Party Consents”).  Notwithstanding anything in this Agreement to the contrary, neither Buyer nor Seller shall be required to compensate any Third Party, commence or participate in any Proceeding or offer or grant any accommodation (financial or otherwise, including any accommodation or arrangement to remain secondarily liable or contingently liable for any Assumed Liability) to any Third Party (a) to obtain any Third Party Consent or (b) in connection with Seller’s or Buyer’s obligations under Section 2.4 or Section 8.1.

Section 7.8Non-Solicitation; Non-Hire.  Commencing on the Closing Date and continuing until the second (2nd) anniversary thereof, without Seller’s prior written consent, Buyer shall not, and shall cause its Affiliates not to, directly or indirectly, solicit for employment or services (whether as an employee, consultant, independent contractor or otherwise), offer to hire or engage, hire, engage or enter into any employment or consulting agreement or arrangement with any of the employees of Seller or its Subsidiaries who are involved in the Business or have responsibilities related to the Business or the Product; provided, that these prohibitions shall not apply to (a) solicitations of any such individual whose employment with Seller or any of its Subsidiaries has ended at least twelve (12) months prior to the time such solicitation is first made, (b) solicitations made to the public or the industry generally through advertising or electronic listing which are not targeted at employees of Seller or any of its Subsidiaries or (c) hiring any person in connection with solicitations permitted under clause (a) or (b) and who was not otherwise solicited in breach of this Section 7.8.
Section 7.9Seller Non-Competition.
(a)Commencing on the Closing Date and continuing until the third (3rd) anniversary thereof, without Buyer’s prior written consent, Seller shall not, and shall cause its Subsidiaries not to, directly or indirectly, engage in, or acquire any interest in any Person that is engaging in a Restricted Business in any jurisdiction where (x) the Business is conducted by Seller as of the Closing and (y) the Buyer Business is conducted by Buyer as of such date (including on its behalf as contemplated by the Manufacturing Services Agreement or the Transition Services Agreement), in each case other than in performance of Seller’s obligations under this Agreement or other Transaction Agreement or intentionally interfere with the relationship between any Person that is, to Seller’s knowledge, a material supplier or vendor to or has a similar business relation with the Business to induce such Person to cease doing business with, or materially reduce such business with, Buyer or any of its Affiliates in respect of the Buyer Business following the Closing; provided, that it shall not be a breach of this Section 7.9(a) for Seller and its Subsidiaries (i) to perform their respective obligations under any Transaction Agreement, (ii) to continue to commercialize Seller’s Glucagon Emergency Kit, (iii) to own (or acquire) less than fifteen percent (15%) of the outstanding stock of any class of stock of a Person that is engaged, directly or indirectly, in a Restricted Business, (iv) to own (or acquire) any interest in a Person engaged, directly or indirectly, in a Restricted Business as a result of passive investments by Seller in a mutual funds, exchange traded funds, venture capital funds and private equity funds or other investment funds or vehicles; (v) to make donations of the Product or fulfill their respective obligations under patient affordability programs in accordance with the terms of the Manufacturing Services Agreement or Transition Services Agreement; or (vi) to effect a Restricted Business Acquisition.

(b)Seller acknowledges that the covenants of Seller set forth in this Section 7.9 are an essential element of this Agreement.  Seller has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 7.9 are reasonable and proper to protect the legitimate interest of Buyer.
(c)If the character, duration or geographical scope of any of the provisions of Section 7.9(a) is held invalid, illegal or incapable of being enforced under any applicable Law, all other terms and provisions of Section 7.9(a) shall nevertheless remain in full force and effect.  If the final judgment of a court of competent jurisdiction or other Governmental Authority declares that any term or other provision of Section 7.9(a) is invalid, illegal or unenforceable, Seller and Buyer agree that the court making such determination will have the power to reduce the scope, duration, area or applicability of the term or provision of Section 7.9(a), or to delete specific words or phrases, in each case, in order to narrow the scope or duration of any such provision in a manner that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision.
Article VIII
ADDITIONAL COVENANTS AND AGREEMENTS
Section 8.1Access.  From and after the Closing Date, to the extent reasonably requested and necessary or appropriate in connection with any claims against a Party by a Third Party relating to Excluded Liabilities or any Proceeding (other than any Proceeding between the Parties) relating to the Historical Business to which a Party or any of its Affiliates is a party, upon reasonable prior notice, and except as determined in good faith by the other Party to be reasonably necessary to (a) ensure compliance with any applicable Law, (b) preserve any applicable privilege (including the attorney-client privilege), (c) comply with any contractual confidentiality obligations or (d) protect commercially sensitive data or information (including disaggregated unit-level cost of product sold information), the other Party shall, and shall cause each of its Affiliates and Representatives to (i) afford the Representatives of the Party and its Affiliates reasonable access, during normal business hours, to the properties, electronically stored data and information and books and records of the other Party and its Affiliates to the extent relating to the Historical Business, the Transferred Assets (and related liabilities), the Demo Version, or the Product, and permit copies of such materials to be made for the Party and its Affiliates solely for use in connection with the purposes described above in this paragraph and (ii) use commercially reasonable efforts to assist in providing or obtaining any necessary notice or consent for disclosure of Personal Information relating to the Historical Business where required; provided, however, that the provision or such access and such data and information shall not unreasonably interfere with the business or operations of the other Party or any of its Affiliates; provided, further, that the auditors and accountants of the other Party or its Affiliates shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants.

Section 8.2Books and Records.  Seller and its Subsidiaries shall have the right to retain copies of all Transferred Records relating to periods ending on or prior to the Closing Date.  For a period of six (6) years after the Closing, Buyer shall: (a) retain the Transferred Records and all other books and records to the extent related to the Transferred Assets held by Buyer or any of its Affiliates and (b) upon Seller’s reasonable notice to Buyer and during normal business hours, cooperate with and provide Seller, any of Seller’s Affiliates, and the officers, employees, agents and Representatives of Seller and Seller’s Affiliates reasonable access (including the right to make copies at Seller’s expense or the expense of any Affiliate of Seller) to such Transferred Records (including as may be necessary for the preparation of financial statements, regulatory filings, Tax Returns, or in connection with any Proceedings).  Seller and its Subsidiaries shall be entitled, at their expense and subject to reasonable and customary confidentiality undertakings, to make copies of the books and records to which they are entitled access pursuant to this Section 8.2.  For the sake of clarity, any “Confidential Information” (as defined in the Confidentiality Agreement) in the Transferred Records or otherwise in the Transferred Assets shall become Buyer’s “Confidential Information” upon Closing.
Section 8.3Transfer and Assumption of Regulatory Approvals.  As further described and subject to the terms and conditions set forth in the Transition Services Agreement and the Manufacturing Services Agreement, including the Exhibits attached to either of the foregoing Ancillary Agreement (including the Marketing Authorization Transfer Plan), from and after the Closing Date, Buyer will assume control of, and responsibility for, all costs and Liabilities arising from or related to any Transferred Regulatory Documentation, including any commitments or obligations to any Governmental Authority involving the Products, in each case to the extent they are Assumed Liabilities.  Seller and Buyer acknowledge that the transfer of Regulatory Approvals to Buyer may be subject to (a) the terms and conditions set forth in the Transition Services Agreement and the Manufacturing Services Agreement, including the Exhibits attached to either of the foregoing Ancillary Agreement (including the Marketing Authorization Transfer Plan) and (b) the approval of applicable Governmental Authorities, and that, notwithstanding anything in this Agreement to the contrary, each Regulatory Approval shall continue to be held by Seller from and after the Closing Date until the date upon which the relevant Governmental Authority approves the Regulatory Approval naming Buyer or one of its Affiliates as the holder of such Regulatory Approval in the relevant country or territory covered by such Regulatory Approval.  Each of Buyer and Seller shall cooperate to transfer to Buyer the Transferred Regulatory Documentation as promptly as reasonably possible following the Closing in accordance with the Transition Services Agreement.  Promptly after the transfer of any Transferred Regulatory Documentation to Buyer, Buyer shall grant Seller a Right of Reference or Use to such Transferred Regulatory Documentation (including all data contained or referenced therein) as necessary or useful for the development, manufacture, or commercialization of Seller products other than a nasal glucagon product (but subject to the non-compete obligations of Seller set forth in Section 7.9).
Section 8.4Certain Tax Matters.
(a)Transfer Taxes.  All stamp, documentary, filing, recording, registration, sales, use, transfer, value added, and other non-income or non-capital gains Taxes and all fees, duties, assessments and governmental charges imposed under applicable Law in connection with the transactions contemplated hereby (collectively, “Transfer Taxes”) shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller.  The

Party required by Law to file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes shall prepare and file such Tax Returns and other documentation and, if required by applicable Law, the non-filing Party will join in the execution of any such Tax Returns and other documentation.  Buyer and Seller will reasonably cooperate to reduce or eliminate Transfer Taxes to the extent permitted by applicable Law.
(b)Tax Apportionment.  Taxes (other than Transfer Taxes) imposed upon or assessed directly against the Transferred Assets (including real estate Taxes, personal property Taxes and similar Taxes) for the tax period in which the Closing occurs (the “Proration Period”) will be apportioned and prorated between Seller and Buyer as of the Closing Date with Buyer bearing the expense of Buyer’s proportionate share of such Taxes which shall be (i) in the case of property, ad valorem, and other similar Taxes, equal to the product obtained by multiplying (A) a fraction, the numerator being the amount of the Taxes and the denominator being the total number of days in the Proration Period, multiplied by (B) the number of days in the Proration Period following the Closing Date, and Seller shall bear the remaining portion of such Taxes and (ii) in the case of other Taxes, computed as if the applicable tax period ended at the close of business on the Closing Date.  If the precise amount of any such Tax cannot be ascertained on the Closing Date, apportionment and proration shall be computed on the basis of the amount payable for each respective item during the tax period immediately preceding the Proration Period and any proration shall be adjusted thereafter on the basis of the actual charges for such items in the Proration Period.  When the actual amounts become known, such proration shall be recalculated by Buyer and Seller, and Buyer or Seller, as the case may be, promptly (but not later than fifteen (15) days after notice of payment due and delivery of reasonable supporting documentation with respect to such amounts) shall make any additional payment or refund so that the correct prorated amount is paid by each of Buyer and Seller.
(c)Tax Refunds.  Seller shall be entitled to receive from Buyer all refunds (or credits for overpayments) of Taxes, including any interest paid thereon by a Governmental Authority, that are Excluded Assets by a Governmental Authority, attributable to any tax period ending on or prior to the Closing Date or the portion of any Proration Period ending on and including the Closing Date, net of any costs, fees, expenses or Taxes incurred in obtaining such refunds (or credits).  Buyer and Seller shall reasonably cooperate as may be necessary to obtain the Tax refunds (or credits) contemplated by this Section 8.4(c).  Buyer shall pay any such Tax refund (or the amount of any such credit) to Seller within fifteen (15) calendar days after Buyer receives such Tax refund from a Governmental Authority or files a Tax Return claiming such credit.
(d)Cooperation.  To the extent relevant to the Historical Business, the Buyer Business or the Transferred Assets, each Party shall (i) provide the other with such assistance as may reasonably be required in connection with the preparation of any Tax Return and the conduct of any Tax Contest by any taxing authority or in connection with any Tax Contest relating to any liability for Taxes and (ii) retain and provide the other with all records or other information that may be relevant to the preparation of any Tax Returns, or the conduct of any audit or examination, or other proceeding relating to Taxes.  Seller shall retain all documents, including prior years’ Tax Returns, supporting work schedules and other records or information with respect to all sales, use and employment Tax Returns and shall not destroy or otherwise dispose of any such records for six (6) years after the Closing.
Section 8.5Further Assurances.
(a)From time to time following the Closing, Seller and Buyer shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquittances and instruments, and shall take such reasonable actions as may be reasonably necessary or appropriate, to make effective the transactions contemplated hereby as may be reasonably requested by the other Party (including (i) transferring back to Seller or its designated Affiliates (and having Seller or its Affiliate assume) any asset or liability not contemplated by this Agreement to be a Transferred Asset or an Assumed Liability, respectively, which asset or liability was transferred to Buyer or its Affiliates at or after the Closing and (ii) transferring to Buyer or its designated Affiliates (and having Buyer or its Affiliate assume) any asset or liability contemplated by this Agreement to be a Transferred Asset or an Assumed Liability, respectively, which was not transferred to or assumed by Buyer or its Affiliates at the Closing).
(b)In the event that, notwithstanding the provisions of this Agreement, any Third Party attempts to collect an Assumed Liability from Seller or its Affiliates, or an Excluded Liability from Buyer or its Affiliates and (i) any claim or demand is made by such Third Party in respect of any such liability against Seller or its Affiliates or Buyer or its Affiliates, respectively, or (ii) any investigation, suit or Proceeding is commenced against Seller or its Affiliates or Buyer or its Affiliates, respectively, in respect of any such liability, then, in each such case, (A) the Party receiving such claim or demand, or notice of such investigation, suit or Proceeding, shall promptly notify the other Party in writing and send such Party any relevant documentation received in connection therewith and (B) the Party who was intended to assume or retain such liability hereunder (e.g., if such liability was contemplated by this Agreement to be an Assumed Liability, then Buyer, or if such liability was contemplated by this Agreement to be an Excluded Liability, then Seller) shall, subject to the terms in Section 11.5, assume the defense and control of any such claim, demand, investigation, suit or Proceeding, and the other Party shall provide reasonably requested necessary support in connection therewith.  For the avoidance of doubt, any consent to a settlement of, or the entry of any judgment arising from, any Assumed Liability or Excluded Liability, as applicable, shall be subject to the terms in Section 11.5.
Section 8.6No Setoff.  Unless otherwise provided herein to the contrary, all payments to be made under this Agreement shall be made at the time and in the amounts provided for in this Agreement without set-off or deduction.
Section 8.7Payments.
(a)Seller shall, or shall cause its applicable Affiliates to, promptly pay or deliver to Buyer any monies or checks received by Seller or any of its Affiliates following the Closing to the extent they are (or represent the proceeds of) a Transferred Asset.
(b)Buyer shall, or shall cause its applicable Affiliates to, promptly pay or deliver to Seller any monies or checks that have been received by Buyer or any of its Affiliates following the Closing to the extent they are (or represent the proceeds of) an Excluded Asset.
Section 8.8Required Business Financials.
(a)(i) Prior to Closing, Seller will use its reasonable best efforts to prepare and to cause Ernst & Young Global Limited (or, if Ernst & Young Global Limited is unwilling or unable, another accounting firm mutually selected by the Parties) (the “Audit Firm”) to audit or review, as applicable, abbreviated financial statements for the Business in accordance with Rule 3-05(e)(2) of Regulation S-X for the periods (including any annual and quarterly periods) required to be filed by Buyer with the SEC as of the Closing Date under Rule 3-05 of Regulation S-X pursuant to Item 9.01 of Form 8-K (the “Historical Business Financials”) and (ii) prior to and after Closing, Buyer, with commercially reasonable efforts from Seller, will prepare pro forma financial information required pursuant to Article 11 of Regulation S-X (together with the Historical Business Financials, the “Required Business Financials”), in each case solely for the periods and to the extent required to be filed by Buyer with the SEC as of the Closing Date pursuant to Item 9.01 of Form 8-K. Seller shall deliver to Buyer preliminary drafts of the Historical Business Financials for review by Buyer at least fifteen (15) days prior to the delivery of the Historical Business Financials.  Seller will deliver the Historical Business Financials on or prior to Closing.  Historical Business Financials, when delivered, must be in a form that complies with the applicable requirements of Rule 3-05(e)(2) of Regulation S-X. The Historical Business Financials shall be prepared by Seller and shall be audited or reviewed, as applicable, by the Audit Firm in accordance with Rule 3-05(e)(2) of Regulation S-X promulgated by the SEC (the “Audit”).  Seller will use reasonable best efforts to provide such cooperation as is reasonably requested by the Audit Firm in connection with the Audit, including by providing access to appropriate books, records, systems and personnel, and shall keep Buyer reasonably apprised as to the progress of the Audit.  Buyer shall reimburse Seller for the documented costs of the Audit Firm for the Audit and any documented out-of-pocket costs of Seller incurred in connection with preparation of the Required Business Financials.  For the avoidance of doubt, nothing in this Section 8.8 shall require Seller to provide disaggregated unit-level cost of product sold information.
(b)Following the Closing until the date that is 90 days after the Closing Date, upon Buyer’s written request, and solely to the extent required to be filed by Buyer with the SEC under Rule 3-05 of Regulation S-X, Seller will use its commercially reasonable efforts to prepare and to cause the Audit Firm to audit or review, as applicable (“Post-Closing Audit”), abbreviated financial statements for the Business (“Post-Closing Business Financials”) in accordance with Rule 3-05(e)(2) of Regulation S-X for the quarterly period completed immediately prior to Closing, if such financial statements have not already been provided to Buyer.  Buyer shall reimburse Seller for the documented costs of the Audit Firm for the Post-Closing Audit and any documented out-of-pocket costs of Seller incurred in connection with preparation of the Post-Closing Business Financials.
(c)Following the Closing until the date that is 90 days after the Closing Date, and solely to the extent applicable, Seller will, upon Buyer’s written request, use its commercially reasonable efforts, at Buyer’s sole cost and expense, to provide such information and records of the Business in possession of Seller that Buyer may reasonably request, for purpose of preparing its consolidated financials statements to be filed with the SEC, in relation to the period from the end of the quarterly period completed immediately prior to Closing to the date of Closing.
Section 8.9Financing and Financing Cooperation.
(a)Buyer shall, and shall cause its Affiliates to, use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Financing or any Substitute Debt Financing no later than the time at which the Closing is required to occur pursuant to Section 4.1, including using its commercially reasonable efforts to (i)(A) maintain in effect the Commitment Letter and comply with all of their respective covenants and obligations thereunder, (B) negotiate and, assuming all conditions to Closing set forth in Article IX hereof have been satisfied or waived, enter into and deliver definitive agreements with respect to the Financing (the “Definitive Financing Agreements”) reflecting the terms and conditions contained in the Commitment Letter and (C) enforce their rights under the Commitment Letter and (ii) satisfy on a timely basis (or obtain the waiver of) all the conditions to the Financing and the definitive agreements related thereto that are in Buyer’s (or its Affiliates’) control.  In the event that all conditions set forth in Article IX have been satisfied or waived or, upon funding shall be satisfied or waived, and the Closing should otherwise occur pursuant to Section 4.1, Buyer and its Affiliates shall use their commercially reasonable efforts to cause the Persons providing the Financing (the “Debt Financing Parties”) to fund the Financing at the Closing.
(b)Buyer shall keep Seller reasonably informed of the status of the Financing and material developments with respect thereto and provide Seller promptly with copies of any material definitive agreements executed to amend or modify the Commitment Letter.  Without limiting the foregoing, Buyer shall promptly after obtaining knowledge thereof, give Seller written notice (i) of any material breach or default by Buyer, its Affiliates, any Debt Financing Party or any other party to the Commitment Letter or Definitive Financing Agreement (or any event or circumstance, with or without notice, lapse of time, or both, would give rise to any breach or default), (ii) of any threatened in writing or actual withdrawal, repudiation, expiration, intention not to fund or termination of or relating to the Commitment Letter or the Financing, or (iii) if for any reason Buyer in good faith no longer believes Buyer Guarantor will be able to obtain all or any portion of the Financing.  Buyer Guarantor may amend, modify, terminate, assign or agree to any waiver under the Commitment Letter without the prior written approval of Seller; provided, that Buyer Guarantor shall not, without Seller’s prior written consent, permit any such amendment, modification, assignment, termination or waiver to be made to, or consent to or agree to any waiver of, any provision of or remedy under the Commitment Letter which would (A) reduce the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount) below the amount required to consummate the purchase of the Transferred Assets (taking into account other sources of funding) or (B) impose new or additional conditions to the Financing or otherwise expand, amend or modify any of the conditions to the Financing, in each case, in a manner that would reasonably be expected to (x) delay, prevent or make less likely in any material respect the consummation of the transactions contemplated thereby or the funding of the Financing (or satisfaction of the conditions to the Financing) at the Closing, (y) adversely impact in any material respect the ability of Buyer Guarantor to enforce its rights against the Debt Financing Parties or any other parties to the Commitment Letter or the definitive agreements with respect thereto or (z) make the timely funding of the Financing or the satisfaction of the conditions to obtaining the Financing, materially less likely to occur; provided, further, that notwithstanding the foregoing, Buyer Guarantor and its Affiliates may (1) amend the Commitment Letter to add additional Financing Sources who had not executed the Commitment Letter as of the date hereof, (2) make or permit assignments and replacements of an individual lender under the Commitment Letter in connection with the syndication of the Financing, and/or (3) terminate or reduce the aggregate amount of the commitments under the Commitment Letter (and enter into any amendments, modifications of supplements of the Commitment Letter in connection therewith) if Buyer and its Affiliates have a sufficient amount of available cash on hand from other sources to make the representation set forth in Section 6.10(d) as though made at the time of the effectuation of such amendment, supplement or modification.  In the event that new commitment letters and/or fee letters are entered into in accordance with any amendment, replacement, supplement or other modification of the Commitment Letter permitted pursuant to the preceding sentence of this Section 8.9(b), such new commitment letters and/or fee letters shall be deemed to be a part of the “Financing” and references herein to the “Commitment Letter” and/or “Fee Letter” shall be deemed to include such documents as amended, replaced, supplemented or otherwise modified in compliance with this Section 8.9(b) for all purposes of this Agreement.  Buyer shall promptly deliver to Seller true, correct and complete copies of any termination, amendment, modification or replacement of the Commitment Letter and/or Fee Letter.  If funds in the amounts set forth in the Commitment Letter, or any portion thereof, become unavailable, Buyer shall, unless offset by any other then available financial resources of Buyer, including its cash and cash equivalents, as promptly as practicable following the occurrence of such event, to (I) notify Seller in writing thereof, (II) use their respective reasonable best efforts to obtain substitute financing in an amount sufficient to replace such unavailable amount to enable Buyer to consummate the payment of the aggregate Purchase Price (including payment of any other Transaction Amounts) in accordance with the terms hereof (the “Substitute Debt Financing”) and (III) use their respective reasonable best efforts to obtain a new financing commitment letter that provides for such Substitute Debt Financing and, promptly after execution thereof, deliver to Seller true, complete and correct copies of the new commitment letter and the related fee letters and any related definitive financing documents with respect to such Substitute Debt Financing.  Upon obtaining any commitment for any such Substitute Debt Financing, such financing shall be deemed to be a part of the “Financing” and any commitment letter for such Substitute Debt Financing shall be deemed the “Commitment Letter” for all purposes of this Agreement.

(c)Buyer Guarantor shall pay, or cause to be paid, as the same shall become due and payable, all fees and other amounts that become due and payable under the Commitment Letter.
(d)Notwithstanding anything contained in this Agreement to the contrary, Buyer expressly acknowledges and agrees that Buyer’s obligations hereunder are not conditioned in any manner upon Buyer Guarantor obtaining the Financing, any Substitute Debt Financing or any other financing.
(e)Prior to the Closing, Seller shall use its commercially reasonable efforts to, and to cause its Representatives to use commercially reasonable efforts to, provide to Buyer Guarantor such customary cooperation as may be reasonably requested by Buyer to assist Buyer Guarantor in obtaining the Financing, by using commercially reasonable efforts to:
(i)furnish to Buyer Guarantor such pertinent information regarding the Product and the Historical Business to the extent reasonably requested by Buyer and to the extent such information is available to Seller without undue effort or expense and without delay in the consummation of the transactions contemplated hereby;
(ii)facilitate (1) the granting of a security interest (and perfection thereof) in collateral to the extent required by the Commitment Letter (provided that the effectiveness thereof shall be conditioned upon the occurrence of the Closing Date) and (2) the procurement of customary lien release and termination documentation; and
(iii)furnish, at least three (3) Business Days prior to the Closing Date, all documentation and other information requested by Buyer in order to comply with applicable “know your customer”, anti-money-laundering and other similar rules and regulations, including the PATRIOT Act, in each case, that has been requested in writing at least ten (10) Business Days prior to the Closing Date and solely as relating to the Product and the Historical Business.
(f)Notwithstanding the foregoing, in no event shall Seller be required to take or cause the taking of any action pursuant to Section 8.9(e) to the extent that it would: (i) require Seller to take any action that in the good faith judgment of Seller unreasonably interferes with the ongoing business or operations of Seller and/or its Subsidiaries; (ii) require Seller to incur any fee, expense or other liability prior to the Closing for which it is not promptly reimbursed or indemnified by Buyer; (iii) cause any representation or warranty of Seller in this Agreement to be breached; (iv) cause any condition to Closing to fail to be satisfied or otherwise cause any breach of this Agreement by Seller; (v) require Seller to prepare any financial statements or information that are not readily available to it and prepared in the ordinary course of financial reporting practice for Seller or the Historical Business other than the Historical Business Financials; (vi) be reasonably expected to cause any director, officer, employee or shareholder of Seller to incur any personal liability; (vii) require Seller or any of its Affiliates, or persons who are officers or directors of such entities, to enter into, execute, or approve any agreement, resolution, consent or other documentation prior to the Closing, agree to any change or modification of any existing agreement or other documentation that would be effective prior to or is not conditioned on the Closing; (viii) conflict with the organizational documents of Seller or any of its Affiliates or any Law; (ix) reasonably be expected to result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under, any material Contract to which Seller is or any of its Affiliates is a party; (x) provide access to or disclose information that Seller reasonably determines would jeopardize any attorney-client privilege or other confidentiality arrangement of Seller; (xi) be required to become subject to any obligations or liabilities with respect to agreements or documents in connection with any Financing; or (xii) require Seller to provide disaggregated unit-level cost of product sold information.  Nothing contained in this Section 8.9(f) or otherwise shall require Seller or any of its Affiliates to be an issuer or other obligor with respect to the Financing.  Buyer shall, promptly on request by Seller, reimburse Seller for all reasonable and documented out-of-pocket costs incurred by Seller or its Representatives in connection with the Financing or with any such cooperation, and shall and indemnify and hold harmless Seller and its Representatives from and against any and all losses suffered or incurred by them in connection with the Financing, any action taken by them at the request of Buyer or its Representatives pursuant to this Section 8.9, and any information used in connection therewith.
(g)The Parties acknowledge and agree that the provisions contained in Section 8.9 represent the sole obligations of Seller with respect to cooperation in connection with the arrangement of any financing (including the Financing) to be obtained by Buyer Guarantor, and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations.  In no event shall the receipt or availability of any funds or financing (including the Financing) by Buyer or any of its Affiliates be a condition to any of Buyer’s obligations under this Agreement.  Notwithstanding anything contained in this Agreement to the contrary, the condition set forth in Section 9.2, as applied to Seller’s obligations under Section 8.9(e), shall be deemed to be satisfied unless the Financing has not been obtained as the primary result of Seller’s breach of its obligations under Section 8.9(g) and such breach was a proximate cause in Buyer Guarantor not being able to obtain the Financing.  Nothing in this Section 8.9 shall be deemed to expand the scope of Seller’s obligations under Section 8.8.
(h)Seller hereby consents to the use of the names and logos of Seller and its Subsidiaries or the Product or the Historical Business in connection with the Financing so long as such names and/or logos (i) are used solely in a manner that is not intended to and would not reasonably be expected to harm or disparage Seller or any of its Affiliates or the reputation or goodwill of Seller or any of its Affiliates and (ii) are used solely in connection with a description of Seller, the Product or the Historical Business, or the transactions contemplated by this Agreement (and not in a trademark-like manner).
(i)All non-public or other confidential information provided by Seller or any of its Affiliates or any of their representatives pursuant to this Agreement will be kept confidential in accordance with, and will otherwise comply with, Section 7.4, except that Buyer or any of its Affiliates will be permitted to disclose such information to any

Financing Sources or prospective financing sources and other financial institutions that are or may become parties to the Financing (and, in each case, to their respective counsel and auditors) so long as such Persons are subject to confidentiality undertakings no less favorable in the aggregate to the Seller than those contained in Section 7.4 or Seller has otherwise provided its consent pursuant to the Confidentiality Agreement to so disclose such information.
Article IX
CONDITIONS PRECEDENT
Section 9.1Conditions to Each Party’s Obligations.  The obligation of Buyer to consummate the transactions contemplated by this Agreement and the obligations of Seller to consummate the transactions contemplated by this Agreement will be subject to the satisfaction (or waiver) at or prior to the Closing of the following conditions.  For the avoidance of doubt, the receipt of a Specified Letter by Seller or Buyer shall not be a basis for concluding that any closing condition is not satisfied for purposes of this Section 9.1.
(a)Governmental Approvals.  Any applicable waiting period under the HSR Act (and any extensions thereof, including any agreement with any Governmental Authority to delay consummation of the transactions contemplated by the Transaction Agreements) shall have expired or been terminated.
(b)No Governmental Order.  (i) There shall be no Governmental Order in existence in any of the jurisdictions set forth on Schedule 9.1(b) that prohibits or prevents the sale of the Transferred Assets or the assumption of the Assumed Liabilities or any other transactions contemplated by the Transaction Agreements, and there shall be no Proceeding pending seeking such a Governmental Order by a Governmental Authority in any such jurisdiction and (ii) no Law shall have been adopted or be in effect in any of the jurisdictions set forth on Schedule 9.1(b) that prohibits or prevents the consummation of any of the transactions contemplated by the Transaction Agreements.
Section 9.2Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each of the following additional conditions:
(a)Representations and Warranties.  (i) Each of the representations and warranties of Seller contained in Article V (other than as set forth in clauses (ii), (iii) and (iv) of this Section 9.2(a)) shall be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers therein) as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent that any failure to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect (other than any representations and warranties made as of a specific date, which representations and warranties shall have been true and correct as of such date, except to the extent that any failure to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect as of such date); (ii) each of the Seller Fundamental Representations (other than as set forth in clause (iv) of this Section 9.2(a)) shall be true and correct in all material respects (without giving effect to any “materiality”

or “Material Adverse Effect” qualifiers therein) as of the date hereof and as of the Closing Date as though made on the Closing Date (other than any representations and warranties made as of a specific date, which representations and warranties shall have been true and correct in all material respects as of such date);  (iii) the representations and warranties contained in Section 5.9(b) shall be true and correct in all respects as of the date hereof and (iv) each of the Seller Fundamental Representations in Section 5.2 and, solely with respect to the Product Patents, Section 5.17(c)(i), and the Transferred Regulatory Approvals, Section 5.5(a) shall be true and correct in all respects other than de minimis inaccuracies as of the date hereof and as of the Closing Date as though made on the Closing Date, other than any such Seller Fundamental Representations made as of a specific date, which representations and warranties shall have been true and correct in all respects other than de minimis inaccuracies as of such date.
(b)Performance of Obligations by Seller.  Seller shall have performed and complied in all material respects with all covenants, agreements and obligations of this Agreement required to be performed and complied with by it at or prior to the Closing.
(c)No Material Adverse Effect.  No Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.
(d)Seller Officer’s Certificate.  Buyer shall have received a certificate signed by an authorized officer of Seller, dated as of the Closing Date, with respect to the matters set forth in the foregoing clauses (a), (b) and (c) (such certificate, the “Seller Officer’s Certificate”).
(e)Historical Business Financials.  Buyer shall have received the Historical Business Financials prepared in accordance with Section 8.8, including an opinion by the Audit Firm, as applicable.
(f)Deliveries.  Seller shall have duly executed and delivered to Buyer each of the items required under Section 4.2.
Section 9.3Conditions to the Obligations of Seller.  The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each of the following additional conditions:
(a)Representations and Warranties.  (i) Each of the representations and warranties of Buyer contained in Article VI (other than as set forth in clause (ii) of this Section 9.3(a)) shall be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers therein) as of the date hereof and as of the Closing as if made on the Closing Date, other than representations and warranties made as of a specific date, which representations and warranties shall have been true and correct as of such date, except to the extent that any failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Buyer to perform its obligations under this Agreement and any other Transaction Agreement to which it or any of its Affiliates is a party or to consummate the transactions contemplated hereby or thereby and (ii) each of the Buyer Fundamental Representations shall be true and correct in all material respects (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers therein) as of the date hereof and as of the Closing Date as though made on the Closing Date, other than any such Buyer Fundamental Representation made as of a specific date, which representations and warranties shall have been true and correct in all material respects (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers therein) as of such date.
(b)Performance of Obligations by Buyer.  Buyer shall have performed and complied in all material respects with all of the covenants and obligations of this Agreement required to be performed and complied with by it at or prior to the Closing.
(c)Buyer Officer’s Certificate.  Seller shall have received a certificate signed by an authorized officer of Buyer, dated as of the Closing Date, with respect to the matters set forth in the foregoing clauses (a) and (b) (such certificate, the “Buyer Officer’s Certificate”).
(d)Deliveries.  Buyer shall have duly executed and delivered to Seller each of the items required under Section 4.3.
Section 9.4Frustration of Closing Conditions.  Neither Seller nor Buyer may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such Party’s breach of the provisions of this Agreement, including Section 7.6.
Article X
TERMINATION, AMENDMENT AND WAIVER
Section 10.1Termination.  This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:
(a)by mutual written consent of Seller and Buyer;
(b)by Seller, if Buyer shall have breached any of its representations or warranties under this Agreement or failed to, or failed to cause its Affiliates to, comply with any covenant or agreement applicable to Buyer and/or its Affiliates that would cause any of the conditions set forth in Section 9.3 not to be satisfied, and such condition is incapable of being satisfied by the Outside Date; provided, however, that Seller is not then in material breach of its obligations under this Agreement;
(c)by Buyer, if Seller shall have breached any of its representations or warranties under this Agreement or failed to comply with any covenant or agreement applicable to Seller that would cause any of the conditions set forth in Section 9.2 not to be satisfied, and such condition is incapable of being satisfied by the Outside Date; provided, however, that Buyer is not then in material breach of its obligations under this Agreement;
(d)by either Seller or Buyer if the Closing shall not have occurred on or before the date that is six (6) months following the date hereof (the “Outside Date”);

provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to any Party whose breach of this Agreement has been the cause of, or has resulted in, the failure of the Closing to occur prior to such Outside Date; or
(e)by either Seller or Buyer in the event that any Governmental Authority of competent jurisdiction in the jurisdictions set forth on Schedule 9.1(b) shall have issued a final, non-appealable Governmental Order permanently restraining or prohibiting the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to any party whose breach of this Agreement has been the cause of, or has resulted in, the issuance of such Governmental Order.
Section 10.2Notice of Termination.  Any Party desiring to terminate this Agreement pursuant to this Article X shall give written notice of such termination to the other Party.
Section 10.3Effect of Termination.
(a)In the event this Agreement is terminated pursuant to this Article X, this Agreement shall forthwith become null and void and be of no further force and effect and there shall be no liability on the part of any Party, except that this Section 10.3, Section 7.4, the last sentence of Section 8.9(f), Section 10.1 and Article XII shall survive any such termination in accordance with their terms and shall be enforceable hereunder.  If this Agreement is validly terminated pursuant to this Article X, no Party shall have any remedy or right to recover for any Liabilities resulting from any breach of any representation or warranty contained herein unless such breach was a Willful Breach committed by the breaching Party.
(b)The Parties hereto agree that (A) in the event this Agreement is terminated by either Seller or Buyer pursuant to Section 10.1(d) or Section 10.1(e), and (B) at the time of such termination, all the conditions set forth in Article IX other than Section 9.1(a) or Section 9.1(b) (to the extent such Governmental Order or Law relates, in whole or in part, to any Regulatory Law) have been satisfied or are capable of being satisfied prior to the Closing (other than conditions that by their nature can only be satisfied on the Closing Date), or waived by the applicable Party as of the date of such termination, then Buyer shall promptly, but in no event later than five (5) Business Days after the date of such termination, pay or cause to be paid to Seller (or its designee(s)) by wire transfer of same day funds an amount equal to $5,000,000 (the “Purchaser Termination Fee”).  Buyer acknowledges that the agreements contained in this Section 10.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Seller would not enter into this Agreement, and that the Purchaser Termination Fee is not a penalty and instead constitutes liquidated damages.  Accordingly, if Buyer fails to promptly pay the amounts due pursuant to this Section 10.3(b) and, to obtain such payment, Seller commences a suit or other enforcement action that results in a judgment against Buyer for the Purchaser Termination Fee or any portion thereof, Buyer shall pay to Seller its costs and expenses (including attorneys’ fees) in connection with such suit or enforcement action, plus interest on the amount of the Purchaser Termination Fee or portion thereof from the date any such payment should have otherwise been made pursuant to this Agreement at a rate of five (5) percentage points above the 1 Month Secured Overnight Financing Rate (SOFR), as published by the Wall Street Journal (U.S. Internet edition), at 12:01 a.m. on the first day in which such payments should have otherwise been made through the date of the payment.
Section 10.4Event of Termination.  If the transactions contemplated by this Agreement are terminated as provided herein:
(a)Buyer will return to Seller or destroy all documents and other material received from Seller relating to the Products or the Transferred Assets, whether so obtained before or after the execution hereof; and
(b)all Confidential Information received by Buyer with respect to Seller, the Products or the Transferred Assets will be treated in accordance with the Confidentiality Agreement as modified by this Agreement, which will remain in full force and effect in accordance with its terms notwithstanding the termination of this Agreement.
Article XI
INDEMNIFICATION
Section 11.1Survival. (a) The representations and warranties of Seller set forth in this Agreement (other than the Seller Fundamental Representations) and the Seller IP Sufficiency Representations) shall survive until 11:59 p.m. (Prevailing Eastern Time) on the date that is twelve (12) months following the Closing Date (the date of expiration of such period, the “Expiration Date”); (b) the Seller Fundamental Representations (other than Section 5.5(a), which shall survive until the Expiration Date) (and any corresponding indemnification) shall survive until 11:59 p.m. (Prevailing Eastern Time) on December 31, 2027; (c) the Seller IP Sufficiency Representations (and corresponding indemnification) shall survive until 24 months following the Closing Date; (d) the representations and warranties of Buyer set forth in this Agreement (other than the Buyer Fundamental Representations) shall survive until 11:59 p.m. (Prevailing Eastern Time) on the Expiration Date; (e) the Buyer Fundamental Representations (and any corresponding indemnification) shall survive until 11:59 p.m. (Prevailing Eastern Time) on December 31, 2027; (f) the representations and warranties of Buyer set forth in the Manufacturing Services Agreement and Transition Services Agreement (and any corresponding indemnification) shall survive until six (6) months following expiration of the applicable agreement; (g) the indemnities set forth in Sections 11.2(e) and 11.3(d) shall survive until 11:59 p.m. (Prevailing Eastern Time) on December 31, 2027; and (h) the indemnities set forth in Sections 11.2(f) and 11.3(e) shall survive until the expiration of the applicable statute of limitations; provided, further, that all representations and warranties of Seller or Buyer shall survive beyond the Expiration Date or other survival periods specified above with respect to any inaccuracy therein or breach thereof if a claim is made hereunder prior to the expiration of the applicable survival period for such representation and warranty, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved.  Notwithstanding the foregoing, (i) each covenant of Seller or Buyer contained herein which, by its terms, is required to be performed prior to the Closing shall terminate at the Closing and (ii) each covenant of Seller or Buyer contained herein which, by its terms, is required to be performed after the Closing shall survive the Closing and will remain in full force and effect thereafter until fully performed.

Section 11.2Indemnification by Seller.  Subject to Section 11.4, Seller hereby agrees that, from and after the Closing Date, Seller shall indemnify Buyer and its Affiliates and their respective successors, permitted assigns, directors, officers and employees (the “Buyer Indemnified Parties”) against, and hold them harmless from, and pay and reimburse such parties for, any Losses, without duplication, to the extent such Losses result or arise from or in connection with:
(a)any breach of any representation or warranty of Seller contained in this Agreement (other than the Seller Fundamental Representations, the Seller IP Sufficiency Representations and any representations or warranty set forth in Section 5.19 (except to the extent relating to a Covered Material Contract) or Section 5.25);
(b)any breach of any Seller Fundamental Representation (other than Section 5.5(a), which shall be subject to Section 11.2(a));
(c)any breach of any Seller IP Sufficiency Representations;
(d)a breach of, default in, or failure to perform, any of the covenants given or made by Seller in this Agreement, the IP Assignment Agreement or the Bill of Sale and Assignment and Assumption Agreement which, by their terms, are required to be performed at or after the Closing;
(e)any and all Excluded Liabilities; or
(f)any Fraud.
Section 11.3Indemnification by Buyer.  Subject to Section 11.4, Buyer hereby agrees that, from and after the Closing Date, Buyer shall indemnify Seller and its Affiliates and their respective successors, permitted assigns, directors, officers and employees (the “Seller Indemnified Parties”) against, and hold them harmless from, and pay and reimburse such parties for, any Losses, without duplication, to the extent such Losses arise from or in connection with:
(a)any breach of any representation or warranty of Buyer contained in this Agreement (other than the Buyer Fundamental Representations);
(b)any breach of any Buyer Fundamental Representation;
(c)a breach of, default in, or failure to perform, any of the covenants given or made by Buyer in this Agreement, the IP Assignment Agreement or the Bill of Sale and Assignment and Assumption Agreement which, by their terms, are required to be performed at or after the Closing;
(d)any and all Assumed Liabilities; or
(e)any Fraud.

Section 11.4Limitations.
(a)Limitations on Buyer Indemnified Parties.
(i)Subject to the last sentence of Section 11.4(d), the aggregate amount the Buyer Indemnified Parties, as a group, may recover under Section 11.2(a) shall be limited, in the aggregate, to a dollar amount equal to ten percent (10%) of the Closing Payment, which amount shall be reduced on a dollar-for-dollar basis for any amounts recovered by any Buyer Indemnified Party under Section 11.2(c) (the “General Cap”).
(ii)Subject to the last sentence of Section 11.4(d), the aggregate amount the Buyer Indemnified Parties, as a group, may recover under Section 11.2(c) shall be limited, in the aggregate, to an amount equal to $75,000,000 minus any amounts recovered by any Buyer Indemnified Party under Section 11.2(a).
(iii)Subject to the last sentence of Section 11.4(d), the aggregate amount the Buyer Indemnified Parties, as a group, may recover under Section 11.2(a), Section 11.2(b), Section 11.2(c), Section 11.2(d) and Section 11.2(e) shall be limited, in the aggregate together with all claims under Section 11.2(a), to a dollar amount equal to the Purchase Price actually paid (or due hereunder) from time to time.
(b)Limitations on Seller Indemnified Parties.
(i)Subject to the last sentence of Section 11.4(d), the aggregate amount the Seller Indemnified Parties, as a group, may recover under Section 11.3(a) shall be limited, in the aggregate, to a dollar amount equal to the General Cap.
(ii)Subject to the last sentence of Section 11.4(d), the aggregate amount the Seller Indemnified Parties, as a group, may recover under Section 11.3(b), Section 11.3(c) and Section 11.3(d) shall be limited, in the aggregate together with all claims under Section 11.3(a), to a dollar amount equal to the Purchase Price actually paid (or due hereunder) from time to time.
(c)The amount of any Losses for which either Seller or Buyer, as the case may be, is liable under this Article XI shall be reduced by any amounts an Indemnified Party is entitled (whether by reason of a contractual right, a right to take or bring a Proceeding, availability of insurance, or a right to require a payment discount or otherwise) to recover from any Third Party (whether before or after the Indemnifying Party shall have made a payment to any Indemnified Party hereunder), and the Indemnified Party shall promptly notify the Indemnifying Party and provide such information as the Indemnifying Party may require relating to any such right of recovery and the steps taken or to be taken by the Indemnified Party in connection therewith.  In any case where an Indemnified Party recovers any amount contemplated by the immediately preceding sentence in respect of a matter for which such Indemnified Party was indemnified pursuant to this Article XI, in each case to the extent not already taken into account pursuant to this Section 11.4, such Indemnified Party shall promptly (and in any event within ten (10) Business Days after receipt) pay over to the applicable Indemnifying Party the amount so recovered (net of any costs of recovery and increased premiums), but not in excess of the sum of any amount previously so paid to or on behalf of such Indemnified Party in respect of such matter.
(d)Subject to the last sentence of this Section 11.4(d), from and after the Closing, the rights of the Buyer Indemnified Parties and the Seller Indemnified Parties under this Article XI shall be the sole and exclusive monetary remedy of the Buyer Indemnified Parties and the Seller Indemnified Parties, as the case may be, with respect to the matters covered by this Agreement, and each Party hereby waives any other monetary rights with respect to this Agreement.  Notwithstanding anything in this Agreement to the contrary, (i) nothing in this Agreement shall limit the liability of, and this Article XI shall not be the sole and exclusive remedy of, any Person in connection with any claim of Fraud or Willful Breach and (ii) nothing in this Agreement shall be deemed a waiver by any Party of, or any limitation on, any right to specific performance or injunctive relief or any right or permitted claim under the Transition Services Agreement, the Manufacturing Services Agreement or the Intellectual Property License Agreement.
(e)Notwithstanding anything contained in this Agreement to the contrary but subject to the last sentence of Section 11.4(d), no Indemnifying Party shall be obligated to indemnify any Indemnified Party with respect to claims under Section 11.2(a) or Section 11.3(a) unless and until the aggregate amount of Losses from all claims under Section 11.2(a) or Section 11.3(a), as applicable, exceeds $5,000,000 in the aggregate (the “Deductible”), and then only to the extent such aggregate amount exceeds the Deductible. In addition, no Indemnified Party shall be entitled to recover for any Losses under Section 11.2(a) or Section 11.2(b) or Section 11.3(a) or Section 11.3(b) that arises from any individual item, occurrence, circumstance, act or omission unless and until the amount of all Losses resulting from such individual item, occurrence, circumstance, act or omission exceeds $75,000 (the “De Minimis Threshold”), but any Losses covered by the De Minimis Threshold shall be taken into account for purposes of determining whether the Deductible has been exceeded.
(f)Neither the Buyer Indemnified Parties nor the Seller Indemnified Parties shall be entitled to recover for the same Loss more than once under this Article XI or otherwise under this Agreement (or any other Transaction Agreement) even if a claim for indemnification or otherwise in respect of such Loss has been made as a result of a breach of more than one covenant, agreement or representation or warranty contained in this Agreement (or any other Transaction Agreement).
(g)For purposes of this Article XI only, when determining the amount of Losses suffered by an Indemnified Party as a result of or arising from any breach of a representation or warranty that is qualified or limited in scope as to materiality or Material Adverse Effect or similar qualification, such representation or warranty shall be deemed to be made without such qualification or limitation solely for the purposes of calculating the amount of Losses subject to indemnification hereunder (and not, for the sake of clarity, for purposes of the determination of whether or not such breach has occurred); provided, however, that, notwithstanding the foregoing, the words materiality, Material Adverse Effect or similar qualification shall not be ignored with respect to (A) the representations and warranties set forth in Section 5.9(b) or (B) with respect to the word “Material” in the defined term “Material Business Contracts.”
Section 11.5Procedure.
(a)Any Person seeking indemnification provided for under this Article XI (an “Indemnified Party”) in respect of, arising out of or involving a claim made by any Person (other than a Party) against an Indemnified Party (a “Third Party Claim”), shall promptly notify the Party obligated to indemnify such Indemnified Party (such notified party, an “Indemnifying Party”) in writing of the Third Party Claim stating the amount of the Loss claimed, if known, and method of computation thereof, the facts and circumstances giving rise to such claim in reasonable detail, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed to arise within ten (10) Business Days after receipt by such Indemnified Party of written notice of the Third Party Claim (or sooner, to the extent the nature of the Third Party Claim requires a response in a shorter period of time); provided, that failure to give such notice shall not affect the right to indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure.  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, as promptly as reasonably practicable following such Indemnified Party’s receipt thereof, copies of all written notices and documents (including any court papers) received by such Indemnified Party relating to the Third Party Claim.
(b)If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled at its election and its cost to assume the defense of such Third Party Claim with counsel selected by the Indemnifying Party; provided, however, that the Indemnifying Party shall not be entitled to assume the defense if such Third Party Claim (i) involves criminal liability or any admission of wrongdoing of the Indemnified Party, (ii) seeks injunctive relief or specific performance that cannot (upon advice of the Indemnified Party’s external counsel) be reasonably separated from any non-equitable remedy or (iii) involves a claim that, if successful, would reasonably be expected to require the payment of monetary damages to the third party claimant in excess of the applicable limitations contained in Section 11.4(a) or Section 11.4(b), as applicable; provided, further, that, if Seller is the Indemnifying Party, Seller shall not be entitled to assume the defense (1) for Third Party Claims for matters relating to Intellectual Property matters to the extent defense of such Third Party Claim would be controlled by the Buyer pursuant to the Intellectual Property License Agreement or (2) if the defense of such Third Party Claim by Seller would be reasonably be expected to adversely affect the Buyer Business’ relationship with its material customers or suppliers; provided; further, that, if, following any such election, the Indemnifying Party determines that it will contest its obligation to indemnify the Indemnified Party, it may do so only if the cessation of its control of the defense can be effected in a manner that does not materially prejudice the Indemnified Party’s ability to conduct a defense of such matter (the party that conducts the defense and prosecution of any such Third Party Claim, the “Controlling Party”, and the other party, the “Non-Controlling Party”).  The Non-Controlling Party shall have the right to receive copies of all pleadings, notices and communications with respect to any Third Party Claim to the extent that receipt of such documents does not affect any privilege relating to the Controlling Party, subject to the execution of a standard non-disclosure agreement, and shall be entitled to participate in (at its expense) the defense of such Third Party Claim.  If the Indemnifying Party assumes such defense, the Indemnified Party shall nonetheless have the right to employ counsel separate from the counsel employed by the Indemnifying Party; provided, that the Indemnifying Party shall not be liable to such Indemnified Party for any fees of such separate counsel with respect to the defense of such Third Party Claim, unless the employment and reimbursement of such separate counsel is authorized by the Indemnifying Party in writing.  If the Indemnifying Party does not assume such defense, and for any period during which the Indemnifying Party has not assumed such defense, the Indemnifying Party shall be liable for the reasonable fees and expenses of one (1) single counsel (in addition to reasonable fees and expenses of local counsel required in jurisdictions not central to the Third Party Claim) employed (and reasonably acceptable to the Indemnifying Party) by such Indemnified Party (which reasonable fees and expenses shall be considered Losses for purposes of this Agreement).  If the Indemnifying Party chooses to defend a Third Party Claim or prosecute a claim in connection therewith, each Indemnified Party shall provide all cooperation as is reasonably requested by the Indemnifying Party in such defense or prosecution.
(c)Notwithstanding anything to the contrary in this Section 11.5, the Controlling Party may not settle, compromise or discharge (and in doing so, make any reasonable admission of liability with respect to) such Third Party Claim other than for money damages only without the prior written consent (not to be unreasonably withheld, conditioned or delayed) of the Non-Controlling Party, subject to such Controlling Party paying or causing to be paid all amounts arising out of such settlement or obtaining and delivering to such Non-Controlling Party, prior to the execution of such settlement, a general release prepared and executed by all Persons bringing such Third Party Claim.
(d)In the event an Indemnified Party has a claim against an Indemnifying Party under Sections 11.2 or 11.3 that does not involve a Third Party Claim (a “Direct Claim”), such Indemnified Party shall deliver notice of such claim to the Indemnifying Party stating the amount of the Loss, if known, and method of computation thereof, the facts and circumstances giving rise to such claim in reasonable detail and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed to arise, as promptly as practicable after becoming aware of the facts or circumstances giving rise to such claim; provided, that failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.  The Indemnified Party and the Indemnifying Party shall, for a period of not less than twenty (20) Business Days following receipt by the Indemnifying Party of the notice of such claim, negotiate, in good faith, to resolve the claim, and such Indemnified Party shall not commence Proceedings with respect to such claim prior to the end of such period in accordance with this Agreement.
(e)Within five (5) Business Days after final determination that an Indemnified Party has suffered Losses and is entitled to indemnification from an

Indemnifying Party pursuant to this Article XI, the amount of such Losses shall be paid by the Indemnifying Party, in cash by wire transfer of immediately available funds, to such Indemnified Party.
Section 11.6Tax Treatment of Indemnification Payments.  Seller and Buyer agree to treat any indemnification payment made pursuant to this Article XI as an adjustment to the Purchase Price for U.S. federal, state, local and non-U.S. income Tax purposes to the extent permitted by applicable Law.
Section 11.7Mitigation.  Each Party shall, and shall cause its applicable Affiliates and Representatives to, take commercially reasonable efforts to mitigate their respective Losses upon and after becoming aware of any fact, event, circumstance or condition that has given rise to or would reasonably be expected to give rise to, any Losses for which it would have the right to seek indemnification hereunder.
Section 11.8Right to Satisfy Indemnification Claims.  Subject to the applicable limitations in Section 11.4, Buyer is expressly authorized to withhold and set-off an amount of cash equal to any Losses for which any Buyer Indemnified Party is finally determined to be entitled to indemnification hereunder pursuant to a final, non-appealable order of a court of competent jurisdiction against any amounts payable pursuant to Section 3.2 or Section 3.3, without duplication. Any amounts withheld and set-off shall be deemed to be in satisfaction of Seller’s obligations under Section 11.3 for purposes of this Agreement and shall reduce the applicable thresholds set forth in Section 11.4(a) accordingly.

Article XII
GENERAL PROVISIONS
Section 12.1Expenses.  Except as may be otherwise specified in the Transaction Agreements, all costs and expenses, including fees and disbursements of counsel, financial advisers and accountants, incurred in connection with the Transaction Agreements and the transactions contemplated thereby shall be paid by the Party incurring such costs and expenses (or the Party on whose behalf such costs and expenses have been incurred), irrespective of when incurred or whether or not the Closing occurs or this Agreement is terminated.
Section 12.2Notices.  All notices and other communications under or by reason of the Transaction Agreements shall be in writing and shall be deemed to have been effectively given or made (a) when personally delivered, (b) when sent by registered or certified mail (with proof of delivery), (c) when delivered by e-mail transmission with receipt confirmed or (d) upon delivery by overnight courier service (with proof of delivery), in each case to the addresses and attention Parties indicated below (or such other address, e-mail address or attention Party as the recipient Party has specified by prior notice given to the sending Party in accordance with this Section 12.2):

if to Seller, to:
Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
Telephone: (317) 276-2000
Attention: Senior Vice President and Head of Corporate Business Development

with a copy (which shall not constitute notice) to:

Eli Lilly and Company
Lilly Corporate Center
Indianapolis, IN 46285
Telephone: (317) 276-2000
Email: [***]
Attention: Senior Vice President - Transactions and Contracting

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Telephone: (212) 446-4800
Attention:
[***]
[***]
Email: [***]
[***]

if to Buyer, to:
Amphastar Pharmaceuticals, Inc.
11570 Sixth Street
Rancho Cucamonga, CA 91730
Telephone: (800) 423-4136
Email: [***]
Attention: Chief Financial Officer

with a copy to:

Amphastar Pharmaceuticals, Inc.
11570 Sixth Street
Rancho Cucamonga, CA 91730
Telephone: (800) 423-4136
Email: [***]
Attention: EVP Corporate Administration Center

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
One Market Plaza
Spear Tower, Suite 3300
San Francisco, CA 94105
Attention: [***]
[***]
Email: [***]
[***]

Section 12.3Public Announcements.  The press release regarding this Agreement shall be a press release mutually acceptable to each of Seller and Buyer.  Following the release of such aforementioned press release, neither Seller nor Buyer (nor any of their respective Affiliates) shall issue any other press release or make any other public announcement with respect to any of the Transaction Agreements without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), except as may be required by Law (including any disclosure obligations under the federal securities Laws or applicable accounting principles) or the rules and regulations of any national securities exchange upon which the securities of Seller, Buyer or their respective Affiliates are listed, in which case the Party proposing or required to issue such press release or make such public announcement shall use its commercially reasonable efforts to consult in good faith with the other Party before making any such public announcements; provided, that neither Seller nor Buyer will be required to obtain the prior approval of or consult with the other Party in connection with any such press release or public announcement if such press release or public announcement consists solely of information previously disclosed in all material respects in a previously distributed press release or public announcement (to the extent such previously distributed press release or public announcement is still accurate at such time).
Section 12.4Severability.  If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforced under any applicable Law or as a matter of public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.
Section 12.5Counterparts.  This Agreement may be executed in one or more counterparts, and signature pages may be delivered by facsimile, portable document format (PDF), DocuSign or any other electronic signature complying with the U.S. federal ESIGN Act of 2000 or the Electronic Signatures and Records Act of the State of New York, each of which shall be deemed an original, but all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.
Section 12.6Entire Agreement.  This Agreement (including the Schedules) and the other Transaction Agreements (and all exhibits, appendices, annexes and schedules hereto and thereto) and the Confidentiality Agreement collectively constitute and contain the entire agreement and understanding of Seller and Buyer with respect to the subject matter hereof and thereof and supersede all prior negotiations, correspondence, understandings, agreements and contracts, whether written or oral, among the Parties and thereto respecting the subject matter hereof and thereof.

Section 12.7Assignment.  This Agreement shall not be assigned by (a) Buyer, without the prior written consent of Seller, and (b) Seller, without the prior written consent of Buyer, except that (i) Seller may, at or following the Closing, assign this Agreement and any or all of its rights, obligations and interests under this Agreement, without the consent of Buyer (but following written notification to Buyer), to an Affiliate of Seller (provided, that any such assignment shall not relieve Seller of its obligations hereunder) and (ii) Buyer may, at or following the Closing, assign this Agreement and any or all of its rights, obligations and interests under this Agreement, without the consent of Seller (but following written notification to Seller), (A) to the Financing Sources solely as collateral security for its obligations under any of its secured debt financing arrangements (including the Financing), (B) to an Affiliate (provided, that any such assignment shall not relieve Buyer or the Buyer Guarantor of its obligations hereunder), (C) to a Permitted Transferee in accordance with Section 3.2(m) or (D) following the Earnout Expiration Date, to a successor to all or substantially all of the assets or business with respect to the Product (a “Business Sale”), whether by merger, sale, operation of law, or otherwise.  Any attempted assignment in violation of this Section 12.7 shall be void ab initio.  This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the Parties and their permitted successors and assigns.
Section 12.8No Third-Party Beneficiaries; Financing Source Liability.  Except as provided for herein, this Agreement is for the sole benefit of the Persons specifically named in the preamble to this Agreement as Parties and their permitted successors and assigns, no Party is acting as an agent for any other Person not named herein as a Party, and nothing in this Agreement or any other Transaction Agreements, express or implied, is intended to or shall confer upon any other Person, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.  Notwithstanding anything to the contrary set forth above, the Financing Sources shall be a third-party beneficiary of this Section 12.8, Section 12.7, Section 12.9, Section 12.11(b), Section 12.11(d), Section 12.11(f), Section 12.12(b), and Section 12.16.
Section 12.9Amendment; Waiver.  No provision of this Agreement or any other Transaction Agreement (except to the extent otherwise provided for in such Transaction Agreement) may be amended, supplemented or modified, including any Exhibits or Schedules thereto, except by a written instrument making specific reference hereto or thereto signed by all the parties to such agreement.  No consent from any Indemnified Party under Section 11.5 (in each case other than the Parties) shall be required to amend this Agreement.  At any time before the Closing, either Seller or Buyer may (a) extend the time for the performance of any obligation or other acts of the other Person, (b) waive any breaches or inaccuracies in the representations and warranties of the other Person contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any covenant, agreement or condition contained in this Agreement, but such waiver of compliance with any such covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Any such waiver shall be in a written instrument duly executed by the waiving Party.  No failure on the part of either Person to exercise, and no delay in exercising, any right, power or remedy under any

Transaction Agreement except as expressly set forth in this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Person preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  Notwithstanding anything to the contrary set forth above, this Section 12.9, Section 12.7, Section 12.8, Section 12.11(b), Section 12.11(d), Section 12.11(f), Section 12.12(b) and Section 12.16 (and any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of any such section, and any related definitions insofar as they affect such sections) shall not be amended, waived or otherwise modified in a manner that is adverse to the interests of any Financing Source without the prior written consent of such Financing Source.

Section 12.10Schedules.  Any disclosure with respect to a Section of this Agreement, including any Section of the Schedules, shall be deemed to be disclosed for purposes of other Sections of this Agreement, including any Section of the Schedules, to the extent that the relevance of such disclosure would be reasonably apparent on its face to a reader of this Agreement and such disclosure.  Matters reflected in any Section of the Schedules are not necessarily limited to matters required by this Agreement to be so reflected and such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.  No reference to or disclosure of any item or other matter in any Section of this Agreement, including any Section of the Schedules, shall be construed as an admission of Liability or an indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement.  Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any contract, Law or Governmental Order shall be construed as an admission or indication that breach or violation exists or has actually occurred.
Section 12.11Governing Law; Submission to Jurisdiction.
(a)This Agreement and each other Transaction Agreement and all Proceedings (whether at Law, in contract, tort or otherwise, or in equity) that may be based upon, arise out of or relate to this Agreement, or any other Transaction Agreement or the negotiation, execution or performance of this Agreement or any other Transaction Agreement or the inducement of any party to enter into any Transaction Agreement, whether for breach of contract, tortious conduct or otherwise, and whether now existing or hereafter arising (each, a “Transaction Dispute”), shall be governed by and enforced in accordance with the internal laws of the State of Delaware applicable to contracts made and performed in such State without giving effect to any Law or rule that would cause the Laws of any jurisdiction other than the State of Delaware to be applied.
(b)The Parties hereby irrevocably submit to the exclusive jurisdiction personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware, and the appellate courts having jurisdiction of appeals in such courts, in each case, over any Transaction Dispute and each Party hereby irrevocably agrees that all claims in respect of any Transaction Dispute shall be heard and determined in such courts.  The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such Transaction Dispute brought in such court or any defense of inconvenient forum for the maintenance of such Transaction

Dispute.  Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Notwithstanding anything to the contrary in this Agreement, including this Section 12.11(b), each of the Parties hereby agrees that it will not bring or support any Transaction Dispute or any other Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, including, any Proceeding arising out of or relating in any way to the Financing, the Commitment Letter or any related agreements or the performance thereof, against any Financing Source, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), and each of the Parties hereby irrevocably submits to the exclusive personal jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Transaction Dispute or other Proceeding and irrevocably waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of any such Transaction Dispute or other Proceeding brought in such court or any defense of inconvenient forum for the maintenance of such Transaction Dispute or other Proceeding.
(c)Each of the Parties hereby consents to process being served by any Party in any Proceeding by the delivery of a copy thereof in accordance with the provisions of Section 12.2.
(d)EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY TRANSACTION DISPUTE OR ANY PROCEEDING (WHETHER AT LAW, IN CONTRACT, TORT OR OTHERWISE, OR IN EQUITY) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THE FINANCING OR THE TRANSACTIONS CONTEMPLATED THEREBY.  EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A DISPUTE, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 12.11(d).
(e)The foregoing consent to jurisdiction will not constitute submission to jurisdiction or general consent to service of process in the State of Delaware for any purpose except with respect to any Transaction Dispute.
(f)Notwithstanding anything herein to the contrary, any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way relating to this Agreement or any of the transactions contemplated hereby, or any dispute arising out of or relating in any way to the Financing, the Commitment Letter, the

performance thereof or the transactions contemplated thereby shall be governed by, and construed in accordance with, the Laws of the State of New York.
Section 12.12Specific Performance.
(a)Each Party acknowledges and agrees that irreparable damage would occur, damages would be difficult to determine and would be an insufficient remedy and no adequate remedy other than specific performance would exist at law or in equity in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (or any Party threatens such a breach).  Therefore, it is agreed that each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it may be entitled, at Law or in equity, without proof of actual damages or the requirement of posting or securing any bond or other security.  Such remedies shall, however, be cumulative with and not exclusive of and shall be in addition to any other remedies which any Party may have under this Agreement, or at Law or in equity or otherwise, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy.  The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that Seller or Buyer otherwise have an adequate remedy at Law.  If any Party brings any claim to enforce specifically the performance of the terms and provisions of this Agreement, in accordance with the terms of this Agreement, then, notwithstanding anything to the contrary contained herein, the Outside Date shall automatically be extended by the period of time between the commencement of such claim and the date on which such claim is fully and finally resolved.
(b)Notwithstanding the foregoing and subject to the rights of the parties to the Commitment Letter under the terms thereof, neither Seller nor any of its Subsidiaries or Affiliates nor any of its and their respective direct and indirect shareholders shall have any rights or claims (whether in contract or in tort or otherwise) against any Financing Source in connection with this Agreement, the Commitment Letter or the Financing.
Section 12.13Rules of Construction.  Interpretation of this Agreement (except as specifically provided in this Agreement, in which case such specified rules of construction shall govern with respect to this Agreement) shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph and Exhibit are references to the Articles, Sections, paragraphs and Exhibits to this Agreement unless otherwise specified; (c) the terms “hereof”, “herein”, “hereby”, “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive unless clearly indicated and the occasional inclusion of “and/or” will not change this interpretation; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (j) Seller and Buyer have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement; (k) a reference to any Person includes such Person’s permitted successors and permitted assigns; (l) any reference to “days” means calendar days unless Business Days are expressly specified; (m) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (n) prior drafts of this Agreement or the other Transaction Agreements or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any of the other Transaction Agreements shall not be used as an aid of construction or otherwise constitute evidence of the intent of the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of such prior drafts and (o) “will” and “shall” are to be interpreted to have the same meaning.

Section 12.14Privilege.  Buyer, for itself and its Affiliates, and its and its Affiliates’ respective successors and assigns, hereby irrevocably and unconditionally acknowledges and agrees that all attorney-client privileged communications between Seller and its respective current or former Affiliates or Representatives and their counsel, including Kirkland & Ellis LLP, made before the Closing Date in connection with the negotiation, preparation, execution, delivery and Closing under any Transaction Agreement, any Transaction Dispute or, before the Closing, any other matter, shall continue after the Closing to be privileged communications with such counsel and neither Buyer nor any of its former or current Affiliates or Representatives nor any Person purporting to act on behalf of or through Buyer or any of its current of former Affiliates or Representatives, shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to Buyer or the Buyer Business or on any other grounds.
Section 12.15Guarantee.  As consideration for the benefits that Buyer Guarantor will receive as a result of Seller executing this Agreement, from the date hereof until the earlier of the closing of (i) a Permitted Business Transfer or (ii) a Business Sale (after the expiration of the Earnout Expiration Date), Buyer Guarantor hereby absolutely, irrevocably and unconditionally guarantees to Seller, as primary obligor and not as surety merely, the due and punctual payment in full of any payments (including of any Purchase Price) required hereunder or under any other Transaction Agreement, indemnification obligations of Buyer hereunder or under any other Transaction Agreement and the payment and performance of any other covenants, obligations and undertakings of Buyer hereunder or under any other Transaction Agreement (the “Guaranteed Obligations”), as and when due and payable pursuant to any provision of this Agreement or any other Transaction Agreement.  Following the earlier of the closing of (i) a Permitted Business Transfer or (ii) a Business Sale (after the expiration of the Earnout Expiration Date), this Section 12.15 shall terminate and be of no further force and effect.  For the avoidance of doubt and notwithstanding anything to the contrary herein, in no way shall this Section 12.15 expand the scope of the Guaranteed Obligations or otherwise alter the terms set forth herein.  Until the earlier of the closing of (i) a Permitted Business Transfer or (ii) a Business Sale (after the expiration of the Earnout Expiration Date), Buyer Guarantor hereby agrees that Seller may, in its sole discretion, at any time and from time to time, without notice to or further consent of Buyer Guarantor, reduce or waive any of the Guaranteed Obligations, and may also make any agreement with Buyer for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, without in any way impairing or affecting Buyer Guarantor’s obligations under this Section 12.15 or affecting the validity or enforceability of this Section 12.15 (except to the extent the Guaranteed Obligations are increased thereby).  Buyer Guarantor hereby agrees that the obligations of Buyer Guarantor hereunder shall not be released or discharged, in whole or in part, in each case, or otherwise affected by: (a) the failure or delay on the part of Seller to assert any claim or demand or to enforce any right or remedy against Buyer or Buyer Guarantor; (b) any change in the time, place or manner of payment of any of the Guaranteed Obligations, or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of this Agreement or any other agreement entered in connection with the Guaranteed Obligations or (c) any insolvency, bankruptcy, reorganization or other similar proceeding instituted by or against Buyer or any other Person now or hereafter liable with respect to the Guaranteed Obligations.  Buyer Guarantor hereby waives promptness, diligence, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Guaranteed Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any stay, moratorium or other similar law now or hereafter in effect or any right to require the marshaling of assets of Buyer or any other Person now or hereafter liable with respect to the Guaranteed Obligations.  To the fullest extent permitted by Law, Buyer Guarantor hereby irrevocably and unconditionally waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by Seller.  Buyer Guarantor represents and warrants to Seller that the guarantee hereunder constitutes the legal, valid and binding agreement of Buyer Guarantor enforceable against Buyer Guarantor in accordance with the terms of this Section 12.15, subject to the Enforceability Exceptions.  Buyer Guarantor is a legal entity duly organized, validly existing and in good standing under the laws of Delaware.  Buyer Guarantor has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  Buyer Guarantor has taken all actions or proceedings required to be taken by or on the part of Buyer Guarantor to authorize and permit the execution and delivery by Buyer Guarantor of this Agreement and the performance by Buyer Guarantor of its obligations hereunder.  This Agreement has been duly executed and delivered by Buyer Guarantor.  Assuming that (i) the parties to the Commitment Letter (other than Buyer or any of its Affiliates) perform their obligations in accordance with the terms of the Commitment Letter and (ii) the satisfaction or waiver of the conditions set forth in Section 9.2(a), Buyer Guarantor will have at the Closing sufficient funds to satisfy all of Buyer’s obligations under this Agreement to be satisfied at the Closing, including the payment in full of the Closing Payment and all other amounts to be paid by Buyer pursuant to this Agreement on the Closing Date.

Section 12.16Non-Recourse to Financing Sources.  Notwithstanding anything herein to the contrary, and without limiting the generality of Section 12.7, Section 12.8, Section 12.9, Section 12.11(b), Section 12.11(d), Section 12.11(f) and Section 12.12(b), Seller, Buyer and each other party hereto (in each case on behalf of itself and each of its Affiliates and each of its and its Affiliates’ respective shareholders, partners, members, directors, officers, employees, agents, trustees, advisors, administrators, managers, representatives and successors and assigns) shall not have and hereby waives any rights or claims against any Financing Source in connection with this Agreement, the Financing or the Commitment Letter, whether at law or equity, in contract, in tort or otherwise, and Seller, Buyer and each other party hereto (in each case on behalf of itself and each of its Affiliates and each of its and its Affiliates’ respective shareholders, partners, members, directors, officers, employees, agents, trustees, advisors, administrators, managers, representatives and successors and assigns) agrees not to commence (and if commenced agrees to dismiss or otherwise terminate) any Proceeding against any Financing Source in connection with this Agreement, the Financing, the Commitment Letter or any transaction contemplated hereby or thereby (including any Proceeding relating to the Financing or the Commitment Letter).  In furtherance of and not in limitation of the foregoing waiver, it is agreed that no Financing Source shall have any liability for any claims, losses, settlements, liabilities, damages, costs, expenses, fines or penalties to Seller (or any of its Affiliates or any of its or its Affiliates’ respective shareholders, partners, members, directors, officers, employees, agents, trustees, advisors, administrators, managers, representatives and successors and assigns) in connection with this Agreement or any transaction contemplated hereby or thereby (including any Proceeding relating to the Financing or the Commitment Letter).  Nothing in this Section 12.16 shall in any way limit or qualify the rights of Buyer in respect of the Financing under the express terms of the Commitment Letter.  Without limiting the foregoing, no Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature to Seller (or any of its Affiliates or any of its or its Affiliates’ respective its shareholders, partners, members, directors, officers, employees, agents, trustees, advisors, administrators, managers, representatives and successors and assigns).

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be signed by their respective representatives thereunto duly authorized, all as of the date first written above.

ELI LILLY AND COMPANY

By:	/s/ David A. Ricks
Name: David A. Ricks
Title: Chair and Chief Executive Officer

AMPHASTAR MEDICATION CO., LLC

By:	/s/ Jacob Liawatidewi
Name: Jacob Liawatidewi-Amph
Title: Authorized Signatory

AMPHASTAR PHARMACEUTICALS, INC., solely for the purpose of Section 7.6 and Section 12.15 (and any provision of Article I or Article XII to give effect thereto)

By:	/s/ Bill Peters
Name: Bill Peters
Title: Authorized Signatory

[Signature Page to Asset Purchase Agreement]